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UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

SCHEDULE TO

(Rule 14D-100)

TENDER OFFER STATEMENT UNDER SECTION 14(D)(1) OR 13(E)(1) OF THE SECURITIES EXCHANGE ACT OF 1934

(AMENDMENT NO.         )

STATE AUTO FINANCIAL CORPORATION

(Name of Subject Company (Issuer))

STATE AUTO FINANCIAL ACQUISITION CORPORATION

(Name of Filing Persons (Offeror))

COMMON SHARES, WITHOUT PAR VALUE

(Title of Class of Securities)

GREGORY MARK SHEPARD

STATE AUTO FINANCIAL ACQUISITION CORPORATION

980 North Michigan Avenue, Suite 1400

Chicago, Illinois 60611

(312) 214-3566

(Name, Address and Telephone Numbers of Person Authorized to Receive Notices and Communications

on Behalf of Filing Person)

CALCULATION OF FILING FEE

TRANSACTION VALUATION*	AMOUNT OF FILING FEE**

$256,000,000	$20,710.40

*	For purposes of calculating the filing fee pursuant to Rule 0-11(d) only, the transaction valuation was calculated on the basis of (a) 8,000,000 the maximum number of shares of common stock, without par value, of State Auto Financial Corporation (the “Shares”) to be acquired in this tender offer and (b) the tender offer price of $32.00 per share.
**	The filing fee, calculated in accordance with Rule 0-11 of the Securities Exchange Act of 1934 and Fee Rate Advisory No. 11 issued by the Securities and Exchange Commission on February 21, 2003, is $80.90 per $1 million of the aggregate transaction valuation.
☐	Check the box if any part of the fee is offset as provided by Rule 0-11 (a)(2) and identify the filing with which the offsetting fee was previously paid. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.
Amount Previously Paid:	None	Filing Parties:	Not applicable
Form or Registration No.:	Not applicable	Date Filed:	Not applicable
☐	Check the box if the filing relates solely to preliminary communications made before the commencement of a tender offer.

Check the appropriate boxes below to designate any transactions to which the statement relates:

☒	third-party tender offer subject to Rule 14d-1.
☐	issuer tender offer subject to Rule 13e-4.
☐	going-private transaction subject to Rule 13e-3.
☐	amendment to Schedule 13 D under Rule 13d-2.

Check the following box if the filing is a final amendment reporting the results of the tender offer:  ☐

This Tender Offer Statement on Schedule TO (this “Schedule TO”) is filed by State Auto Financial Acquisition Corporation, an Illinois corporation (“Purchaser”). This Schedule TO relates to the offer by Purchaser to purchase up to 8,000,000 shares of common stock, without par value (the “Common Shares” or the “Shares”), of State Auto Financial Corporation, an Ohio corporation (the “Company”), at a purchase price of $32.00 per Share, net to the seller in cash, without interest thereon and less any required withholding taxes, upon the terms and subject to the conditions set forth in the Offer to Purchase, dated August 20, 2003 (the “Offer to Purchase”), a copy of which is filed herewith as Exhibit (a)(1)(A), and in the related Letter of Transmittal, a copy of which is filed herewith as Exhibit (a)(1)(B) (which, together with any amendments or supplements thereto, collectively constitute the “Offer”).

All information set forth in the Offer to Purchase and the related Letter of Transmittal is incorporated herein by reference in answer to all items of this Schedule TO, except those items as to which information is specifically provided herein.

ITEM 1.    SUMMARY TERM SHEET.

The information set forth in the section of the Offer to Purchase entitled “SUMMARY TERM SHEET” is incorporated herein by reference.

ITEM 2.    SUBJECT COMPANY INFORMATION.

(a)    Name and Address.    The subject company is State Auto Financial Corporation, an Ohio corporation. Its principal executive offices are located at 518 East Broad Street, Columbus, Ohio 43215-3976. Its telephone number is (614) 464-5000.

(b)    Securities.    As of June 30, 2003, there were 39,279,347 Common Shares issued and outstanding. State Automobile Mutual Insurance Company owned 26,285,419 Common Shares and Gregory Shepard owned 2,000,000 Common Shares and other public shareholders owned 10,993,928 Common Shares.

(c)    Trading Market and Price.    The information set forth in the section of the Offer to Purchase entitled “OFFER TO PURCHASE FOR CASH—6. Price Range of Shares; Dividends” is incorporated herein by reference.

ITEM 3.    IDENTITY AND BACKGROUND OF THE FILING PERSON.

(a)    Name and Address.    The information set forth in the section of the Offer to Purchase entitled “OFFER TO PURCHASE FOR CASH—9. Certain Information Concerning Purchaser and Shepard”; in “Schedule I”; and in “11. Background of the Offer; Contacts with the Company and its affiliate MIGI” to the Offer to Purchase is incorporated herein by reference.

(b)    Background of Filing Person.    The information set forth in the section of the Offer to Purchase entitled “OFFER TO PURCHASE FOR CASH—9. Certain Information Concerning Purchaser and Shepard” and in “Schedule I”; and in “11. Background of the Offer; Contacts with the Company and its affiliate MIGI” to the Offer to Purchase is incorporated herein by reference.

(c)    Busisness and Background of Natural Persons.    The information set forth in the section of the Offer to Purchase entitled “OFFER TO PURCHASE FOR CASH—9. Certain Information Concerning Purchaser and Shepard” in “Schedule I” and in “11. Background of the Offer; Contacts with the Company and its affiliate MIGI” to the Offer to Purchase is incorporated herein by reference.

ITEM 4.    TERMS OF THE TRANSACTION.

(a)    Material Terms.    The information set forth in the sections of the Offer to Purchase entitled “SUMMARY TERM SHEET,” “INTRODUCTION” and “OFFER TO PURCHASE FOR CASH—1. Terms of the Offer; Expiration Date; 2. Acceptance for Payment and Payment for Common Shares; 3. Procedures for Accepting the Offer and Tendering Common Shares; 4. Withdrawal Rights; 5. Material U.S. Federal Income Tax Consequences of the Offer; 7. Possible Effects of the Offer on the Market for the Common Shares; Nasdaq Listing; Exchange Act Registration and Margin Regulations; 9. Certain Information Concering Purchaser and Shepard; 10. Source and Amount of Funds; 11. Background of the Offer; Contacts with the Company and its affiliate MIGI; and 14. Conditions of the Offer” is incorporated herein by reference.

ITEM 5.    PAST CONTACTS, TRANSACTIONS, NEGOTIATIONS AND AGREEMENTS.

(a)    Transactions.    The information set forth in the sections of the Offer to Purchase entitled “OFFER TO PURCHASE FOR CASH—9. Certain Information Concerning Purchaser and Shepard; 10. Source and Amount of Funds” is incorporated herein by reference.

(b)    Significant Corporate Events.    The information set forth in sections of the Offer to Purchase entitled “OFFER TO PURCHASE FOR CASH—8. Certain Information Concerning the Company; 9. Certain Information Concerning Purchaser and Shepard; and 11. Background of the Offer; Contacts with the Company and its affiliate MIGI” is incorporated herein by reference.

ITEM 6.    PURPOSE OF THE TENDER OFFER AND PLANS OR PROPOSALS.

(a)    Purpose.    The information set forth in the sections of the Offer to Purchase entitled “SUMMARY TERM SHEET,” “INTRODUCTION” and “OFFER TO PURCHASE FOR CASH—11. Background of the Offer; Contacts with the Company and its affiliate MIGI; 12. Purpose of the Offer; Plans for the Company; Certain Considerations” is incorporated herein by reference.

(c)    Plans.    The information set forth in the sections of the Offer to Purchase Entitled “OFFER TO PURCHASE FOR CASH—7. Possible Effects of the Offer on the Market for Common Shares; Nasdaq Listing; Exchange Act Registration and Margin Regulations; 12. Purpose of the Offer; Plans for the Company; Certain Considerations; and 13. Dividends and Distribution” is incorporated herein by reference.

ITEM 7.    SOURCE AND AMOUNT OF FUNDS OR OTHER CONSIDERATION.

(a)    Source of Funds.    The information set forth in the section of the Offer to Purchase entitled “OFFER TO PURCHASE FOR CASH—10. Source and Amount of Funds” is incorporated herein by reference.

(b)    Conditions.    The information set forth in sections of the Offer to Purchase entitled “SUMMARY TERM SHEET”, “INTRODUCTION”, “OFFER TO PURCHASE FOR CASH—14. Conditions of the Offer” is incorporated herein by reference.

(d)    Financing.    The information set forth in the section of the Offer to Purchase entitled “OFFER TO PURCHASE FOR CASH —10. Source and Amount of Funds” is incorporated herein by reference.

ITEM 8.    INTEREST IN SECURITIES OF THE SUBJECT COMPANY.

(a)    Securities and Ownership.    The information set forth in the sections of the Offer to Purchase entitled “INTRODUCTION,” and “OFFER TO PURCHASE FOR CASH—9. Certain Information Concerning Purchaser and Shepard” and in “Schedule I” to the Offer to Purchase is incorporated herein by reference.

(b)    Securities and Transactions.    The information set forth in the sections of the Offer to Purchase entitled “INTRODUCTION,” and “OFFER TO PURCHASE FOR CASH—9. Certain Information Concerning the Purchaser and Shepard” and in “Schedule I” to the Offer to Purchase is incorporated herein by reference.

ITEM 9.    PERSONS/ASSETS RETAINED, EMPLOYED, COMPENSATED OR USED.

(a)    Solicitations or Recommendations.    The information set forth in the sections of the Offer to Purchase entitled “INTRODUCTION,” and “OFFER TO PURCHASE FOR CASH—16. Fees and Expenses” is incorporated herein by reference.

ITEM 10.    FINANCIAL STATEMENTS.

(a)    Financial Information.    Not applicable.

(b)    Pro Forma Information.    Not applicable.

ITEM 11.    ADDITIONAL INFORMATION.

(a)    Agreements, Regulatory Requirements and Legal Proceedings.    The information set forth in the sections of the Offer to Purchase entitled “OFFER TO PURCHASE FOR CASH—1. Terms of the Offer; Expiration Date; 12. Purpose of the Offer; Plans for the Company; Certain Considerations; 14. Conditions of the Offer; and 15. Certain Legal Matters; Regulatory Approvals; Certain Litigation” is incorporated herein by reference.

(b)    Other Material Information.    The information set forth in the Offer to Purchase and the related Letter of Transmittal is incorporated herein by reference.

ITEM 12.    EXHIBITS

(a)(1)(A)	Offer to Purchase, dated August 20, 2003.

(a)(1)(B)	Form of Letter of Transmittal.

(a)(1)(C)	Form of Notice of Guaranteed Delivery.

(a)(1)(D)	Form of Letter to Brokers, Dealers, Commercial Banks, Trust Companies and Other Nominees.

(a)(1)(E)	Form of Letter to Clients for use by Brokers, Dealers, Commercial Banks, Trust Companies and other Nominees.

(a)(1)(F)	Not Applicable.

(a)(1)(G)	Text of press release regarding offer issued by Shepard and Purchaser, dated August 21, 2003.

(a)(1)(H)	Complaint filed by Purchaser and Shepard against boards of directors of State Auto Financial Corporation and State Automobile Mutual Insurance Company.

(a)(1)(I)	Demand letter regarding litigation against boards of directors of State Auto Financial Corporation and State Automobile Mutual Insurance Company.

(a)(1)(J)	Text of press release regarding litigation against boards of directors of State Auto Financial Corporation and State Automobile Mutual Insurance Company issued by Shepard and Purchaser dated August 21, 2003.

(b)	Highly Confident Letter, from Jefferies & Company, Inc. regarding financing of $300,000,000 for Surplus Notes, dated August 20, 2003.

(d)(1)	Not Applicable.

(d)(2)	Not Applicable.

(d)(3)	Not Applicable.

(e)	Not Applicable.

(f)	Not Applicable.

The information set forth in the Offer to Purchase, including Schedule I thereto, and the Letter of Transmittal is hereby incorporated by reference in answer to Items 1 through 11 of this Schedule TO.

After due inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.

STATE AUTO FINANCIAL ACQUISITION CORPORATION

By:	/S/ GREGORY MARK SHEPARD

Name:	Gregory Mark Shepard
Title:	Chairman, President and Secretary

EXHIBIT INDEX

EXHIBIT NO.	DOCUMENT

(a)(1)(A)	Offer to Purchase, dated August 20, 2003.

(a)(1)(B)	Form of Letter of Transmittal.

(a)(1)(C)	Form of Notice of Guaranteed Delivery.

(a)(1)(D)	Form of Letter to Brokers, Dealers, Commercial Banks, Trust Companies and Other Nominees.

(a)(1)(E)	Form of Letter to Clients for use by Brokers, Dealers, Commercial Banks, Trust Companies and other Nominees.

(a)(1)(F)	Not Applicable.

(a)(1)(G)	Text of press release regarding offer issued by Shepard and the Company, dated August 21, 2003.

(a)(1)(H)	Complaint filed by Purchaser and Shepard against boards of directors of State Auto Financial Corporation and State Automobile Mutual Insurance Company.

(a)(1)(I)	Demand letter regarding litigation against boards of directors of State Auto Financial Corporation and State Automobile Mutual Insurance Company.

(a)(1)(J)	Text of press release regarding litigation against boards of directors of State Auto Financial Corporation and State Automobile Mutual Insurance Company issued by Shepard and Purchaser dated August 21, 2003.

(b)	Highly Confident Letter, from Jefferies & Company, Inc. regarding financing of up to $300,000,000 for Surplus Notes, dated August 20, 2003.

(d)(1)	Not Applicable.

(d)(2)	Not Applicable.

(d)(3)	Not Applicable.

(e)	Not Applicable.

(f)	Not Applicable.

Exhibit (a)(1)(A)

Offer to Purchase for Cash

8,000,000 Shares of Common Stock

of

State Auto Financial Corporation

at

$32.00 Net Per Common Share

by

State Auto Financial Acquisition Corporation

THE OFFER AND WITHDRAWAL RIGHTS WILL EXPIRE AT

5:00 P.M., NEW YORK CITY TIME, ON WEDNESDAY, SEPTEMBER 24, 2003,

UNLESS THE OFFER IS EXTENDED.

The Offer is conditioned upon, among other things, (1) there being validly tendered and not properly withdrawn prior to the expiration of the Offer, 8,000,000 common shares of State Auto Financial Corporation (the “Company”); (2) that the Company does not issue any additional stock options, rights to purchase, stock grants or issue any additional common or preferred stock; (3) State Auto Financial Acquisition Corporation (“Purchaser”) and Gregory Shepard (“Shepard”) having obtained the right and all necessary approvals to acquire control of the Company and its insurance subsidiaries and affiliates on terms and conditions satisfactory to Purchaser and Shepard, in their sole discretion; (4) Purchaser having obtained all insurance regulatory approvals necessary for its acquisition of control of the Company and its insurance subsidiaries and affiliates on terms and conditions satisfactory to Purchaser in its sole discretion; and (5) Purchaser obtaining financing. See Section 14.

A summary of the principal terms of the Offer appears on pages (i) through (viii). You should read this entire document carefully before deciding whether to tender your shares.

IMPORTANT

Shepard intends to continue to seek to negotiate with the Company with respect to the acquisition of control of the Company. If such negotiations result in a definitive agreement between the Company and Shepard, certain material terms of the Offer may change. Accordingly, such negotiations could result in, among other things, termination of the Offer and submission of a different acquisition proposal to the Company’s shareholders for approval.

If you wish to tender all or any part of your Common Shares, you should either (i) complete and sign the Letter of Transmittal (or a facsimile thereof) in accordance with the instructions in the Letter of Transmittal, have your signature thereon guaranteed if required by Instruction 1 to the Letter of Transmittal, mail or deliver the Letter of Transmittal (or such facsimile thereof) and any other required documents to the Depositary (as defined herein) and either deliver the certificates for such Common Shares to the Depositary along with the Letter of Transmittal (or a facsimile thereof) or deliver such Common Shares pursuant to the procedures for book-entry transfers set forth in Section 3 prior to the expiration of the Offer or (ii) request your broker, dealer, commercial bank, trust company or other nominee to effect the transaction for you. If you have Common Shares registered in the name of a broker, dealer, commercial bank, trust company or other nominee, you must contact such broker, dealer, commercial bank, trust company or other nominee if you desire to tender your Common Shares.

If you desire to tender Common Shares and your certificates for such shares are not immediately available, or you cannot comply with the procedures for book-entry transfers described in this Offer to Purchase on a timely basis, you may tender such Common Shares by following the procedures for guaranteed delivery set forth in Section 3.

Questions and requests for assistance may be directed to the Information Agent at its address and telephone numbers set forth on the back cover of this Offer to Purchase. Additional copies of this Offer to Purchase, the Letter of Transmittal or other tender offer materials may be obtained from the Information Agent.

August 20, 2003

SUMMARY TERM SHEET

This Summary Term Sheet is a brief summary of the material provisions of the Offer being made by State Auto Financial Acquisition Corporation, an Illinois corporation, wholly owned by Gregory Shepard, an Illinois individual, and is meant to help you understand the Offer. State Auto Financial Acquisition Corporation is offering to acquire 8,000,000 of the outstanding shares of common stock of State Auto Financial Corporation, at a price of $32.00 per share, net to the seller in cash, without interest. This Summary Term Sheet is not meant to be a substitute for the information contained in the remainder of this Offer. The information contained in this Summary Term Sheet is qualified in its entirety by the fuller descriptions and explanations contained in the later pages of this Offer and the related Letter of Transmittal. You are urged to carefully read the entire Offer and related Letter of Transmittal prior to making any decision regarding whether to tender your shares.

Q.	WHO IS OFFERING TO PURCHASE MY SHARES OF COMMON STOCK OF STATE AUTO FINANCIAL CORPORATION?

A.	State Auto Financial Acquisition Corporation, an Illinois corporation, formed solely to make the Offer, is offering to purchase your shares of common stock of State Auto Financial Corporation. State Auto Financial Acquisition Corporation is a wholly owned corporation of Mr. Shepard, an Illinois individual, who has been in the property and casualty insurance business for 22 years, and whose family has been in the property and casualty insurance business for four generations. See “Introduction” and Section 9.

Q.	WHAT IS STATE AUTO FINANCIAL ACQUISITION CORPORATION SEEKING TO PURCHASE, AT WHAT PRICE, AND DO I HAVE TO PAY ANY BROKERAGE OR SIMILAR FEES TO TENDER?

A.	State Auto Financial Acquisition Corporation is offering to acquire 8,000,000 of the outstanding shares of common stock of State Auto Financial Corporation, at a price of $32.00 per share, net to the seller in cash, without interest. If you are the record owner of your shares, you will not have to pay any brokerage or similar fees. However, if you own your shares through a broker or other nominee, your broker or nominee may charge you a fee to tender. You should consult your broker or other nominee to determine whether any charges will apply. See “Introduction” and Section 1.

Q.	WHY IS STATE AUTO FINANCIAL ACQUISITION CORPORATION MAKING THIS OFFER?

A.	State Auto Financial Acquisition Corporation is making this Offer because Mr. Shepard, the sole shareholder of State Auto Financial Acquisition Corporation, wants to acquire control of State Auto Financial Corporation. See “Introduction” and Section 12.

Q.	HOW LONG DO I HAVE TO DECIDE WHETHER TO TENDER MY SHARES OF COMMON STOCK?

A.	You have until 5:00 P.M., New York City time, on September 24, 2003. Under certain circumstances, the Offer may be extended. If the Offer is extended, we will issue a press release announcing the extension on or before the first business morning following the date the Offer was scheduled to expire. See Section 1.

Q.	WHAT ARE THE MOST IMPORTANT CONDITIONS TO THE OFFER?

A.	The most important conditions to the Offer are the following:

•	That State Auto Financial Corporation shareholders validly tender, and do not withdraw before the expiration of the Offer to Purchase, 8,000,000 shares of common stock of State Auto Financial Corporation.

•	That State Auto Financial Corporation not issue any additional stock options, rights to purchase, stock grants or issue any additional common or preferred stock.

•	That Mr. Shepard and State Auto Financial Acquisition Corporation obtain all necessary board approvals to acquire control of State Auto Financial Corporation and its insurance subsidiaries and affiliates, including without limitation, State Automobile Mutual Insurance Company. The terms and conditions of the approvals must be satisfactory to Mr. Shepard and State Auto Financial Acquisition Corporation, in their sole discretion.

•	That State Auto Financial Acquisition Corporation obtain all insurance regulatory approvals necessary to acquire control of State Auto Financial Corporation and its insurance subsidiaries and affiliates, including without limitation, State Automobile Mutual Insurance Company. The terms and conditions of these approvals must be satisfactory to State Auto Financial Acquisition Corporation, in its sole discretion.

•	That State Auto Financial Acquisition Corporation obtain all necessary financing.

•	That the other conditions described in Sections 14 and 15 of the Offer have been satisfied.

In addition, the Offer is conditional on (a) State Automobile Mutual Insurance Company agreeing not to tender any of its shares of State Auto Financial Corporation, (b) State Automobile Mutual Insurance Company, and its officers and directors, and State Auto Financial Corporation’s officers and directors, not tendering any of their shares or exercising any of their options into the Offer, (c) State Automobile Mutual Insurance Company agreeing to issue the Surplus Notes (as defined below), and (d) State Automobile Mutual Insurance Company agreeing to merge with State Auto Financial Acquisition Corporation, with State Automobile Mutual Insurance Company being the surviving entity. A fuller discussion of the conditions to consummation of the Offer may be found in the Introduction and Sections 14 and 15 of this Offer to Purchase.

Q.	WHY SHOULD I TENDER MY SHARES OF COMMON STOCK?

A.	You should tender your shares of common stock because the Offer of State Auto Financial Acquisition Corporation represents an outstanding value. The stock price of State Auto Financial Corporation has never been as high as $32.00. This also is an opportunity for you to sell your shares without the incurrence of brokerage commissions and fees. If this Offer is withdrawn, or is blocked by State Auto Financial Corporation, the stock price might not reach $32.00 again for a very long time. The Offer of State Auto Financial Acquisition Corporation carries a price/book ratio of approximately 258%, a price/earnings ratio of over 28.4x, and a price/operating earnings ratio of over 32.3x. According to the publication, “Insurance Mergers and Acquisitions”, dated June 17, 2003, based on announced offers involving auto insurance since 2000, the average/book was 93.1%, the average price/earnings was 8.3x, and the average price/operatings earnings was 8.6x. See Section 6.

Q.	IF I BELIEVE MR. SHEPARD WILL CONTINUE TO ENHANCE VALUE FOR SHAREHOLDERS AFTER THE TENDER OFFER IS CONSUMMATED, SHOULD I NOT TENDER?

A.	The Offer is not for all common shares of State Auto Financial Corporation, but only for 8,000,000 of the 12,993,928 shares owned by the non-affiliated public. If you believe Mr. Shepard will be able to continue to enhance shareholder value, you might not elect to tender and instead continue to remain a shareholder of State Auto Financial Corporation along with Mr. Shepard. Mr. Shepard will not be selling any of his shares into the Offer. You would then remain as one of the 5,993,928 public shares outstanding, of which Mr. Shepard would own 3,000,000 shares or 50.1%, if Mr. Shepard purchases an additional one million shares from State Auto Financial Acquisition Corporation. Whatever future share price increases Mr. Shepard enjoys, you would then enjoy as well; and the same principle applies if the stock goes down. If you are inclined not to tender because you want to benefit from any increases in share value that Mr. Shepard might produce, and are willing to accept the financial risk, you should vote for the transaction at the stockholder’s meeting, which will be held to approve this transaction as proposed herein as required by Ohio Revised Code Section 1704. See Section 12.

Q.	DOES STATE AUTO FINANCIAL ACQUISITION CORPORATION HAVE THE FINANCIAL RESOURCES TO PAY FOR THE CASH AMOUNT OF THE OFFER?

A.

State Auto Financial Acquisition Corporation estimates that the total amount of funds required to purchase 8,000,000 outstanding shares of State Auto Financial Corporation pursuant to the Offer and to pay all related costs and expenses, will be approximately $274 million. State Auto Financial Acquisition

Corporation plans to obtain the funds through a sale by State Automobile Mutual Insurance Company of its Surplus Notes, with an effective yield of up to 10% and having a two-year maturity (the “Surplus Notes”). Jefferies & Company, Inc., an investment banking firm, in a letter dated August 20, 2003, stated it was highly confident that it could arrange financing to fund the Offer, subject to the conditions set forth in that letter, which supercedes and replaces a highly confident letter dated May 29, 2003. Consummation of the Offer is conditioned upon State Auto Financial Acquisition Corporation obtaining financing. See “Introduction” and Sections 10 and 14.

Q.	IS THE FINANCIAL CONDITION OF STATE AUTO FINANCIAL ACQUISITION CORPORATION RELEVANT TO MY DECISION TO TENDER MY SHARES IN THIS TENDER OFFER?

A.	The financial condition of State Auto Financial Acquisition Corporation is relevant to any decision to tender shares. You should consider all of the information concerning the financial condition of State Auto Financial Acquisition Corporation included or incorporated by reference into this Offer before deciding to tender shares in this Offer. See “Introduction” and Sections 9 and 14.

Q.	WHAT IS MR. SHEPARD’S BUSINESS PLAN FOR RUNNING STATE AUTO FINANCIAL CORPORATION AND ITS AFFILIATES AND SUBSIDIARIES AFTER THE TENDER OFFER IS CONSUMMATED?

A.	State Auto Financial Corporation will continue to exist after the consummation of the Offer. The Offer is not for all common shares of State Auto Financial Corporation, but only for 8,000,000 of the 12,993,928 shares owed by the non-affiliated public. Hence, if you elect to remain a shareholder, State Auto Financial Corporation’s financial condition will be important to your decision. Assuming the Offer is consummated, Mr. Shepard intends to run State Auto Financial Corporation and its subsidiaries and affiliates in a way that will maximize shareholder value and protect policyholders. See Section 12.

Q.	HOW WILL THE OWNERSHIP OF STATE AUTO FINANCIAL CORPORATION CHANGE IF THE OFFER IS COMPLETED?

A.	As of June 30, 2003, State Auto Financial Corporation had 39,279,347 common shares outstanding. State Automobile Mutual Insurance Company owned 26,285,419 common shares and Mr. Shepard owned 2,000,000 common shares. The other public shareholders owned 10,993,928 common shares. If the Offer is consummated, 8,000,000 common shares of State Auto Financial Corporation would be acquired by State Auto Financial Acquisition Corporation. State Auto Financial Acquisition Corporation would then sell 1,000,000 common shares of State Auto Financial Corporation to Mr. Shepard or an associate for $32 million. Then State Auto Financial Acquisition Corporation will be merged with and into State Automobile Mutual Insurance Company, with State Automobile Mutual Insurance Company obtaining ownership of 7,000,000 shares tendered in the Offer. Mr. Shepard does not intend to tender his shares in the Offer. Following consummation of the Offer and the Proposed Merger there would be 5,993,928 non-affiliated public common shares outstanding of which Mr. Shepard would own 3,000,000 common shares or 50.1% of the public shares, if Mr. Shepard purchases the additional one million shares referenced above. See Section 12.

Q.	WHAT IS THE BENEFIT OF THE OFFER TO STATE AUTOMOBILE MUTUAL INSURANCE COMPANY?

A.

By virtue of the Offer, State Automobile Mutual Insurance Company’s ownership of State Auto Financial Corporation will increase from 26,285,419 shares representing 66.9% of the outstanding shares to 33,285,419 shares or 84.7% of the outstanding shares. As a result of the Offer, State Automobile Mutual Insurance Company’s policyholders surplus will increase dramatically. As a result of the Offer, the price of shares of State Auto Financial Corporation should increase. At $32 per share, State Automobile Mutual Insurance Company’s 33,285,419 shares would have a total market value of $1,065,133,000 producing a carrying value of $746 million after applying a discount rate of 30%, as required by Statutory Statement of Accounting Principle No. 46. The closing stock price on May 28, 2003 (the day before Mr. Shepard made his first proposal) was $19.10 which would have valued State Automobile Mutual Insurance Company’s shares at a total market value of $502,051,503 and produced a statutory carrying value of $372 million, after applying a discount rate of 26%. As a result of consummation of the Offer, State Automobile Mutual Insurance Company would post an increase to its policyholders surplus of $374 million as a result of the increase in the value of its State Auto Financial Corporation shares.

Q.	WHY IS IT IMPORTANT THAT STATE AUTOMOBILE MUTUAL INSURANCE COMPANY’S OWNERSHIP REMAIN BELOW 85%?

A.	The National Association of Insurance Commissioners has established statutory accounting principles for investments in subsidiaries, controlled and affiliated entities (hereinafter referred to as “SCA entities”). State Auto Financial Corporation qualifies as a SCA of State Automobile Mutual Insurance Company. Statutory Statement Accounting Principle No. 46 entitled Investments in Subsidiary, Controlled, and Affiliated Entities paragraph 7 provides that admitted investments in SCA entities shall be recorded using a market valuation approach or equity methods. Paragraph 7.a. vi. states “If an investment in a SCA results in an ownership percentage greater than 80% up to and including 85%, a minimum base discount percentage of 30% is required. Further the SCA must have at least two million shares outstanding, with a total market value of at least $50 million in the public’s control”. Paragraph 7.a. vii. states “Any ownership percentages exceeding 85% will result in the SCA being recorded on an equity method”. The equity method would limit State Automobile Mutual Insurance Company to carrying its investment in State Auto Financial Corporation to its ownership percentage of the audited GAAP equity of State Auto Financial Corporation which would be substantially lower than the market value approach described above.

Q.	WHAT WOULD THE EFFECT BE IF STATE AUTOMOBILE MUTUAL INSURANCE COMPANY WERE TO OWN 85%?

A.	Assuming State Automobile Mutual Insurance Company owned 33,285,419 shares representing 85.0% of State Auto Financial Corporation and no change to the un-audited March 31, 2003 GAAP equity of $483,928,000, then State Automobile Mutual Insurance Company would be limited to carrying its investment in State Auto Financial to $411 million, rather than $746 million if the ownership was 84.9% and a market valuation approach were utilized.

Q.	WHAT DOES STATE AUTO FINANCIAL ACQUISITION CORPORATION INTEND TO DO ONCE IT CONCLUDES THE OFFER AND THE PROPOSED MERGER?

B.	If the Offer and Proposed Merger are consummated, Mr. Shepard will control State Auto Financial Corporation and its insurance subsidiaries and affiliates. Mr. Shepard intends for State Auto Financial Corporation and its insurance subsidiaries and affiliates to operate in a fashion designed to maximize shareholder value and protect the policyholders. See “Introduction” and Section 12.

Q.	HOW DO I ACCEPT THE OFFER AND TENDER MY SHARES?

A.

To tender your shares, prior to the expiration of the Offer you must completely fill out the enclosed Letter of Transmittal and deliver it, along with your share certificates, to Mellon Investor Services, L.L.C., the Depositary identified in the Letter of Transmittal. If your shares are held in street name (i.e., through a broker, dealer or other nominee), they can be tendered by your nominee through The Depository Trust Company. If you cannot deliver everything required to make a valid tender to the Depositary before the expiration of the Offer, you may have a limited amount of additional time by having a financial institution

(including most banks, savings and loan associations and brokerage houses) that is a member of a recognized medallion program approved by the Securities Transfer Association, Inc., including the Securities Transfer Agents Medallion Program, the Stock Exchange Medallion Program or the New York Stock Exchange Medallion Signature Program, or other eligible guarantor institution, guarantee, pursuant to the enclosed Notice of Guaranteed Delivery, that the missing items will be received by the Depositary within three trading days after the date of execution of a Notice of Guaranteed Delivery. However, the Depositary must receive the missing items within that three trading day period. See Section 3.

Q.	IF I ACCEPT THE OFFER, WHEN WILL I GET PAID?

A.	Provided the conditions to the Offer are satisfied and State Auto Financial Acquisition Corporation consummates the Offer and accepts your shares for payment, you will receive a check as promptly as practicable following the expiration of the Offer. State Auto Financial Acquisition Corporation expects that checks will be mailed out promptly following expiration of the Offer. See Section 2.

Q.	WHAT HAPPENS IF MORE THAN 8,000,000 COMMON SHARES ARE TENDERED?

A.	State Auto Financial Acquisition Corporation is offering to purchase up to 8,000,000 common shares. If more than 8,000,000 common shares are validly tendered and not properly withdrawn at the expiration of the Offer, we will purchase shares on a pro rata basis. This means that we will purchase from each tendering shareholder a number of shares equal to the number of shares validly tendered and not properly withdrawn by such shareholder multiplied by a proration factor. The proration factor would be equal to the number of shares we are offering to purchase divided by the total number of shares validly tendered and not properly withdrawn by all shareholders with appropriate adjustments to avoid tender of fractional shares. See Section 2.

Q.	WHEN WILL I KNOW HOW MANY OF MY SHARES WERE ACCEPTED FOR PAYMENT?

A.	Because of the difficulty of determining the number of shares validly tendered and not properly withdrawn, we do not expect that we will be able to announce the final proration factor or commence payment for any shares purchased pursuant to the Offer until approximately four trading days after the expiration of the Offer. The preliminary factor for any proration will be announced by press release as promptly as practicable after the time we accept shares for payment pursuant to the Offer. Shareholders may obtain such preliminary information from the Information Agent and may be able to obtain such information from their brokers. See Section 2.

Q.	WILL I CONTINUE TO RECEIVE DIVIDENDS AND HAVE VOTING RIGHTS WITH RESPECT TO STATE AUTO FINANCIAL CORPORATION SHARES THAT I TENDER TO YOU?

A.	Yes. Until we accept your State Auto Financial Corporation shares for payment at the completion of our Offer, you will be entitled to receive any dividends paid on your tendered shares and you will continue to have the right to vote your tendered State Auto Financial Corporation shares in our Offer.

Q.	UNTIL WHAT TIME CAN I WITHDRAW MY PREVIOUSLY TENDERED SHARES?

A.	You may withdraw a portion or all of your tendered shares at any time prior to the expiration of the Offer. Further, if State Auto Financial Acquisition Corporation has not agreed to accept your shares for payment within 60 days of the commencement of the Offer, you can withdraw them at any time after that 60-day period until State Auto Financial Acquisition Corporation accepts your shares for payment. Once shares are accepted for payment, they cannot be withdrawn. See Section 4.

v

Q.	HOW DO I WITHDRAW PREVIOUSLY TENDERED SHARES?

A.	To withdraw a portion or all of the shares that you previously tendered, you must deliver a written Notice of Withdrawal, or a facsimile of one, with the required information to the Depositary while you still have the right to withdraw the shares. If you tendered shares by giving instructions to a broker or bank, you must instruct the broker or bank to arrange for the withdrawal of your shares. See Section 4.

Q.	HOW MUCH MONEY DOES MR. SHEPARD HAVE INVESTED IN STATE AUTO FINANCIAL CORPORATION?

A.	Mr. Shepard has already personally invested approximately $31.5 million for 2 million shares of State Auto Financial Corporation that he owns. Mr. Shepard or an associate also plans to spend $32 million for the purchase of 1 million additional shares of State Auto Financial Corporation, which would be purchased from State Auto Financial Acquisition Corporation prior to the Proposed Merger. Mr. Shepard will not sell any of his shares in the Offer. See Section 8.

Q.	WHAT IS STATE AUTO FINANCIAL CORPORATION SAYING ABOUT THE OFFER?

A.	State Auto Financial Corporation has publicly stated, among other things, that a previous proposal by Mr. Shepard would be a “debt-laden transaction.” As discussed in detail herein, Mr. Shepard has received a highly confident letter from Jefferies & Company, Inc. investment bankers for financing this transaction. The financing is contemplated to be in the form of Surplus Notes, which will be issued by State Automobile Mutual Insurance Company to various investors. The Surplus Notes will have a effective yield of up to 10% per annum and will have a term of two years. The net proceeds from the sale of the Surplus Notes would be recorded by State Automobile Mutual Insurance Company as additional admitted assets. The Surplus Notes would not be part of the legal liabilities of State Automobile Mutual Insurance Company and would not be a liability or claim against it or any of its assets for statutory accounting purposes. The surplus of State Automobile Mutual Insurance Company will be increased by the net proceeds of the Surplus Notes. See Section 10 and Section 11.

Q.	IS THERE A NEED FOR A STOCKHOLDERS MEETING?

A.	Yes. Under Ohio Revised Code Section 1704, a stockholder’s meeting is required to approve the transaction. A stockholder’s meeting will be scheduled. See Section 12 and Section 15.

Q.	WHAT ARE THE TERMS OF THE PROPOSED MERGER BETWEEN STATE AUTO FINANCIAL ACQUISITION CORPORATION AND STATE AUTOMOBILE MUTUAL INSURANCE COMPANY?

A.	It is a condition to the consummation of this Offer that State Auto Financial Acquisition Corporation be merged into and with State Automobile Mutual Insurance Company. Upon consummation of the merger, State Automobile Mutual Insurance Company will be the surviving corporation, and will have ownership of 7,000,000 of the shares tendered in the Offer (following Mr. Shepard’s purchase from State Auto Financial Acquisition Corporation of the other 1,000,000 shares tendered in the Offer). See Section 12 and Section 15.

Q.	IF THE OFFER AND PROPOSED MERGER ARE CONSUMMATED, WHAT WILL HAPPEN TO THE NASDAQ LISTING OF STATE AUTO FINANCIAL CORPORATION?

A.	The number of shareholders and the number of shares of the State Auto Financial Corporation common stock that are still in the hands of the public may be so small that there may no longer be an active public trading market (or, possibly, any public trading market) for the shares. Also, the shares may no longer be eligible to be traded on the NASDAQ or any other securities exchange, and the State Auto Financial Corporation may cease making filings with the SEC or otherwise cease being required to comply with the SEC’s rules relating to publicly held companies. See Section 7.

Q.	IF I DO NOT TENDER MY SHARES BUT THE OFFER IS SUCCESSFUL, WHAT WILL HAPPEN TO MY SHARES?

A.	As indicated above, if the Offer is successful and you do not tender your shares, then your shares would remain outstanding. Also as previously noted, if the Offer and Proposed Merger are consummated, Mr. Shepard will control State Auto Financial Corporation and its subsidiaries and affiliates. Mr. Shepard intends to maximize shareholder value for State Auto Financial Corporation’s shareholders and protect policyholders. Mr. Shepard intends to fully comply with the provisions of Section 1704.02 of the Ohio General Corporation Law relating to interested shareholder’s business combination transactions. Also, there may be other effects on your shares discussed in more detail in the question and answer above. See “Introduction”, Section 12 and Section 15.

Q.	ARE DISSENTERS’ RIGHTS AVAILABLE IN CONNECTION WITH THE OFFER?

A.	Based on a review of Ohio General Corporation Law (“OGCL”) Section 1701.84, Purchaser believes that dissenters’ rights are not available in connection with the Offer.

Q.	HOW ARE STOCK OPTIONS, STOCK AWARDS, STOCK APPRECIATION RIGHTS AND THE LIKE TREATED IN THE OFFER?

A.	All stock options, restricted stock awards or stock appreciation rights may not be exercised and tendered by State Auto Financial Corporation’s officers, directors and affiliates into the Offer. All such securities, whether vested or not, shall remain in place with State Auto Financial Corporation.

Q.	WHAT IS THE CONNECTION BETWEEN MR. SHEPARD AND ILLINOIS HEALTHCARE?

A.	From 1997 to 2000, Mr. Shepard served as Chairman and President of Illinois HealthCare Insurance Company, an Illinois stock life, accident and health insurance company with HMO authority. Illinois HealthCare Insurance Company was authorized to issue insurance against bodily injury, disablement or death by accident and against disablement resulting from sickness or old age and every insurance appertaining thereto, including stop-loss insurance. Illinois HealthCare Insurance Company received its Certificate of Authority on or about November 6, 1997, from the Illinois Department of Insurance. Due to the insolvency of Illinois HealthCare Insurance Company, on June 30, 2000, Illinois HealthCare was placed into voluntary liquidation with the Office of the Special Deputy Receiver representing the Director of Insurance of the State of Illinois. See Section 9 and Section 11.

Q.	WHAT IS THE ORDER ENTERED INTO AGAINST MR. SHEPARD ISSUED BY THE INDIANA SECURITIES DIVISION IN OCTOBER OF 2000?

A.	On August 30, 2000, American Union Insurance Company (“AUIC”) and its wholly owned subsidiary Meridian Insurance Group Acquisition Corporation (“MIGAC”), filed with the Securities and Exchange Commission a $20.00 per share tender offer to acquire Meridian Insurance Group, Inc. (“MIGI”). A hearing required under the Indiana Business Takeover Act (Indiana Code 23-2-3.1) was scheduled before the Indiana Securities Division for September 25, 2000 with MIGAC, AUIC and MIGI as the parties. On October 4, 2000, the Indiana Securities Division issued an order (the “Order”) in its administrative proceeding against MIGAC and AUIC prohibiting MIGAC, AUIC, Mr. Shepard or Mr. Shepard’s brother (collectively, referred to in the Order as the “Offerors”), from proceeding with their tender offer for MIGI until the tender offer documents were amended. On October 25, 2000, State Automobile Mutual Insurance Company announced an agreement to acquire MIGI’s publicly traded shares for $30.00 per share. On November 16, 2000 and December 4, 2000, the Offerors submitted information to the Indiana Securities Division in an attempt to provide the additional information required by the October 4, 2000 Order. On December 8, 2000, the Offerors’ $25.00 per share amended tender offer was withdrawn. The Offerors notified the Indiana Division of Securities of its withdrawal and there have been no further proceedings. See Section 11.

Q.	WHAT IS THE CONSENT DECREE ENTERED AGAINST MR. SHEPARD ISSUED BY THE SECURITIES AND EXCHANGE COMMISSION IN MAY 2000?

A.	In March 1999, American Union Financial Corporation, an affiliate of Mr. Shepard, made a partial tender offer to purchase up to 4.82% of MIGI. The SEC found that during the pendency of the tender offer, Mr. Shepard purchased MIGI shares in the open market for American Union Financial Corporation. The SEC ordered on September 20, 2000, pursuant to Section 21C of the Exchange Act, that Mr. Shepard cease and desist from committing or causing any violation and any future violation of Rule 14e-5 of the Exchange Act. See Sections 9 and 11.

Q.	HAS LITIGATION BEEN FILED?

A.	On August 21, 2003, Mr. Shepard and State Auto Financial Acquisition Corporation filed a complaint against the Board of Directors of State Auto Financial Corporation and State Automobile Mutual Insurance Company in the United States District Court for the Southern District of Ohio primarily for breach of fiduciary duties. On August 20, 2003 Mr. Shepard and State Auto Financial Acquisition Corporation also issued a demand letter to the Board of Directors of State Auto Financial Corporation and State Automobile Mutual Insurance Company, and issued a press release dated August 21, 2003 regarding the litigation. State Automobile Mutual Insurance Company and the State Auto Financial Corporation filed a complaint against Mr. Shepard in the United States District Court for the Southern District of Ohio on June 30, 2003. The litigation seeks to compel Mr. Shepard to amend certain filings he made with the Securities Exchange Commission (which have already been amended) regarding a prior acquisition offer and to prevent Mr. Shepard from pursuing this Offer. Mr. Shepard sought to have this litigation dismissed. Mr. Shepard’s motion to dismiss was denied on August 12, 2003. See Section 11.

Q.	WHAT ARE THE UNITED STATES FEDERAL INCOME TAX CONSEQUENCES OF THE TRANSACTION?

A.	The receipt of cash by you in exchange for your shares pursuant to the Offer proposed by State Auto Financial Acquisition Corporation are taxable transactions for United States federal income tax purposes and may also be taxable transactions under applicable state, local or foreign tax laws. You will recognize capital gain or loss equal to the difference between your adjusted tax basis in the shares you tender and the amount of cash you receive for those shares. You should consult your tax advisor about the particular effect tendering will have on your shares. See Section 5.

Q.	WHAT IS THE MARKET VALUE OF MY SHARES AS OF A RECENT DATE?

A.	On August 18, 2003, the last practicable trading day before the announcement of the Offer, the shares of State Auto Financial Corporation closed on the NASDAQ at $23.41. Please obtain a recent quotation for your shares prior to deciding whether or not to tender your shares. See Section 6.

Q.	WHO CAN I CALL WITH QUESTIONS?

A.	You can call Mellon Investor Services, L.L.C., State Auto Financial Acquisition Corporation’s Information Agent, at (888) 451-6741 (toll-free) with any questions you may have. See the back cover of this Offer to Purchase. See “Introduction.”

To the Holders of Common Stock of State Auto Financial Corporation:

INTRODUCTION

State Auto Financial Acquisition Corporation (“Purchaser”), an Illinois corporation wholly owned by Gregory Mark Shepard, an Illinois individual (“Shepard”), hereby offers to purchase 8,000,000 shares of common stock, no par value (the “Common Shares”), of State Auto Financial Corporation (the “Company”), an Ohio corporation, at a price of $32.00 per Common Share, net to the seller in cash without interest thereon (the “Offer Price”), upon the terms and subject to the conditions set forth in this Offer to Purchase and in the related Letter of Transmittal (which, as amended from time to time, together constitute the “Offer”).

Tendering shareholders who have shares registered in their own name and who tender shares directly to the Depositary (as defined below) will not be obligated to pay brokerage fees or commissions or, except as set forth in Instruction 6 of the Letter of Transmittal, transfer taxes on the purchase of Common Shares by Purchaser pursuant to the Offer. However, if you do not complete and sign the Substitute Form W-9 that is included in the Letter of Transmittal, you may be subject to a required backup federal income tax withholding of 28% of the gross proceeds payable to you pursuant to the Offer. Certain foreign shareholders may be subject to a 30% U.S. withholding tax on gross proceeds unless they furnish an IRS Form W-8BEN or other IRS Form W-8 establishing an entitlement to an exemption or reduction in the 30% U.S. withholding tax. Shareholders who hold their shares through a bank or broker should check with such institution as to whether or not it charges any fees applicable to a tender of shares. Purchaser will pay all charges and expenses of Mellon Investor Services, L.L.C. as Depositary (the “Depositary”), and as Information Agent (the “Information Agent”), incurred in connection with the Offer. See Sections 5 and 16.

The purpose of the Offer is to enable Shepard, the sole shareholder of Purchaser, to acquire control of the Company. State Auto Financial Corporation’s Board of Directors has not approved the Offer or otherwise commented on it as of the date of the mailing of this Offer to Purchase. Shepard intends to continue to seek to negotiate with the Company with respect to Purchaser’s control of the Company. If such negotiations result in a definitive agreement between the Company and Shepard, certain material terms of the Offer may change. Accordingly, such negotiations could result in, among other things, termination of the Offer and submission of a different acquisition proposal to the Company’s shareholders for approval. Purchaser currently intends, as soon as practicable following consummation of the Offer, to seek to have the Purchaser consummate a merger with and into State Automobile Mutual Insurance Company (“State Auto”) with State Auto continuing as the surviving corporation (the “Proposed Merger”).

In the event the Offer is terminated or not consummated, or after the expiration of the Offer and pending the consummation of the Proposed Merger, in accordance with applicable law and subject to the terms of any definitive agreement that it may enter into with the Company, Purchaser or Shepard may explore any and all options which may be available to them. In this regard, and after expiration or termination of the Offer, Shepard or Purchaser may seek to acquire additional Common Shares, through open market purchases, privately negotiated transactions, a tender offer or exchange offer or otherwise, upon such terms and at such prices as they may determine, which, in the case of Common Shares, may be more or less than the price to be paid per Common Share pursuant to the Offer and could be for cash or other consideration.

In connection with the Offer, Shepard and Purchaser intend, if necessary, to solicit proxies or consents to call for a special meeting of shareholders of the Company (the “Special Meeting”). In connection with the Offer, Purchaser presently intends, if necessary, to nominate and solicit proxies for election at the Company’s 2004 annual meeting of shareholders (the “Annual Meeting”) a slate of nominees who support the Offer. The date of the Annual Meeting has not yet been established. Purchaser expects that, if elected, and subject to their fiduciary duties under applicable law, Purchaser nominees will, if such nominees constitute less than a majority of the members of the Company Board, seek to cause the Company Board to, and, if such nominees constitute a majority of the members of the Company Board, cause the Company Board to take any action necessary to permit the Offer to be consummated. Such solicitation will be made pursuant to separate proxy materials complying with the requirements of Section 14(a) of the Securities Exchange Act of 1934, as amended, and the rules and regulations promulgated thereunder (the “Exchange Act”). See Section 12.

The Offer does not constitute a solicitation of proxies for any meeting of the Company’s shareholders. Any such solicitation which Shepard or Purchaser might make would be made only pursuant to separate proxy materials complying with the requirements of the Exchange Act.

Certain Conditions to the Offer.

The Offer is conditioned upon, among other things, the Minimum Condition, the Insurance Regulatory Approval Condition, the Purchaser Obtaining Financing Condition, and the Purchaser Obtaining Control Condition (each as defined below). The Offer also is subject to certain other conditions. See Section 14, which sets forth the conditions to consummation of the Offer, and Section 15, which addresses certain legal matters and regulatory consents and approvals.

The Minimum Condition. Consummation of the Offer is conditioned upon there being validly tendered and not properly withdrawn prior to the expiration of the Offer, 8,000,000 Common Shares (the “Minimum Condition”).

According to the Company’s Quarterly Report on Form 10-Q for the quarter ended June 30, 2003 (the “Company 2003 10-Q”), as of June 30, 2003 there were 39,279,347 Common Shares of the Company issued and outstanding. Of these shares, 26,285,419 of the Common Shares were held by State Auto as of April 1, 2003 (according to the Company’s Proxy Statement dated April 14, 2003), and 12,993,928 Common Shares were held by the public. Shepard currently owns 2,000,000 Common Shares, which were acquired in open-market transactions. Shepard does not intend to tender any of his shares in the Offer. Therefore, 10,993,928 Common Shares as of June 30, 2003 were held by public shareholders other than Shepard. In addition, according to the Company 2003 Form 10-Q as of June 30, 2003, there were 2,955,000 Common Shares subject to options outstanding under the Company’s stock option plans.

Based on the foregoing, assuming (i) State Auto and Shepard continue to own 26,285,419 and 2,000,000 Common Shares respectively, (ii) no additional Common Shares are purchased through the employee stock purchase plan, (iii) the Company does not re-purchase any Common Shares, and (iv) no outstanding stock options were exercised and no additional issuance of options of Common Stock available for issuance under the Company’s stock option plans since June 30, 2003, the Minimum Condition would be satisfied if 8,000,000 (74%) of the 10,993,928 Common Shares held by public shareholders other than Shepard as of June 30, 2003 are validly tendered pursuant to the Offer.

The Insurance Regulatory Approval Condition. Consummation of the Offer is conditioned upon Shepard and Purchaser having obtained all insurance regulatory approvals necessary for their acquisition of control of the Company and the Company’s insurance subsidiaries and affiliates on terms and conditions satisfactory to Purchaser, in its sole discretion (the “Insurance Regulatory Approval Condition”).

According to the Company Annual Report on Form 10-K for the year ended December 31, 2002 (the “Company 2002 10-K”) and other publicly available documents, the Company, which is domiciled in Ohio, directly owns two property-casualty insurance companies domiciled in Ohio, two in Iowa, one in South Carolina, and one property-casualty insurance company in South Dakota. The Company is also affiliated with State Auto, an Ohio mutual property-casualty insurance company, which directly owns two property-casualty insurance companies domiciled in Indiana, one in Florida and one property-casualty insurance company in Wisconsin. Additionally, the Company is affiliated with an Indiana mutual property-casualty insurance company. Accordingly, the acquisition of Common Shares satisfying the Insurance Regulatory Approval Condition pursuant to the Offer will require filings with, and approvals of, state insurance regulatory authorities (the “Insurance Commissions” or “Insurance Commissioners”) under the respective insurance codes (the “Insurance Codes”) of Florida, Indiana, Iowa, Ohio, South Carolina, South Dakota, Wisconsin, and possibly an informational filing in Illinois pursuant to Section 131.12 (a) of the Illinois Revised Code.

The Insurance Codes and the rules that have been promulgated thereunder each contain provisions applicable to the acquisition of “control” of a domestic insurer, including a presumption of control that arises from the ownership of ten percent (10%) or more of the voting securities of a domestic insurer or of a person that controls a domestic insurer. Generally, any person seeking to acquire voting securities, such as the Common Shares, in an amount that would result in such person controlling, directly or indirectly, a domestic insurer must, together with any person ultimately controlling such person, file with the relevant Insurance Commission certain information concerning the acquisition of control (generally known as a “Form A”) and send a copy of each Form A to the domestic insurer. On the date of this Offer to Purchase, Shepard and Purchaser made a Form A filing with the Ohio Department of Insurance, including a copy of this Offer to Purchase and other related information with respect to the Offer, and sent copies thereof to the Company.

In Florida, Indiana, Iowa, Ohio, South Carolina, South Dakota, and Wisconsin, the Form A filings trigger public hearing requirements and commence statutory periods within which decisions must be rendered approving or disapproving the acquisition of control of the Company by Shepard and Purchaser. The periods within which hearings must be commenced or decisions rendered generally do not begin until the relevant Insurance Commissioner has deemed the Form A filing complete. The Insurance Commissioner has discretion to request that additional information be furnished before it deems the Form A filing complete. The Insurance Codes provide certain statutory standards for the approval or the disapproval of the acquisition of control of the Company. However, the Insurance Codes also permit the Insurance Commissioner’s discretion in determining whether such standards have been met.

The Purchaser Obtaining Financing Condition. Consummation of the Offer is conditioned upon Purchaser obtaining financing in an amount sufficient to pay $32.00 cash per share for 8,000,000 Common Shares. Total consideration would be $256,000,000.

On May 29, 2003, Shepard signed a letter engaging Jefferies & Company, Inc. (“Jefferies”) on an exclusive basis to render financial advisory and investment banking services in connection with the evaluation of strategic and financial alternatives regarding the Company and its affiliates including State Auto. On August 20, 2003, in connection with an amendment to such engagement letter, Jefferies delivered to Shepard a letter indicating they were highly confident in their ability to arrange the financing of Surplus Notes in an aggregate amount of $300 million subject to a number of conditions, which letter supercedes the highly confident letter dated May 29, 2003. This reference to the highly confident letter does not purport to be complete and is qualified in its entirety by reference to the complete text of the letter. A copy of the letter is filed as an Exhibit to Amendment No. 7 to Schedule 13 D filed with the SEC on behalf of Shepard on August 20, 2003.

Shepard or an associate plans to purchase 1,000,000 of the 8,000,000 Common Shares from Purchaser prior to the Proposed Merger for $32 million.

The Shepard and Purchaser Obtaining Control Condition. Consummation of the Offer is conditioned upon Shepard and Purchaser obtaining the right and all necessary approvals to acquire control of the Company and its insurance affiliates and subsidiaries, on terms and conditions satisfactory to Shepard and Purchaser, in their sole discretion (the “Shepard and Purchaser Obtaining Control Condition”).

Shepard and Purchaser currently intends to enter into the Proposed Merger as soon as practicable following consummation of the Offer. If the Offer and Proposed Merger are consummated, Shepard and Purchaser will control the Company and its insurance subsidiaries and affiliates. This control by Shepard and Purchaser is a condition precedent to the Offer. Thus, consummation of the Offer is conditioned upon Shepard and Purchaser obtaining the right and all necessary Company, subsidiary and affiliate board approvals to acquire control of the

Company and its insurance subsidiaries and affiliates. Shepard intends for the Company and its insurance subsidiaries and affiliates to maximize shareholder value for the Company shareholders and protect policyholders. In particular, the Offer is conditional on (a) State Auto agreeing not to tender any of its shares of the Company (b) State Auto, and its officers and directors, and the Company’s officers and directors, not tendering any of their shares or exercising any of their options into the Offer, and (c) State Auto agreeing to issue the Surplus Notes. A fuller discussion of the conditions to consummation of the Offer may be found in the Introduction and Sections 14 and 15 of this Offer to Purchase.

Certain other conditions to consummation of the Offer are described in Section 14 and Section 15. Shepard and Purchaser expressly reserve the right in their sole discretion to waive any one or more of the conditions to the Offer. See Section 14 and Section 15.

THIS OFFER TO PURCHASE AND THE RELATED LETTER OF TRANSMITTAL CONTAIN IMPORTANT INFORMATION WHICH SHOULD BE READ CAREFULLY BEFORE ANY DECISION IS MADE WITH RESPECT TO THE OFFER.

1.    Terms of the Offer; Expiration Date.

Upon the terms and subject to the conditions of the Offer (including, if the Offer is extended or amended, the terms and conditions of any extension or amendment), Purchaser will accept for payment and pay for up to 8,000,000 Common Shares which are validly tendered and not properly withdrawn in accordance with the procedures set forth in Section 4 on or prior to the Expiration Date (as hereinafter defined). The term “Expiration Date” means 5:00 P.M., New York City time, on Wednesday, September 24, 2003, unless and until Purchaser, in its sole discretion, shall have extended the period of time during which the Offer is open, in which event the term “Expiration Date” shall refer to the latest time and date at which the Offer, as so extended by Purchaser, shall expire. Upon the Expiration Date, Purchaser will determine, based on circumstances then existing, whether there will be a subsequent offering period.

The Offer is conditioned upon, among other things, satisfaction of the Minimum Condition, the Insurance Regulatory Approval Condition, the Purchaser Obtaining Financing Condition and the Purchaser Obtaining Control Condition. If any or all of such conditions are not satisfied or if any or all of the other events set forth in Section 14 shall have occurred prior to the Expiration Date, Purchaser reserves the right (but shall not be obligated) subject to the applicable rules and regulations of the Securities and Exchange Commission (“SEC”) to (i) decline to purchase any of the Common Shares tendered in the Offer and to terminate the Offer and return all tendered Common Shares to the tendering shareholders, (ii) waive or reduce the Minimum Condition or waive or amend any or all other conditions to the Offer to the extent permitted by applicable law, and, subject to complying with applicable rules and regulations of the SEC, purchase all Common Shares validly tendered, or (iii) extend the Offer and, subject to the right of shareholders to withdraw Common Shares until the Expiration Date, retain the Common Shares which have been tendered during the period or periods for which the Offer is extended.

Purchaser expressly reserves the right (but will not be obligated), in its sole discretion, at any time and from time to time and regardless of whether any of the events specified in Section 14 shall have occurred or shall have been determined by Purchaser to have occurred to (i) extend for any reason the period of time during which the Offer is open by giving oral or written notice of such extension to the Depositary and by making a public announcement of the extension and (ii) amend the Offer in any respect by giving oral or written notice of such amendment to the Depositary. During any such extension, all Common Shares previously tendered and not properly withdrawn will remain subject to the Offer, subject to the rights of a tendering shareholder to withdraw its Common Shares in accordance with the procedures set forth in Section 4.

Subject to the applicable rules and regulations of the SEC including rule 14e-1(c) under the Exchange Act, Purchaser also expressly reserves the right, in its sole discretion, at any time and from time to time, to (i) delay acceptance for payment of, or, regardless of whether such Common Shares were theretofore accepted for payment, payment for, any Common Shares pending receipt of any regulatory approval specified in Section 15 or in order to comply in whole or in part with any other applicable law; (ii) terminate the Offer and not accept for payment any Common Shares if any of the conditions referred to in Section 14 have not been satisfied or if any of the events specified in Section 14 have occurred; and (iii) waive any condition or otherwise amend the Offer in any respect by giving oral or written notice of such delay, termination, waiver or amendment to the Depositary and by making a public announcement thereof.

Purchaser acknowledges that (i) Rule 14e-1(c) under the Exchange Act requires Purchaser to pay the consideration offered or return the Common Shares tendered promptly after the termination or withdrawal of the Offer; and (ii) Purchaser may not delay acceptance for payment of, or payment for (except as provided in clause (i) of the first sentence of the preceding paragraph), any Common Shares upon the occurrence of any of the conditions specified in Section 14 without extending the period of time during which the Offer is open.

Any such extension, delay, termination, waiver or amendment will be followed as promptly as practicable by public announcement thereof, with such announcement in the case of an extension to be made no later than 9:00 a.m., New York City time, on the next business day after the previously scheduled Expiration Date. Subject to applicable law (including Rules 14d-4(d)(1), 14d-6(c) and l4e-1 under the Exchange Act, which require that material changes be promptly disseminated to shareholders in a manner reasonably designed to inform them of such changes) and without limiting the manner in which Purchaser may choose to make any public announcement, Purchaser shall have no obligation to publish, advertise or otherwise communicate any such public announcement, other than by issuing a press release to the Dow Jones News Service, and making appropriate filings with the SEC.

If Purchaser makes a material change in the terms of the Offer or the information concerning the Offer, or if it waives a material condition of the Offer, Purchaser will disseminate additional tender offer materials and extend the Offer to the extent required by Rules 14d-4(d)(1), 14d-6(c) and l4e-1 under the Exchange Act. The minimum period during which the Offer must remain open following material changes in the terms of the Offer or information concerning the Offer, other than a change in price or a change in the percentage of securities sought, will depend upon the facts and circumstances, including the relative materiality of the changed terms or information. In a published release, the SEC has stated that with respect to a change in price or a change in percentage of securities sought, a minimum ten business day period is required to allow for adequate dissemination to shareholders and investor response. As used in this Offer to Purchase, “business day” has the meaning set forth in Rule 14d-1 under the Exchange Act. Accordingly, if, prior to the Expiration Date, Purchaser decreases the number of Common Shares being sought, or increases or decreases the consideration offered pursuant to the Offer, and if the Offer is scheduled to expire at any time earlier than the period ending on the tenth business day from the date that notice of such increase or decrease is first published, sent or given to holders of Common Shares, the Offer will be extended at least until the expiration of such ten business day period.

Pursuant to Rule 14d-11 under the Exchange Act, although the Purchaser does not currently intend to do so, the Purchaser may, subject to certain conditions, elect to provide a subsequent offering period of from three business days to 20 business days in length following the expiration of the Offer on the Expiration Date and acceptance for payment of the Common Shares tendered in the Offer (a “Subsequent Offering Period”). A Subsequent Offering Period would be an additional period of time, following the first purchase of Common Shares in the Offer, during which shareholders would be able to tender Common Shares not tendered in the Offer.

During a Subsequent Offering Period, tendering shareholders would not have withdrawal rights, and the Purchaser would promptly purchase and pay for any Common Shares tendered at the same price paid in the Offer. Rule 14d-11 provides that the Purchaser may provide a Subsequent Offering Period so long as, among other things, (i) the initial 20-business day period of the Offer has expired; (ii) the Purchaser offers the same form and amount of consideration for Common Shares in the Subsequent Offering Period as in the initial Offer; (iii) the Purchaser immediately accepts and promptly pays for all Common Shares tendered during the Offer including the approximate number and percentage of Common Shares deposited in the Offer, no later than 9:00 a.m., New York City time, on the next business day after the Expiration Date and immediately begins the Subsequent Offering Period; and (iv) the Purchaser immediately accepts and promptly pays for Common Shares as they are tendered during the Subsequent Offering Period. If the Purchaser elects to include a Subsequent Offering Period, it will notify shareholders of the Company consistent with the requirements of the Commission.

Pursuant to Rule 14d-5 under the Exchange Act and Chapter 1701.37 of the Ohio General Corporation Law (the “OGCL”), requests are being made to the Company for the use of the Company’s shareholder lists and security position listings for the purpose of disseminating the Offer to holders of Common Shares. Upon compliance by the Company with such request, this Offer to Purchase and the Letter of Transmittal will be mailed to record holders of Common Shares and will be furnished to brokers, dealers, commercial banks, trust companies and similar persons whose names, or the names of whose nominees, appear on the shareholder lists, or, if applicable, who are listed as participants in a clearing agency’s security position listing, or if the Company so elects the materials will be mailed by the Company for subsequent transmittal to beneficial owners of Common Shares. Purchaser makes no provisions in connection with the Offer to grant affiliated or unaffiliated shareholders access to the corporate files of Shepard or Purchaser or to obtain counsel at the expense of Shepard or Purchaser.

The reason why Purchaser is tendering for only 8,000,000 common shares (of which 7,000,000 shares will be retained by Purchaser and 1,000,000 shall be purchased from Purchaser by Shepard or an associate of his) is to keep State Auto’s ownership of the Company to under 85%. If State Auto owned more than 85%, then, pursuant to statutory accounting principles (“SAPs”), State Auto could be required to carry the value of the Company for approximately $335 million less (as of March 31, 2003) than if State Auto’s ownership is under 85%. This means that State Auto would not be as financially strong to credit rating agencies and the like.

The National Association of Insurance Commissioners has established SAPs for investments in subsidiaries, controlled and affiliated entities (hereinafter referred to as “SCA” entities). The Company qualifies as a SCA of State Auto. Statutory Statement Accounting Principle No. 46 entitled Investments in Subsidiary, Controlled, and Affiliated Entities, paragraph 7, provides that admitted investments in SCA entities shall be recorded using a market valuation approach or equity methods. Paragraph 7.a.vi. states “If an investment in a SCA results in an ownership percentage greater than 80% up to and including 85%, a minimum base discount percentage of 30% is required. Further, the SCA must have at least two million shares outstanding, with a total market value of at least $50 million in the public’s control”. Paragraph 7.a.vii. states “Any ownership percentages exceeding 85% will result in the SCA being recorded on an equity method”. The equity method would limit State Auto to carrying its investment in the Company to its ownership percentage of the audited equity of the Company under generally accepted accounting principles (“GAAP”), which would be substantially lower than the market value approach described above. Assuming State Auto owned 33,285,419 representing 85.0% of the Company and no change to the un-audited March 31, 2003 GAAP equity of $483,928,000, then State Auto would be limited to carrying its investment in the Company to $411 million rather than $746 million if the ownership was 84.9% and a market valuation approach were utilized.

2.    Acceptance for Payment and Payment for Common Shares.

Upon the terms and subject to the conditions of the Offer (including, if the Offer is extended or amended, the terms and conditions of any such extension or amendment), Purchaser will purchase, by accepting for payment, and will pay for, up to 8,000,000 Common Shares which are validly tendered prior to the Expiration Date (and not properly withdrawn in accordance with Section 4) promptly after the later to occur of (i) the Expiration Date; and (ii) the satisfaction or waiver of the regulatory conditions set forth in Section 14. Any determination concerning the satisfaction of the terms and conditions of the Offer shall be within the sole discretion of the Purchaser. See Section 14 and Section 15. Purchaser expressly reserves the right, in its discretion, to delay acceptance for payment of, or, subject to applicable rules of the SEC, payment for, Common Shares in order to comply in whole or in part with any applicable law. Purchaser understands that, in accordance with the applicable rules of the SEC, any delay in accepting Common Shares, regardless of cause, may not exceed a reasonable length of time. Accordingly, if it appears at the time that the Offer is scheduled to expire that any regulatory approvals specified in Section 14 hereof are not likely to be obtained within a reasonable length of time thereafter, Purchaser will either extend or terminate the Offer.

In all cases, payment for Common Shares purchased pursuant to the Offer will be made only after timely receipt by the Depositary of (i) the certificates evidencing Common Shares (the “Common Share Certificates”), or timely confirmation of a book-entry transfer (a “Book-Entry Confirmation”) of such Common Shares, if such procedure is available, into the Depositary’s account at The Depository Trust Company (the “Book-Entry Transfer Facility”) pursuant to the procedures set forth in Section 3; (ii) the Letter of Transmittal (or a manually signed facsimile thereof), properly completed and duly executed with any and all required signature guarantees, or, in the case of a book-entry transfer, an Agent’s Message (as defined below); and (iii) any other documents required by the Letter of Transmittal.

The term “Agent’s Message” means a message, transmitted by the Book-Entry Transfer Facility to, and received by, the Depositary and forming a part of a Book-Entry Confirmation, which states that the Book-Entry Transfer Facility has received an express acknowledgment from the participant in the Book-Entry Transfer Facility tendering the Common Shares, which are the subject of the Book Entry Confirmation, that such participant has received and agrees to be bound by the terms of the Letter of Transmittal and that Purchaser may enforce such agreement against the participant.

For purposes of the Offer, Purchaser will be deemed to have accepted for payment, and thereby purchased, Common Shares validly tendered and not properly withdrawn if, as and when Purchaser gives oral or written notice to the Depositary of Purchaser’s acceptance of such Common Shares for payment pursuant to the Offer. In all cases, upon the terms and subject to the conditions of the Offer, payment for Common Shares accepted pursuant to the Offer will be made by deposit of the purchase price therefor with the Depositary, which will act as agent for tendering shareholders for the purpose of receiving payments from Purchaser and transmitting payments to validly tendering shareholders. Upon the deposit of funds with the Depositary for the purpose of making payments to tendering shareholders, Purchaser’s obligation to make such payment shall be satisfied and tendering shareholders must thereafter look solely to the Depositary for payment of amounts owed to them by reason of the acceptance for payment of Common Shares pursuant to the Offer. Purchaser will pay any stock transfer taxes incident to the transfer to it of validly tendered Common Shares, except as otherwise provided in Instruction 6 of the Letter of Transmittal, as well as any charges and expenses of the Depositary and the Information Agent.

Proration.    If more than 8,000,000 Common Shares are validly tendered and not properly withdrawn prior to the Expiration Date, Purchaser, upon the terms and subject to the conditions of the Offer, will accept for payment and pay for an aggregate of 8,000,000 Common Shares so tendered, pro rata according to the number of Common Shares validly tendered by each shareholder and not properly withdrawn on or prior to the Expiration Date, with appropriate adjustments to avoid tenders of fractional Common Shares.

UNDER NO CIRCUMSTANCE WILL INTEREST ON THE PURCHASE PRICE FOR COMMON SHARES BE PAID BY PURCHASER, REGARDLESS OF ANY DELAY IN MAKING SUCH PAYMENT.

If the Purchaser extends the Offer, is delayed in its acceptance for payment or paying for Common Shares or is unable to accept for payment or pay for Common Shares pursuant to the Offer for any reason, then, without prejudice to the Purchaser’s rights under the Offer, the Depositary may retain tendered Common Shares on behalf of the Purchaser, and such Common Shares may not be withdrawn except to the extent tendering shareholders are entitled to withdrawal rights as described herein under Section 4. However, the ability of the Purchaser to delay the payment for Common Shares that the Purchaser has accepted for payment is limited by Rule 14e-1(c) under the Exchange Act, which requires that Purchaser pay the consideration offered or return the Common Shares deposited by or on behalf of shareholders promptly after the termination or withdrawal of the Offer.

If any tendered Common Shares are not accepted for payment for any reason pursuant to the terms and conditions of the Offer because of an invalid tender, the proration provision, or if certificates are submitted representing more Common Shares than are tendered, or otherwise, Common Share Certificates evidencing unpurchased Common Shares will be returned, without expense to the tendering shareholder (or, in the case of Common Shares tendered by book-entry transfer into the Depositary’s account at the Book-Entry Transfer Facility pursuant to the procedure set forth in Section 3, such Common Shares will be credited to an account maintained at the Book-Entry Transfer Facility), as promptly as practicable following the expiration or termination of the Offer.

Purchaser reserves the right to transfer or assign, in whole or from time to time in part, to one or more of its affiliates the right to purchase Common Shares tendered pursuant to the Offer, but any such transfer or assignment will not relieve Purchaser of its obligations under the Offer or prejudice shareholder rights to receive payment for Common Shares validly tendered and accepted for payment.

3.    Procedures for Accepting the Offer and Tendering Common Shares.

Valid Tender of Common Shares.    Except as set forth below, in order for Common Shares to be validly tendered pursuant to the Offer, the Letter of Transmittal (or a manually signed facsimile thereof), properly completed and duly executed, with any required signature guarantees, or an Agent’s Message (in the case of any book-entry transfer) and any other required documents, must be received by the Depositary at one of its addresses set forth on the back cover of this Offer to Purchase either on or prior to the Expiration Date and either (i) the Common Share Certificates evidencing tendered Common Shares must be received by the Depositary at one of such addresses or Common Shares must be tendered pursuant to the procedure for book-entry transfer described below and a Book-Entry Confirmation must be received by the Depositary, in each case prior to the Expiration Date, or (ii) the tendering shareholder must comply with the guaranteed delivery procedures described below.

THE METHOD OF DELIVERY OF COMMON SHARE CERTIFICATES, THE LETTER OF TRANSMITTAL AND ALL OTHER REQUIRED DOCUMENTS, INCLUDING DELIVERY THROUGH ANY BOOK-ENTRY TRANSFER FACILITY, IS AT THE SOLE OPTION AND RISK OF THE TENDERING SHAREHOLDER, AND THE DELIVERY WILL BE DEEMED MADE ONLY WHEN ACTUALLY RECEIVED BY THE DEPOSITARY. IF DELIVERY IS BY MAIL, REGISTERED MAIL WITH RETURN RECEIPT REQUESTED, PROPERLY INSURED, IS RECOMMENDED. IN ALL CASES, SUFFICIENT TIME SHOULD BE ALLOWED TO ENSURE TIMELY DELIVERY.

Book-Entry Transfer.    The Depositary will establish an account with respect to the Common Shares at the Book-Entry Transfer Facility for purposes of the Offer within two (2) business days after the date of this Offer to Purchase, and any financial institution that is a participant in the Book-Entry Transfer Facility system may make book-entry delivery of Common Shares by causing a Book-Entry Transfer Facility to transfer such Common Shares into the Depositary’s account at the Book-Entry Transfer Facility in accordance with the Book-Entry Transfer Facility’s procedures for transfer. However, although delivery of Common Shares may be effected through book-entry transfer at the Book-Entry Transfer Facility, the Letter of Transmittal (or a manually signed facsimile thereof), properly completed and duly executed, with any required signature guarantees, or an Agent’s Message in connection with a book-entry delivery of Common Shares, and any other required documents must, in any case, be transmitted to and received by the Depositary at one of its addresses set forth on the back cover of this Offer to Purchase prior to the Expiration Date or the tendering shareholder must comply with the guaranteed delivery procedures described below.

REQUIRED DOCUMENTS MUST BE TRANSMITTED AND RECEIVED BY THE DEPOSITARY AT ONE OF ITS ADDRESSES SET FORTH ON THE BACK COVER PAGE OF THIS OFFER TO PURCHASE. DELIVERY OF DOCUMENTS TO THE BOOK-ENTRY TRANSFER FACILITY IN ACCORDANCE WITH THE BOOK-ENTRY TRANSFER FACILITY’S PROCEDURES DOES NOT CONSTITUTE DELIVERY TO THE DEPOSITARY.

Signature Guarantees.    No signature guarantee is required on the Letter of Transmittal (i) if the Letter of Transmittal is signed by the registered holder(s) (which term, for purposes of this Section, includes any participant in the Book- Entry Transfer Facility’s system whose name appears on a security position listing as the owner of the Common Shares) of Common Shares tendered therewith and such registered holder has not completed either the box entitled “Special Delivery Instructions” or the box entitled “Special Payment Instructions” on the Letter of Transmittal, or (ii) if such Common Shares are tendered for the account of a financial institution (including most commercial banks, savings and loan associations and brokerage houses) that is a participant in a medallion program approved by the Securities Transfer Association, Inc., including the Securities Transfer Agents Medallion Program, the Stock Exchange Medallion Program or the New York Stock Exchange Medallion Signature Program, or other “eligible guarantor institution,” as such term is defined in Rule 17Ad-15 under the Exchange Act (each, an “Eligible Institution” and, collectively, “Eligible Institutions”). In all other cases, all signatures on Letters of Transmittal must be guaranteed by an Eligible Institution. See Instructions 1 and 5 to the Letter of Transmittal. If the Common Shares Certificates are registered in the name of a person other than the signer of the Letter of Transmittal, or if payment is to be made, or Common Share Certificates not tendered or not accepted for payment are to be returned, to a person other than the registered holder of the certificates surrendered, then the tendered Common Share Certificates must be endorsed or accompanied by appropriate stock powers, in either case signed exactly as the name or names of the registered holders or owners appear on the certificates, with the signatures on the certificates or stock powers guaranteed as aforesaid. See Instruction 5 to the Letter of Transmittal.

If the Share Certificates are forwarded separately to the Depositary, a Letter of Transmittal (or a manually signed facsimile thereof), properly completed and duly executed, together with any required signature guarantees, must accompany each such delivery.

Guaranteed Delivery.    If a shareholder desires to tender Common Shares pursuant to the Offer and such shareholder’s Common Share Certificates are not immediately available or time will not permit all required documents to reach the Depositary prior to the Expiration Date or the procedure for book-entry transfer cannot be completed on a timely basis, such Common Shares may nevertheless be tendered if all the following conditions are satisfied:

(i)	the tender is made by or through an Eligible Institution;

(ii)	a properly completed and duly executed Notice of Guaranteed Delivery, substantially in the form provided by Purchaser herewith, is received by the Depositary as provided below prior to the Expiration Date; and

(iii)	in the case of a guarantee of Common Shares, the Common Share Certificates for all tendered Common Shares, in proper form for transfer, or a Book-Entry Confirmation, together with a properly completed and duly executed Letter of Transmittal (or manually signed facsimile thereof) with any required signature guarantee (or, in the case of a book-entry transfer, an Agent’s Message) and any other documents required by such Letter of Transmittal, are received by the Depositary within three NASDAQ trading days after the date of execution of the Notice of Guaranteed Delivery. A trading day is any day on which securities are traded on the NASDAQ.

Any Notice of Guaranteed Delivery may be delivered by hand or transmitted by telegram, facsimile transmission or mail to the Depositary and must include a guarantee by an Eligible Institution in the form set forth in the Notice of Guaranteed Delivery.

IN ALL CASES, COMMON SHARES SHALL NOT BE DEEMED VALIDLY TENDERED UNLESS A PROPERLY COMPLETED AND DULY EXECUTED LETTER OF TRANSMITTAL (OR A FACSIMILE THEREOF) IS RECEIVED BY THE DEPOSITARY.

Notwithstanding any other provision hereof, payment for Common Shares purchased pursuant to the Offer will, in all cases, be made only after timely receipt by the Depositary of (i) the Common Share Certificates

evidencing such Common Shares or a Book-Entry Confirmation of the delivery of such Common Shares, if available; (ii) a properly completed and duly executed Letter of Transmittal (or manually signed facsimile thereof) (or in the case of a book-entry transfer, an Agent’s Message); and (iii) any other documents required by the Letter of Transmittal. Accordingly, payment might not be made to all tendering common shareholders at the same time, and will depend upon when Common Shares Certificates representing, or Book-Entry Confirmations of, such Common Shares are received into the Depositary’s account at the Book-Entry Transfer.

Determination of Validity.    All questions as to the validity, form, eligibility (including time of receipt) and acceptance for payment of any tendered Common Shares pursuant to any of the procedures described above will be determined by Purchaser in its sole discretion, whose determination will be final and binding on all parties. Purchaser reserves the absolute right to reject any or all tenders of any Common Shares determined by it not to be in proper form or if the acceptance for payment of, or payment for, such Shares may, in the opinion of Purchaser’s counsel, be unlawful. Purchaser also reserves the absolute right, in its sole discretion, to waive any of the conditions of the Offer or any defect or irregularity in any tender with respect to Common Shares of any particular shareholder, whether or not similar defects or irregularities are waived in the case of other shareholders. No tender of Common Shares will be deemed to have been validly made until all defects and irregularities have been cured or waived.

Purchaser’s interpretation of the terms and conditions of the Offer (including the Letter of Transmittal and the instructions thereto) will be final and binding. None of Shepard, Purchaser, the Depositary, the Information Agent or any other person will be under any duty to give notification of any defects or irregularities in tenders or will incur any liability for failure to give any such notification.

Appointment as Proxy.    By executing a Letter of Transmittal as set forth above, a tendering shareholder irrevocably appoints designees of Purchaser as such shareholder’s proxies, each with full power of substitution, to the full extent of such shareholder’s rights with respect to the Common Shares tendered by such shareholder and accepted for payment by Purchaser (and any and all noncash dividends, distributions, rights, other Common Shares, or other securities issued or issuable in respect of such Common Shares on or after the date of this Offer to Purchase). All such proxies shall be considered irrevocable and coupled with an interest in the tendered Common Shares. This appointment will be effective if, when, and only to the extent that, Purchaser accepts such Common Shares for payment pursuant to the Offer. Upon such acceptance for payment, all prior proxies given by such shareholder with respect to such Common Shares and other securities will, without further action, be revoked, and no subsequent proxies may be given. The designees of Purchaser will, with respect to the Common Shares and other securities for which the appointment is effective, be empowered to exercise all voting and other rights of such shareholder as they in their sole discretion may deem proper at any annual, special, adjourned or postponed meeting of the Company’s shareholders, by written consent or otherwise, and Purchaser reserves the right to require that, in order for Common Shares or other securities to be deemed validly tendered, immediately upon Purchaser’s acceptance for payment of such Common Shares, Purchaser must be able to exercise full voting rights with respect to such Common Shares.

Backup U.S. Federal Income Tax Withholding.    Under the U.S. federal income tax laws, payments in connection with the Offer may be subject to “backup withholding” at a rate of 28% unless a shareholder that holds Common Shares (i) provides a correct taxpayer identification number (which, for an individual shareholder, is the shareholder’s social security number) and any other required information or (ii) is a corporation or comes within certain other exempt categories and, when required, demonstrates this fact and otherwise complies with applicable requirements of the backup withholding rules. A shareholder that does not provide a correct taxpayer identification number may be subject to penalties imposed by the Internal Revenue Service. To prevent backup withholding on payments with respect to the purchase price of Common Shares purchased pursuant to the Offer, each shareholder should provide the Depositary with his or her correct taxpayer identification number and certify that he or she is not subject to backup withholding by completing the Substitute Internal Revenue Service Form W-9 included in the Letter of Transmittal. Noncorporate foreign shareholders should complete and sign an Internal Revenue Service Form W-8BEN, Certificate of Foreign Status of Beneficial

Owner for United States Tax Withholding, a copy of which may be obtained from the Depositary, in order to avoid backup withholding. See Instruction 8 of the Letter of Transmittal.

4.    Withdrawal Rights.

Except as described in this Section 4, tenders of Common Shares made pursuant to the Offer are irrevocable. You may withdraw Common Shares that you have previously tendered in the Offer at any time prior to the Expiration Date if not accepted by Purchaser and, unless theretofore accepted for payment by Purchaser pursuant to the Offer, you may also withdraw at any time after Tuesday, October 28, 2003 (or such later date as may apply in case the Offer is extended).

If Purchaser extends the Offer, is delayed in its acceptance for payment of Common Shares or is unable to accept Common Shares for payment pursuant to the Offer for any reason, then, without prejudice to Purchaser’s rights under the Offer, the Depositary may, nevertheless, on behalf of Purchaser, retain tendered Common Shares, and such Common Shares may not be withdrawn except to the extent that tendering shareholders are entitled to withdrawal rights as described in this Section 4. Any such delay will be by an extension of the Offer to the extent required by law.

For a withdrawal to be effective, a written, telegraphic, telex or facsimile transmission notice of withdrawal must be timely received by the Depositary at one of its addresses set forth on the back cover of this Offer to Purchase. Any such notice of withdrawal must specify the name of the person who tendered the Common Shares to be withdrawn, the number of Common Shares to be withdrawn, and the name of the registered holder, if different from that of the person who tendered such Common Shares. If Common Share Certificates evidencing Common Shares to be withdrawn have been delivered or otherwise identified to the Depositary, then, prior to the physical release of such Common Share Certificates, the serial numbers shown on such Common Share Certificates must be submitted to the Depositary and the signature(s) on the notice of withdrawal must be guaranteed by an Eligible Institution, unless such Common Shares have been tendered for the account of an Eligible Institution. If Common Shares have been tendered pursuant to the procedure for book-entry transfer as set forth in Section 3, any notice of withdrawal must also specify the name and number of the account at the Book-Entry Transfer Facility to be credited with the withdrawn Common Shares and otherwise comply with such Book-Entry Transfer Facility’s procedures.

All questions as to the form and validity (including time of receipt) of notices of withdrawal will be determined by Purchaser, in its sole discretion, whose determination will be final and binding. None of Shepard, Purchaser, or any of their affiliates or assigns, the Depositary, the Information Agent or any other person will be under any duty to give notification of any defects or irregularities in any notice of withdrawal or incur any liability for failure to give any such notification.

Any Common Shares properly withdrawn will thereafter be deemed not to have been validly tendered for purposes of the Offer. However, withdrawn Common Shares may be retendered at any time prior to the Expiration Date by following the procedures described in Section 3.

If the Purchaser provides a Subsequent Offering Period following the Offer, no withdrawal rights will apply to shares tendered during such Subsequent Offering Period or to Shares tendered in the Offer and accepted for payment.

5.    Material U.S. Federal Income Tax Consequences of the Offer.

THE U.S. FEDERAL INCOME TAX DISCUSSION SET FORTH BELOW IS INCLUDED FOR GENERAL INFORMATION ONLY AND IS BASED UPON PRESENT LAW. SHAREHOLDERS OF THE COMPANY SHOULD CONSULT THEIR OWN TAX ADVISORS REGARDING THE SPECIFIC TAX CONSEQUENCES TO THEM OF THE OFFER, INCLUDING THE APPLICABILITY AND EFFECT OF FEDERAL, STATE, LOCAL AND FOREIGN INCOME AND OTHER TAX LAWS IN THEIR PARTICULAR CIRCUMSTANCES.

Generally, for U.S. federal income tax purposes, a tendering shareholder will recognize gain or loss equal to the difference between the amount of cash received by the shareholder pursuant to the Offer (including as a result of the perfecting dissenters’ rights under the OGCL) and the aggregate adjusted tax basis in the Common Shares tendered by the shareholder and purchased pursuant to the Offer. Gain or loss will be calculated separately for each block of Common Shares tendered and purchased pursuant to the Offer. If tendered Common Shares are held by a tendering shareholder as capital assets, gain or loss recognized by such shareholder will be capital gain or loss, which will be long-term capital gain or loss if such shareholder’s holding period for the Common Shares exceeds one year. In the case of tendering individual shareholder, long-term capital gains generally are subject to preferential rates. In addition, the ability of tendering shareholders to deduct capital losses is subject to limitations.

The foregoing discussion may not be applicable with respect to Common Shares received pursuant to the exercise of employee stock options or otherwise as compensation or with respect to holders of Common Shares who are subject to special tax treatment under the Internal Revenue Code of 1986, as amended, such as non-U.S. persons, life insurance companies, tax-exempt organizations and financial institutions, and may not apply to a holder of Common Shares in light of individual circumstances, such as holding Common Shares as a hedge or as part of a straddle or a hedging, constructive sale, integrated or other risk-reduction transactions.

Certain noncorporate shareholders of the Company may be subject to backup withholding at a 28% rate on cash payments received in connection with the Offer. Backup withholding will not apply, however, to a shareholder who (i) furnishes correct taxpayer identification number and certifies that such shareholder is not subject to backup withholding on the Substitute Internal Revenue Service Form W-9 or successor form included in the Letter of Transmittal, (ii) provides a certification of foreign status on Internal Revenue Service Form W-8BEN or successor form or (iii) is otherwise exempt from backup withholding.

If a shareholder does not provide a correct taxpayer identification number, such shareholder may be subject to penalties imposed by the Internal Revenue Service. Any amount paid as backup withholding does not constitute an additional tax and will be creditable against a shareholder’s U.S. federal income tax liability provided the required information is given to the Internal Revenue Service. If backup withholding results in an overpayment of tax, a refund can be obtained by the shareholder by filing a U.S. federal income tax return. Shareholders of the Company should consult their tax advisors as to their qualification for exemption from backup withholding and the procedure for obtaining the exemption.

6.    Price Range of Shares; Dividends.

According to the Company 2003 10-Q, the Common Shares are listed and traded principally on the NASDAQ, and quoted under the symbol “STFC”. The following table sets forth, for the periods indicated, the high and low closing sales prices of the Common Shares on the NASDAQ Composite Tape as reported in the Company 2002 10-K for the periods in 2001, and 2002, and as reported by published financial sources with respect to periods in 2003:

	2003		2002		2001
	HIGH SALE PRICE	LOW SALE PRICE	HIGH SALE PRICE	LOW SALE PRICE	HIGH SALE PRICE	LOW SALE PRICE
First Quarter	$17.75	$14.96	$17.25	$13.70	$17.69	$13.31
Second Quarter	24.24	16.59	17.02	14.33	17.34	12.83
Third Quarter	23.75	21.45	16.82	14.50	17.80	12.30
Fourth Quarter	—	—	16.78	12.67	17.50	13.10

The high and low sale prices for the Company’s Common Shares as reported on the NYSE Composite Tape in published financial sources for the period July 1, 2003, through August 18, 2003, were: High - $23.75, Low-$21.45.

According to the Company 2003 10-Q, as of June 30, 2003, there were 39,279,347 Common Shares of the Company issued and outstanding. According to the Company 2003 Proxy Statement, as of April 1, 2003, 26,285,419 of these Common Shares are held by State Auto. In addition, according to the Company 2003 10-Q, as of June 30, 2003, there were 2,955,000 Common Shares subject to options outstanding under the Company’s stock option plans.

Based on the foregoing, there would be 42,234,347 Common Shares outstanding, assuming the exercise of all outstanding stock options and the non issuance of additional shares available for issuance under the stock option plans.

On August 18, 2003, the last practicable trading day prior to the announcement of the Offer, the last reported sale price of the Common Shares on the NASDAQ Composite Tape was $23.41 per Common Share. Shareholders are urged to obtain current market quotations for the Common Shares.

Quarterly cash dividends paid on each Common Share during 2001, 2002 and the first quarter in 2003 were as follows:

	2003	2002	2001
First Quarter	$.0350	$.0325	$.0300
Second Quarter	$.0350	.0325	.0300
Third Quarter	—	.0350	.0325
Fourth Quarter	—	.0350	.0325

The continued payment of dividends by the Company is reviewed quarterly by the Company Board in relation to changes in the financial condition and results of operations of the Company. The ability of the Company to pay dividends is dependent upon the receipt of dividends from its insurance company subsidiaries, which are subject to state laws and regulations which restrict their ability to pay dividends.

7.    Possible Effects of the Offer on the Market for the Common Shares; Nasdaq Listing; Exchange Act Registration and Margin Regulations.

Possible Effects of the Offer on the Market for the Common Shares.    The purchase of Common Shares pursuant to the Offer will reduce the number of Common Shares that might otherwise trade publicly and could adversely affect the liquidity and market value of the remaining Common Shares held by the public. The purchase of Common Shares pursuant to the Offer also can be expected to reduce the number of holders of Common Shares. Purchaser cannot predict whether the reduction in the number of Common Shares that might otherwise trade publicly would have an adverse or beneficial effect on the market price or marketability of the Common Shares or whether it would cause future market prices to be greater or less than the Offer Price. Following consummation of the Offer, a large percentage of the outstanding Common Shares will continue to be owned by State Auto.

The Offer provides that, as one of the conditions to the purchase of Common Shares pursuant to the Offer, persons designated by Shepard and Purchaser will constitute a majority of the members of the Company Board. As a result of its ownership of such Common Shares and majority representation on the Company Board, Shepard and Purchaser will be able to influence, and will likely be able to control, decisions of the Company Board. This concentration of influence may adversely affect the market value of the Common Shares.

If Purchaser and Shepard control more than a majority of the outstanding Common Shares following the consummation of the Offer, shareholders of the Company, other than those affiliated with Purchaser, will lack sufficient voting power to elect directors or to cause other actions to be taken which require majority approval.

NASDAQ Listing.    Depending upon the number of Common Shares purchased pursuant to the Offer, the Common Shares may no longer meet the requirements for continued listing on the Nasdaq National Market. According to the published guidelines of the Nasdaq Stock Market, Inc. (“Nasdaq”), Nasdaq would consider delisting shares from Nasdaq altogether if, among other possible grounds, (a) the number of publicly held shares falls below 500,000, (b) the total number of beneficial holders of round lots of shares falls below 300, (c) the market value of publicly held shares over a 30 consecutive business day period is less than $1 million, (d) there are fewer than two active and registered market makers in the shares over a ten consecutive business day period, (e) the bid price for the shares over a 30 consecutive business day period is less than $1, or (f) (i) the company has shareholders’ equity of less than $25 million, (ii) the market value of the Company’s listed securities is less than $35 million over a ten consecutive business day period and (iii) the Company’s net income from continuing operations is less than $500,000 for the most recently completed fiscal year and two of the last three most recently completed fiscal years. Common Shares held by officers or directors of the Company, or by any beneficial owner of more than 10% the Common Shares, will not be considered as being publicly held. If, as a result of the purchase of Common Shares pursuant to the Offer or otherwise, the Common Shares no longer meet the requirements of Nasdaq for continued listing and such Common Shares are either no longer eligible for the Nasdaq National Market or are delisted from Nasdaq altogether, the market for Common Shares will be adversely affected.

If Nasdaq were to delist the Common Shares, it is possible that the Common Shares would continue to trade on other securities exchanges or in the over-the-counter market and that price or other quotations for the Common Shares would be reported by other sources. The extent of the public market for such Common Shares and the availability of such quotations would depend, however, upon such factors as the number of shareholders and/or the aggregate market value of such securities remaining at such time, the interest in maintaining a market in the Common Shares on the part of securities firms, the possible termination of registration under the Exchange Act as described below, and other factors.

Exchange Act Registration.    The Common Shares are currently registered under the Exchange Act. The purchase of the Common Shares pursuant to the Offer may result in the Shares becoming eligible for deregistration under the Exchange Act. Registration of the Shares may be terminated by the Company upon application to the Commission if the outstanding Common Shares are not listed on a “national securities exchange” and if there are fewer than 300 holders of record of Common Shares.

Termination of registration of the Common Shares under the Exchange Act would reduce the information required to be furnished by the Company to its shareholders and to the Commission and would make certain provisions of the Exchange Act, such as the short-swing profit recovery provisions of Section 16(b), the requirements of furnishing a proxy statement in connection with shareholders’ meetings pursuant to Section 14(a) and the related requirement of furnishing an annual report to shareholders, no longer applicable with respect to the Common Shares. In addition, if the Common Shares are no longer registered under the Exchange Act, the requirements of Rule 13e-3 with respect to “going private” transactions would no longer be applicable to the Company. Furthermore, the ability of “affiliates” of the Company and person holding “restricted securities” of the Company to dispose of such securities pursuant to Rule 144 under the Securities Act of 1933, as amended, may be impaired or eliminated. If registration of the Common Shares under the Exchange Act were terminated, the Common Shares would no longer be eligible for continued inclusion on the Federal Reserve Board’s list of “margin securities” or eligible for continued inclusion on the Federal Reserve Board’s list of “margin securities” or eligible for stock exchange listing or reporting on Nasdaq.

Margin Reguations.    The Common Shares are currently “margin securitites” under the regulations of the Board of Governors of the Federal Reserve System, which has the effect, among other things, of allowing brokers to extend credit using such Common Shares as collateral. Depending upon factors similar to those described above regarding market quotations, the Common Shares might no longer consitute “margin securities” for the purpose of the margin regulations, in which event the Common Shares would be ineligible as collateral for margin loans made by brokers.

8.    Certain Information Concerning the Company.

The information concerning the Company contained in this Offer to Purchase, including financial information, has been taken from or based upon the Company 2003 10-Q and 2002 10-K and other publicly available documents and records on file with the SEC and other public sources. None of Shepard, Purchaser, the Depositary or the Information Agent assumes any responsibility for the accuracy or completeness of the information concerning the Company contained in such documents and records or for any failure by the Company to disclose events which may have occurred or may affect the significance or accuracy of any such information but which are unknown to Purchaser, Shepard, the Depositary or the Information Agent.

According to information filed by the Company with the SEC, the Company is an Ohio corporation whose principal executive offices are located at 518 East Broad Street, Columbus, Ohio 43215. Its telephone number at such offices is (614) 464-5000. As of March 31, 2003, the Company had 2,097 employees according to the Company 2002 10-K.

The Company, through its subsidiaries and affiliates, provides property-casualty insurance products through 22,300 independent insurance agents associated with approximately 3,500 agencies in 26 states. Insurance products are marketed primarily in the central and eastern parts of the United States, excluding New York, New Jersey and the New England States.

According to the Company 2003 10-Q, as of June 30, 2003, there were 39,279,347 Common Shares of the Company issued and outstanding. According to the Company 2003 Proxy Statement, as of April 1, 2003, 26,285,419 of the Common Shares are currently held by State Auto. In addition, according to the Company 2003 10-Q, as of June 30, 2003, there were 2,955,000 Common Shares subject to options outstanding under the Company’s stock option plans.

Based on the foregoing, there would be 42,234,347 Common Shares outstanding, assuming the exercise of all outstanding stock options and the non issuance of additional shares available for issuance under the stock option plans.

Shepard currently owns an aggregate of 2,000,000 Common Shares, which were acquired in open-market transactions for $31,517,621. Shepard purchased all of his 2,000,000 Common Shares during the past two years at a price range of $12.80 per share to $16.62 per share. The average purchase price during such two year period was $15.76.

For information concerning the trading market and price of the Common Shares, see Section 6. For information concerning the frequency and amount of dividends paid during the past two years with respect to the Common Shares and any restrictions on the current or future ability of the Company to pay dividends, see Section 6.

Financial Information.    Set forth below is certain selected consolidated financial information relating to the Company and its subsidiaries which has been excerpted or derived from the financial statements contained in the Company 2002 10-K and other documents filed by the Company with the SEC. More comprehensive financial information is included in, and the financial information that follows is qualified in its entirety by reference to, the Company 2002 10-K and such other documents filed by the Company with the SEC. The Company 2002 10-K and such other documents may be examined at and copies may be obtained from the offices of the SEC or the NASDAQ in the manner set forth below.

STATE AUTO FINANCIAL CORPORATION

SELECTED CONSOLIDATED FINANCIAL INFORMATION

(In Thousands, Except Per Common Share Amounts)

	At or for the Three Months Ended June 30,	At or for the Year Ended December 31,
	2003	2002	2001
INCOME STATEMENT DATA:
Total revenues	263,160	964,479	623,272
Net income	8,301	36,995	20,615
Earnings per Common Share (diluted)	0.21	0.93	0.52
Cash Dividends per Common Share	0.04	0.14	0.13

BALANCE SHEET DATA:
Total investments	1,430,103	1,272,316	1,138,656
Total assets	1,721,435	1,592,995	1,367,496
Loss and loss adjusting expenses	639,765	600,958	523,860
Unearned premiums	395,638	377,990	329,495
Total liabilities	1,207,610	1,129,226	967,303
Total stockholders’ equity	513,825	463,769	400,193

The Company is subject to the information and reporting requirements of the Exchange Act and is required to file reports and other information with the SEC relating to its business, financial condition and other matters. Information, as of particular dates, concerning the Company’s directors and officers, their remuneration, stock options granted to them, the principal holders of the Company’s securities, any material interests of such persons in transactions with the Company and other matters is required to be disclosed in proxy statements distributed to the Company’s shareholders and filed with the SEC. These reports, proxy statements and other information should be available for inspection at the public reference facilities of the SEC located in Judiciary Plaza, 450 Fifth Street, N.W., Washington, D.C. 20549, and also should be available for inspection and copying at prescribed rates at the following regional offices of the SEC: The Woolworth Building, 233 Broadway, New York New York, 10279; and 175 W. Jackson Boulevard, Suite 900, Chicago, IL 60604. Copies of this material may also be obtained by mail, upon payment of the SEC’s customary fees, from the SEC’s principal office at 450 Fifth Street, N.W., Washington, D.C. 20549. The SEC also maintains an Internet web site at http://www.sec.gov that contains reports, proxy statements and other information. Reports, proxy statements and other information concerning the Company should also be available for inspection at the offices of NASDAQ, 9513 Key West Avenue, Rockville, Maryland 20850.

9.    Certain Information Concerning Purchaser and Shepard.

Purchaser, an Illinois corporation formed solely to make the Offer and wholly owned by Shepard, is offering to purchase 8,000,000 of the Common Shares of the Company.

Purchaser.    Purchaser is a newly incorporated Illinois corporation organized in connection with the Offer and the Proposed Merger and has not carried on any activities other than in connection with the Offer and the Proposed Merger. The principal offices of Purchaser are located at 980 North Michigan Avenue, Suite 1400, Chicago, Illinois 60611. Its telephone number at such offices is (312) 214-3566. Purchaser has been initially capitalized with $1,000 and has 1,000 Common Shares outstanding. Until immediately prior to the time that Purchaser will purchase Common Shares pursuant to the Offer, it is not expected that Purchaser will have any significant assets or liabilities or engage in activities other than those incident to its formation and capitalization and the transactions contemplated by the Offer and the Proposed Merger. Because Purchaser is newly formed and has minimal assets and capitalization, no meaningful financial information regarding Purchaser is available.

Gregory M. Shepard.    Shepard is a citizen of the United States of America and resides in Bloomington, Illinois. Shepard is a 1980 graduate of Northern Illinois University Law School. He has been a member of the

Illinois Bar Association since 1981. His principal occupation for the past 18 years is Chairman and President of American Union Insurance Company (“AUIC”). In addition, Shepard was Chairman and Chief Executive Officer of Illinois HealthCare Insurance Company, an Illinois stock life, accident and health insurance company, with health maintenance organization authority from its founding in 1997 to June 30, 2000, when it voluntarily entered into an Order of Liquidation with the Illinois Department of Insurance. Shepard was not a party to Illinois HealthCare’s Order of Liquidation and it contained no alleged violations including any federal or state securities law violations.

Shepard owns 50% of the common stock of AUIC. The remaining 50% of the common stock is owned by Tracy M. Shepard, who is Executive Vice President and a Director of AUIC. Tracy M. Shepard is a brother of Shepard. Shepard and Tracy M. Shepard are the ultimate controlling persons of AUIC. Shepard has been a Director of AUIC since 1982 and Chairman of the Board since 1985 when he succeeded his late father, Trent A. Shepard. Shepard was Vice President of AUIC from 1981 to 1985 and has served as President of AUIC since 1985. Shepard also served as Chief Executive Officer and Chairman of the Board of Illinois HealthCare from 1997 until June 30, 2000.

Shepard has been a Director of 21st Century Insurance Group, a California insurance holding company for two California property-casualty insurance companies and one Arizona property-casualty insurance company, since 1995. AUIC owns 6,100,000 common shares of 21st Century Insurance Group, representing 7.1% of the outstanding common stock. Since 1999, Shepard has been a Director of Country Acres Land Corporation, an Illinois corporation involved in real estate development in Normal, Illinois. Shepard owns 50% of Country Acres Land Corporation and 50% of Country Acres Farms with the remaining 50% of each owned by Tracy M. Shepard. Shepard has served as Secretary of Country Acres Land Corporation since 1999.

Shepard has not been convicted in a criminal proceeding during the past five years. Shepard became a party to a consent decree executed with the SEC on May 11, 2000. The consent decree states that in March 1999, Shepard issued a press release announcing that American Union Financial Corporation had made a partial tender offer to puchase up to 4.82% or 350,000 shares of the outstanding common stock of Meridian Insurance Group, Inc. (“MIGI”). American Union Financial Corporation stated in its tender offer that it would purchase the MIGI shares in a “dutch auction” format at the lowest price between $14.50 and $18.50 per share that would enable American Union Financial Corporation to purchase the desired 350,000 shares. Under the “dutch auction” format, tendering shareholders elect the price for which they would be willing to sell their shares. The partial tender offer commenced on April 2, 1999 and was to remain open until April 30, 1999. The consent decree further states that on April 5, 1999, during the pendency of the tender offer, Shepard purchased 10,900 shares of MIGI stock for American Union Financial Corporation on the open market at the price of $15.19 per share, and that by April 29, 1999, Shepard had purchased a total of 128,000 shares of MIGI stock at prices ranging from $15.19 to $16.63 per share. Shepard, without admitting or denying the findings, consented to the entry of the consent decree. On September 20, 2000, the SEC ordered, pursuant to Section 21C of the Exchange Act, that Shepard cease and desist from committing or causing any violation and any future violation of Rule 14e-5 of the Exchange Act. Effective January 24, 2000, Rule 10b-13 of the Exchange Act was redesignated as Rule 14e-5.

AUIC is a Illinois stock property and casualty insurance company originally chartered in the state of Illinois in 1916, by L. F. Shepard, as Union Automobile Insurance Association. AUIC adopted its present name in 1998. In 1995, AUIC formed a subsidiary property-casualty insurance company, Union Automobile Indemnity Company. The principal offices of AUIC are located at 2205 East Washington Street, Suite A, Bloomington, Illinois 61704. Its telephone number at such offices is (309) 661-1800. In the second half of 1995, Union Automobile Indemnity reinsured AUIC’s independent agency-produced business in force which represented over 99% of AUIC’s direct premiums written. At year end 1995, Union Automobile Indemnity had over $36 million in direct premiums written, 64,000 policies in force and AUIC and its subsidiaries had over 130 employees. In 1996, AUIC’s operations were revised to a direct marketing of private passenger automobile basis. Ownership of Union Automobile Indemnity Company was subsequently transferred to Unitrin, Inc., a Chicago-based insurance holding company, in a share exchange effective January 1, 1997. On December 31, 1998, Direct Auto Indemnity

Company, a AUIC subsidiary property-casualty insurance company, formed in 1925 as Prairie State Farmers Insurance Association, was merged with and into AUIC. Also on December 31, 1998, two Illinois business corporations, which had acted as managers of AUIC and Direct Auto Indemnity, were merged with and into American Union Financial Corporation. On June 30, 1999, American Union Financial Corporation, an Illinois business corporation whose principal business was to serve as a holding company for AUIC, was merged with and into AUIC.

In 1959, AUIC formed American Union Life Insurance Company. American Union Life was licensed as an Illinois stock life, accident and health insurance company in 1961. In 1964, American Union Life began marketing individual accident and health products. Shepard ran American Union Life between 1981 to 1988, during which time it was a successful individual indemnity major medical insurance company. In 1998, American Union Life entered into an Assumption Reinsurance Agreement to reinsure all of its non-annuity business in force to Illinois HealthCare Insurance Company. On December 31, 1999, American Union Life with less than 100 accident and health policies in force was merged with and into AUIC.

Shepard, as an individual, and Purchaser, as a privately owned company, are not subject to the information and reporting requirements of the Exchange Act and are not required to file reports and other information with the SEC relating to their business, financial condition and other matters. However, Shepard has filed reports with the SEC regarding his ownership in the Company due to Shepard having been an owner of greater than 5% of the Company since December 9, 2002. Shepard and AUIC also report financial and other information to the Illinois Department of Insurance on at least an annual basis and are subject to periodic reviews by that Department. Information should be on file and available for inspection at the offices of the Illinois Department of Insurance, 320 West Washington Street, Springfield, Illinois 62767. In addition, Purchaser and Shepard have filed a Schedule TO with the SEC in connection with the Offer. The Schedule TO and the exhibits filed therewith contain certain financial and other information regarding Purchaser and Shepard. The Schedule TO should be available for inspection at the public reference facilities of the SEC located in Judiciary Plaza, 450 Fifth Street, N.W., Washington, D.C. 20549, and also should be available for inspection and copying at prescribed rates at the following regional offices of the SEC: The Woolworth Building, 233 Broadway, New York New York, 10279; and 175 W. Jackson Boulevard, Suite 900, Chicago, Illinois 60604. Copies of this material may also be obtained by mail, upon payment of the SEC’s customary fees, from the SEC’s principal office at 450 Fifth Street, N.W., Washington, D.C. 20549. The SEC also maintains an Internet web site at http://www.sec.gov that contains reports, proxy statements and other information. The name, business address and telephone number, citizenship, present principal occupation and employment history of each of the directors and executive officers of Purchaser are set forth in Schedule I to this Offer to Purchase. See Section 11 for additional information concerning Purchaser, Shepard and AUIC.

Except as set forth in this Offer to Purchase, none of Shepard or Purchaser or, to the best knowledge of Shepard or Purchaser, any of the persons listed as officers or directors thereof nor any associate or majority-owned subsidiary of such persons, beneficially owns any equity security of the Company, and none of Shepard or Purchaser or, to the best knowledge of Shepard or Purchaser, any of the other persons referred to above, or any of the respective directors, officers or affiliates of any of the foregoing, has effected any transaction in any equity security of the Company during the past 60 days except as noted above.

Except as set forth in this Offer to Purchase, none of Shepard or Purchaser or, to the best knowledge of Shepard or Purchaser, any of the persons listed as directors or officers thereof has any agreement (except Shepard has entered into an agreement with Jefferies & Company, Inc.), arrangement, understanding or relationship with any other person with respect to any securities of the Company, including, without limitation, any contract, arrangement, agreement, understanding or relationship concerning the transfer or the voting of any securities of the Company, joint ventures, loan or option arrangements, puts or calls, guarantees of loans, guarantees against loss or the giving or withholding of proxies. Except as set forth in this Offer to Purchase, none of Shepard or Purchaser or, to the best knowledge of Purchaser or Shepard, any of the persons listed as directors or officers thereof has had any transactions with the Company, or any of its executive officers, directors or affiliates that would require additional reporting under the rules of the SEC.

Except as set forth in this Offer to Purchase, there have been no material contacts, negotiations or transactions during the past two years between Shepard or Purchaser, or their respective subsidiaries or affiliates, or, to the best knowledge of Shepard or Purchaser, any of the persons listed as directors or officers hereto, on the one hand, and the Company or its executive officers, directors or affiliates, on the other hand, concerning a merger, consolidation or acquisition, tender offer or other acquisition of securities, election of directors, or a sale or other transfer of a material amount of assets that would require reporting under the rules of the SEC.

10.    Source and Amount of Funds.

Purchaser estimates that the total amount of funds required to purchase 8,000,000 Common Shares for $32.00 per share in cash pursuant to the Offer and to pay all related costs and expenses to be $274,000,000. The Offer’s related costs and expenses are described in Section 16.

Purchaser plans to obtain $224,000,000 of the funds needed to purchase 7,000,000 Common Shares, and up to $18,000,000 for expenses related to the Offer, from the sale of Surplus Notes, with an effective yield of up to 10% and having a term of two years (“Surplus Notes”). On May 29, 2003, Shepard signed a letter engaging Jefferies & Company, Inc., an investment banking firm on an exclusive basis to render financial advisory and investment banking services in connection with the evaluation of strategic and financial alternatives regarding the Company and its affiliates including State Auto. On August 20, 2003, in connection with an amendment to such engagement letter, Jefferies & Company, Inc., delivered to Shepard a letter indicating they were highly confident in their ability to arrange the financing of the Surplus Notes in an amount of up to $300,000,000 to consummate the Offer, subject to a number of conditions, which letter supercedes the highly confident letter dated May 29, 2003. This reference to the highly confident letter does not purport to be complete and is qualified in its entirety by reference to the complete text of the letter. A copy of the letter is filed as an Exhibit to this Schedule TO. Consummation of the purchase of the Common Shares is conditional upon Purchaser obtaining financing.

Shepard or an associate intends to invest $32,000,000 in Purchaser in order to purchase from Purchaser 1 million Common Shares of the Company prior to the Proposed Merger. Purchaser has no alternative financing arrangements or plans in place at this time. For description of all expenses incurred or estimated to be incurred by Shepard and Purchaser, see Section 16.

The Surplus Notes will be issued pursuant to Section 3901.72 of the Ohio Revised Code (or any successor provision thereto and as may be amended from time to time, “Section 3901.72”), which authorizes and regulates the issuance of surplus notes by domestic mutual life insurance companies, and subject to the approval (the “Approval”) of the Superintendent. The net proceeds from the sale of the Surplus Notes will be recorded by State Auto as additional admitted assets. However, except as provided in Section 3901.72 and the Approval, the Surplus Notes will not be part of the legal liabilities of State Auto and will not be a liability or claim against State Auto or any of its assets for statutory accounting purposes. Accordingly, State Auto’s surplus will be increased by the net proceeds of the Surplus Notes.

The Surplus Notes will be issued under a Fiscal Agency Agreement (the “Fiscal Agency Agreement”) between State Auto and a to-be-determined national bank, as fiscal agent (“Fiscal Agent”). Pursuant to Section 3901.72 and the Approval, each payment of interest on and repayment of principal of the Surplus Notes will be subject to the prior approval of the Superintendent, which approval will be granted only if, in the judgment of the Superintendent, the financial condition of State Auto warrants the making of such payment and, in any event, only if State Auto has sufficient “surplus earnings” to make such payment. In addition, except as otherwise ordered and approved by the Superintendent, no part of principal of or interest of the Surplus Notes may be repaid or paid unless the “surplus” of State Auto remaining after such payment is equal to or greater than $500,000,000. The foregoing restrictions on the payment of interest on and repayment of principal of the Surplus Notes are collectively referred to herein as the “Payment Restrictions.” Based upon an opinion of the Ohio Attorney General concerning Section 96070-12 of the Ohio General Code (a predecessor to Section 3901.72), Purchaser believes that the term “surplus earnings” as used in Section 3901.72 refers to the entire period of an insurer’s existence and not to any particular year.

The Approval would confirm that the term “surplus earnings” which is used but not defined in Section 3901.72, is equivalent to the amounts recorded as “Unassigned funds (surplus)” on Line 30 of page 3 of the annual and quarterly statutory financial statements filed with the Ohio Department of Insurance and that the term “surplus”, which is also used but not defined in Section 3901.72, is equivalent to the amounts recorded as “Surplus” on Line 32 of page 3 of such financial statements and as “Surplus” in State Auto’s audited statutory financial statements. Also pursuant to the Approval, any payment of interest on and repayment of principal of the Surplus Notes as approved by the Superintendent would reduce State Auto’s Surplus. At December 31, 2002, the Surplus of State Auto was $753 million, which were all Unassigned funds (surplus). However, the availability of the funds to make payments on the Surplus Notes on any given date will be determined by the Superintendent and may be limited because, among other things, State Auto is subject to various requirements under state insurance laws affecting its financial condition, such as minimum surplus requirements and risk-based capital standards specifying minimum capital levels.

Jefferies’ ability to complete the financing is subject to (i) there having been in Jefferies’ sole judgment no material adverse change in business, result of operations, properties, condition (financial or otherwise) or prospects of State Auto, the Company, Purchaser or any of their respective subsidiaries since December 31, 2002; (ii) market conditions for the issuance of high yield and investment grade securities remain comparable to those existing as of the date of the letter filed as Exhibit (b) herewith (the “Highly Confident Letter”) as determined by Jefferies in its sole discretion; (iii) Jefferies’ receipt of audited and unaudited historical financial statements (including unaudited pro forma financial statements giving effect to the Offer) of each of State Auto, the Company, the Purchaser and their respective subsidiaries, acceptable to Jefferies and conforming to the requirements of the Securities Act of 1933, as amended, and the rules and regulations promulgated pursuant thereto for registration statements filed thereunder for the prior three full fiscal years of each such entity and the full fiscal quarters that have elapsed since the most recently ended fiscal year of each such entity, (iv) completion of additional business, financial, tax, legal, regulatory, accounting and other customary due diligence on State Auto and the Company and their respective subsidiaries to Jefferies’ satisfaction in its sole discretion and Jefferies not having discovered or otherwise becoming aware of any information not previously disclosed to Jefferies that it believes in its sole discretion to be inconsistent in a material and adverse manner with its understanding, based on the information provided to Jefferies prior to the date of the Highly Confident Letter, of the business, results of operations, properties, condition (financial or otherwise) or prospects of State Auto, the Company, or any of their respective subsidiaries; (v) the financing being on terms and conditions, including pricing and fees, that in Jefferies’ sole discretion are appropriate for transactions of those sizes, types and purposes and that are satisfactory to Jefferies, and the Offer being on terms and conditions satisfactory to Jefferies in its sole discretion; (vi) the preparation, execution, and delivery of documentation satisfactory to Jefferies in its sole discretion, its counsel and the purchasers of the Notes, which documentation will contain representations, warranties, conditions, covenants, indemnification obligations and other terms and provisions as are customary in transactions of this type; (vii) the financing, the Offer and all other transactions related thereto being provided for and consummated pursuant to documentation satisfactory to Jefferies in its sole discretion; (viii) the capitalization of State Auto, the Purchaser and the Company, assuming completion of the financing; the Offer, and all other transactions related thereto, upon terms and conditions satisfactory to Jefferies in its sole discretion; (ix) receipt by State Auto, the Purchaser and the Company of all required approvals, including without limitation satisfactory SEC review and approval of the Offer and the financing and all documentation relating to the Offer and the financing and receipt of all other necessary government and regulatory approvals (including without limitation, all state or federal regulatory approvals, including the approval of the terms and conditions of the Offer and the financing by the Ohio superintendent of insurance) and third party consents, and approval of the boards of State Auto and the Company, in each case, relating to the Offer and financing and all other transactions related thereto; (x) no change or proposed change in federal law or the laws of any jurisdiction, including but not limited to insurance regulations, in which State Auto, the Company or their respective subsidiaries operate that could reasonably be expected to adversely affect the Offer or the financing as determined by Jefferies in its sole discretion; (xi) receipt of ratings on the Surplus Notes from Moody’s Investors Service, Inc. and Standard and Poor’s Corporation of Baa2/BBB or better and an NAIC rating of 2 or better from the National Association of Insurance Commissioners; (xii) receipt of AM Best ratings on claims paying ability for State Auto and the

Company of “A” or better; (xiii) the appointment of senior management of State Auto and the Company acceptable to Jefferies in its sole discretion; (xiv) Shepard having the right to appoint nominees representing a majority of the board of directors of each of State Auto, the Company and each of their respective insurance subsidiaries and affiliates; and (xv) State Auto, the Purchaser, the Company, or any of their respective affiliates not having entered into any financing, acquisition or other transaction that could negatively affect the Offer and the financing or any of the other transactions related thereto as determined by Jefferies in its sole discretion, other than any transactions disclosed to Jefferies prior to the date of the Highly Confident Letter. Reference is made to Exhibit (b) herein for the full text of the Highly Confident Letter.

11.    Background of the Offer; Contacts with the Company and its affiliate MIGI.

During the summer of 1996, Shepard, Chairman and President of AUIC, and representatives of Unitrin, MIGI, the Company and others held discussions regarding the sale of AUIC’s wholly owned subsidiary, Union Automobile Indemnity Company. In connection with the possible sale, Shepard began an analysis of Unitrin, MIGI and the Company as an investment. Shepard and his affiliates began purchasing MIGI’s common shares on July 2, 1996 after a preliminary analysis indicated that MIGI’s common shares were undervalued. Subsequently, the MIGI common shares purchased by Shepard’s affiliates were transferred to Shepard.

As of January 1, 1997, the effective date of the sale of Union Automobile Indemnity Company to Unitrin, Shepard, directly or indirectly, owned 9.99% of MIGI’s outstanding common shares. In January 1997, Shepard and affiliates sought approval to increase their ownership position to 14.99% of MIGI’s outstanding common shares. Approval was received from the Indiana, Ohio and Minnesota Departments of Insurance in March 1997, May 1997 and July 1997, respectively.

On March 5, 1997, MIGI filed a complaint (Case No. IP97-0367C-M/S) in the United States District Court for the Southern District of Indiana, Indianapolis Division against AUIC and its affiliates alleging AUIC and its affiliates should have been reporting under Section 13(d), 15 U.S.C. § 78 m (d), of the Securities Exchange Act of 1934, as amended rather than under Section 13(g) of the Exchange Act. In July 1998, MIGI and AUIC and its affiliates entered into a Settlement Agreement of the complaint whereby the action was dismissed with prejudice with each party to bear its own costs. AUIC and its affiliates agreed as part of the Settlement Agreement to file a Schedule 13(d) by August 31, 1998.

On August 8, 1998, Shepard and his affiliates, owning 14.99% of MIGI’s outstanding common shares as of June 30, 1998, sought approval to increase their ownership position to 19.99% of MIGI’s outstanding common shares. Approval was received from the Indiana and Minnesota Departments of Insurance in December 1998 and from the Ohio Department of Insurance in February 1999.

On April 2, 1999, American Union Financial Corporation made a Dutch Tender Offer for up to 350,000 MIGI common shares for prices of $14.50 to $18.50 per share. Responding to an inquiry from the SEC, on April 30, 1999, American Union Financial terminated the Dutch Tender Offer which was not required to be filed with the SEC. In settlement of the SEC proceeding regarding the Dutch Tender Offer on May 11, 2000, Shepard entered into a consent decree pursuant to Rule 240 of the Rules of Practice of the SEC which ordered that Shepard cease and desist from committing or causing any violation, and any future violation, of Rule 14e-5 of the Exchange Act. The SEC issued the decree on September 20, 2000. See Section 9, Certain Information Concerning Purchaser and Shepard.

On May 25, 1999, Norma J. Oman, MIGI’s President and Chief Executive Officer, telephoned Shepard to express MIGI’s interest in having a general discussion. On June 3, 1999, Shepard met with representatives of MIGI in Indianapolis, Indiana to discuss Shepard’s interest in MIGI. Ms. Oman and Ramon L. Humke, Chairman of MIGI, asked Shepard if he had any plans or proposals for MIGI. Shepard replied that he did not. Oman and Humke asked Shepard that if he had any plans or proposals in the future would he communicate them to Ms. Oman.

On April 10, 2000, Shepard telephoned Ms. Oman to express Shepard’s desire for a general discussion regarding MIGI and its prospects. On April 12, 2000, Shepard met with Ms. Oman and Steven R. Hazelbaker, Vice President, Chief Financial Officer and Treasurer of MIGI, in Indianapolis, Indiana, and discussed a number of ideas for enhancing MIGI’s shareholder value. Shepard expressed AUIC’s interest in a possible transaction with MIGI and Meridian Mutual Insurance Company (collectively, “Meridian”). Ms. Oman thanked Shepard for his ideas for maximizing the shareholder value of MIGI and indicated she would call Shepard back regarding a possible transaction with AUIC.

On May 12, 2000, Shepard sent Ms. Oman a letter raising a number of issues for enhancing MIGI’s shareholder value. Shepard once again asked that he be afforded an opportunity to meet with Ms. Oman in Indianapolis. On May 16, 2000, Ms. Oman responded to Shepard’s letter in writing but declined to schedule a meeting with Shepard. On May 19, 2000, Shepard called Ms. Oman and she informed him via telephone that the respective boards of Meridian had rejected AUIC’s indication of interest and that neither Ms. Oman nor anyone else at Meridian had the authority to discuss the matter further.

On August 30, 2000, Shepard made a personal visit to Meridian’s Indianapolis, Indiana offices to attempt to meet with Ms. Oman and negotiate an agreement. Upon his arrival, Ms. Oman informed Shepard that neither she or other members of Meridian were interested in discussing AUIC’s possible interest in a transaction. After Shepard’s visit to Meridian’s offices, AUIC issued a press release announcing its intention to commence an offer. Also on August 30, 2000, AUIC, Meridian Insurance Group Acquisition Corporation (“MIGAC”), and Shepard filed a complaint (Case No. IP00-1360C-H/G) against Meridian’s board in the Southern District of Indiana concerning amendments to MIGI’s Articles of Incorporation, seeking an order compelling the board to approve the offer and breaches of fiduciary duties.

On August 31, 2000, MIGAC a wholly owned subsidiary of AUIC, made an unsolicited tender offer to acquire all of the outstanding shares of common stock of MIGI (except for the 1,588,400 shares representing 20.2% of the outstanding owned by Shepard), for $20.00 per share in cash. On August 29, 2000, the trading day prior to announcement of the MIGI offer, the last reported sale price of MIGI common shares was $12.75 per common share. The tender offer was conditioned on Shepard’s nominees being in control of the boards of directors of MIGI and its subsidiaries and affiliates including Meridian Mutual.

On September 1, 2000, the Indiana Securities Division issued a Notice of Hearing in In the Matter of: Tender Offer by Meridian Insurance Group Acquisition Corporation, a Wholly-Owned Subsidiary of American Union Insurance Company, to Acquire All Outstanding Shares of Meridian Insurance Group, Inc., Cause No. 00-0208 TO (“the Indiana Administrative Proceeding”). That notice set a hearing for September 25, 2000.

On September 11, 2000, MIGI issued a statement that its board of directors recommended that shareholders reject the initial offer to purchase and not tender any shares. On September 14, 2000, MIGAC and AUIC amended their takeover statement to include, among other changes, the identification of Shepard and Tracy M. Shepard as offerors. On September 18, 2000, AUIC amended its offer to reduce the number of common shares to 2,985,769 representing 50.1% of the outstanding shares excluding the shares already owned by Shepard, and to increase the price to $25.00 per share in cash. On September 22, 2000, MIGI issued a statement that its board recommended that the shareholders reject the amended offer to purchase 50.1% of the outstanding shares at $25.00 per share.

On September 21, 2000, an Administrative Complaint was filed by the Indiana Securities Division against MIGAC and AUIC in the Indiana Administrative Proceeding. That Administrative Complaint alleged that the original and amended filings made in connection with the MIGAC tender offer for MIGI failed to provide for full and fair disclosure of all material information concerning takeover offers to shareholders of MIGI, so that the opportunity of each shareholder to make an informed and well-reasoned decision may be secured, pursuant to Ind. Code §23-2-3.1-0.5. According to the Administrative Complaint, the original and amended filings failed to adequately disclose or confirm the offers’ source of funding, in that the Schedule TO merely stated the net worth of Shepard and his brother, Tracy Shepard, who were financing 25% of the transaction. The Administrative Complaint alleged that statements in the Schedule TO failed to establish that the offerors had sufficient net worth and liquidity to finance the transaction. According to the Administrative Complaint, MIGAC and AUIC were in violation of Indiana Code §§23-2-3.1-2 and 23-2-3.1-5 which respectively require persons making tender offers to comply with various provisions of Indiana and federal law. Accordingly, the Administrative Complaint alleged that MIGAC’s and AUIC’s failure to make complete filings would cause irreparable harm to the MIGI shareholders, and denied those shareholders of the forum provided to them by the Indiana takeover statute for review of the disclosures made by MIGAC and AUIC. The Indiana Securities Division requested that MIGAC, AUIC, their officers, employees and agents be ordered to cease and desist from further alleged violations of the Indiana Code §23-2-3.1-1, or be ordered to comply with that statute before proceeding with a takeover offer of shares of MIGI, and for such other just and proper relief.

Also on September 21, 2000, the Indiana Securities Division filed a separate Administrative Complaint styled In the Matter of: Gregory M. Shepard and American Union Financial Corporation, Cause No. 00-0226 CD. That Administrative Complaint alleged that Shepard and American Union Financial Corporation were deemed to be “offerors” in connection with the MIGAC tender offer for MIGI stock, but that they had not filed a required takeover statement with the Indiana Division of Securities, and were therefore in violation of Indiana Code §§23-2-3.1-2 through §§23-2-3.1-5, inclusive, which pertain to the filing of takeover statements. The Indiana Securities Division sought an order that Shepard and American Union Financial Corporation, their officers, employee and agents be required to cease and desist from further alleged violations of Indiana Code §23-2-3.1 and that they be required to comply with that provision before proceeding with a takeover offer of shares of MIGI. The Indiana Securities Department also sought the imposition of a civil penalty of $10,000 for each violation, and such other just and proper relief.

On September 25, 2000, a hearing was held before the Indiana Securities Division in the Indiana Administrative Proceeding regarding MIGAC and AUIC’s amended offer. MIGAC and AUIC were the named parties for the MIGI hearing. On October 4, 2000, the Indiana Securities Commissioner issued a final order finding that MIGAC, AUIC, Shepard and Tracy M. Shepard were to be considered as the “offerors” for MIGI. The final order noted that: (a) AUIC’s financial statements had been prepared on the basis of statutory accounting principles (“SAP”): (b) no reconciliation between SAP and generally accepted accounting principles (GAAP) had been provided for the 1998 and 1998 AUIC financial statements; (c) those statements were not audited; (d) the offerors asserted that preparation of those statements on the basis of SAP was permissible, and that they were not required to prepare GAAP financial statements; (e) offerors had provided a narrative description of what they contended were all material variations between GAAP and SAP; and (f) offerors maintained that under federal regulations, they were not required to have AUIC’s financial statements audited if the offeror was not subject to the reporting requirements of the Securities Exchange Act of 1934 and audited financial statements were not available without unreasonable cost or expense. However, the final order stated that offerors had presented no meaningful evidence regarding the costs or expenses that would be incurred in providing audited financial statements and/or a reconciliation between SAP and GAAP as part of the tender offer statement. The final order also noted that although various statements had been made concerning Shepard’s net worth and that of his brother, the takeover statement did not contain any disclosures regarding the amounts of their net worth consisting of illiquid assets and/or the magnitude of guarantees or contingencies that might negatively affect their respective net worths, and in addition, the takeover statement failed to establish that offerors, in fact, had sufficient net worth and liquidity to finance the takeover.

The final order contained a conclusion of law that the takeover statement filed by offerors failed to adequately disclose the source and amount of funding relied upon by the offerors to finance the intended takeover and failed to provide adequate information concerning the financial condition of the offerors. In addition, the final order stated that given the fact that offerors’ takeover statement made it clear that the offerors sought only to purchase an amount of MIGI shares that would result in their control of 50.1% of those shares, the offerors had failed to provide material information in that: (a) they failed without explanation to provide a reconciliation of AUIC’s SAP financial statements to GAAP, so that offerors’ disclosure could be considered under GAAP; (b)

they failed to provide an auditor’s report for the SAP-based financial statements; (c) they failed to describe sufficiently the source of funds or other consideration to be used to fund the offer; (d) they failed to provide adequate explanation concerning the portion of Shepard’s and Tracy Shepard’s net worth that consisted of illiquid assets and the magnitude of guarantees or contingencies that might negatively affect their respective net worths, and they failed to demonstrate that the information referred to in “a” to “d” could not be prepared and produced absent unreasonable cost or expense. Accordingly, the final order reflected a determination that the offerors’ takeover statement failed to provide for full and fair disclosure of all material information concerning the takeover offer to the shareholders of MIGI, as required under Indiana Code §23-2-3.1, so that MIGI would be subject to immediate and irreparable harm if offerors were permitted to proceed with the takeover absent modification or amendment of their takeover statement.

The final order prohibited the offerors from proceeding with their takeover offer until they amended or modified their takeover statement to (a) reconcile AUIC’s SAP financial statements to GAAP; (b) provide an auditor’s report for the SAP-based financial statements, or otherwise affirmatively demonstrate that audited financial statements could not be prepared or produced absent unreasonable expense; (c) provide additional details on the source of the funds and consideration to be used to finance the takeover offer; and (d) provide disclosure relative to the amount of Shepard’s and Tracy Shepard’s net worth that was comprised of illiquid assets, and the magnitude of the guaranties and contingencies that might have negatively affected their net worth.

On October 5, 2000, MIGI issued a press release in which it announced that its board of directors had directed management to explore strategic alternatives to enhance shareholder value. On October 25, 2000, MIGI publicly announced that it had entered into an agreement and plan of merger with State Auto under which the public shareholders of MIGI were to be paid $30.00 per common share. Concurrently with the execution of that agreement Meridian Mutual, owner of 48.3% of MIGI’s outstanding shares, entered into an agreement to merge with State Auto. On December 8, 2000, the MIGI offer was withdrawn by AUIC and an Amended Complaint (Case No. IP00-1360C-H/G) was filed against MIGI’s board in the Southern District of Indiana seeking damages, attorney fees and costs and to enjoin the proposed merger transaction between MIGI and State Auto.

On April 10, 2001, Judge David F. Hamilton, U.S. District Court for the Southern District of Indiana entered a final judgment and entry on MIGI’s motion to dismiss on Case No. IP00-1360C-H/G. The court ruled that Indiana’s Business Corporation Law precluded AUIC and Shepard’s claims for injunctive relief seeking to stop the impending merger and dismissed those claims with prejudice. However, the Court held that AUIC and Shepard’s claims for financial remedies in the form of money damages may be viable under Indiana law after the merger is consummated. Therefore, those claims were dismissed without prejudice and may be re-filed at a later date. The Court rejected MIGI’s assertion that AUIC and Shepard’s claims were derivative in nature. The Court held that although Indiana’s Business Corporation Law does not permit an injunction to issue, it was the “best prediction” of the Federal District Court that the Indiana Supreme Court would recognize the right of a dissenting shareholder to pursue monetary damages against the MIGI Board of Directors after the merger was consummated.

The mergers between State Auto and MIGI, and State Auto and Meridian Mutual were consummated and closed on May 31, 2001. In early June 2001, Shepard received $47,652,000 for his MIGI common shares. In July 2001, a complaint (Case No. IP01-1103C-T/G) was filed by AUIC and Shepard against MIGI and its board of directors, and State Auto and its board of directors which is pending in U.S. District Court Indianapolis Division, Southern District of Indiana. The complaint alleges various fiduciary duty breaches by both the boards of directors of MIGI and State Auto.

Between August 2001 and December 9, 2002 Shepard acquired 2,000,000 Common Shares of the Company for an aggregate purchase price of $31,517,621 (including commissions). On December 12, 2002, Shepard filed a Schedule 13 D with the SEC on the Company (the “Shepard 13 D”). The Shepard 13 D indicated among other things: the source of funding for the purchase of these Common Shares was personal funds and moneys borrowed pursuant to a Loan Agreement and Promissory Note between Shepard and Commerce Bank, N.A. (“Commerce”), and a copy was attached as Exhibits 7.1 and 7.2 to the Shepard 13 D; and Shepard owned 5.13% of the outstanding Common Shares as of November 14, 2002. Attached as Exhibit 7.3 to the Shepard 13 D was a shareholder proposal to be voted upon at the Company’s 2003 Annual Meeting of Shareholders. The proposal included the following:

Resolved, that the shareholders of the Company hereby request that the Board of Directors (1) appoint a committee of independent, non-management directors that would be authorized and directed to explore strategic alternatives to maximize shareholder value, including a merger of the Company’s 68% owner State Auto with another mutual insurance company followed by the sale or merger of the Company, (2) instruct such committee to retain a leading investment banking firm to advise the committee with respect to such strategic alternatives, and (3) authorize the committee and investment banking firm to solicit and evaluate offers for the merger of State Auto followed by the sale or merger of the Company.

On May 29, 2003, Shepard filed Amendment # 1 to the Shepard 13 D and attached a press release and a letter to Robert H. Moone, Chairman and CEO and the boards of the Company and State Auto. Shepard informed the board of directors of State Auto and the board of directors of the Company, that he was disappointed to learn that the Company’s Board of Directors had opposed his December 12, 2002 shareholder proposal to explore strategic alternatives to maximize shareholder value for consideration at the Company’s 2003 Annual Shareholders Meeting on May 23, 2003.

In his letter, Shepard stated that:

As a holder of greater than 5% of the Company’s outstanding stock, I was disappointed to learn that the Company’s Board of Directors opposed my proposal and recommended that the Company’s shareholders vote against the non-binding resolution to appoint a committee of independent directors with authorization and direction to explore strategic alternatives to maximize shareholder value.

Shepard noted that in light of the Company’s decision he had withdrawn his shareholder proposal from consideration at the Annual Shareholders Meeting. Shepard added he had personally investigated alternative transactions that he believed would yield the greatest premium for shareholders.

Accordingly Shepard stated he was pleased to make a proposal on behalf of Mid-West Mutual Insurance Company (“Mid-West”), an Ohio mutual property and casualty insurance company in formation that he would control. Shepard wrote:

I propose that Mid-West, State Auto and the Company negotiate a transaction whereby, subject to successful formation and regulatory approval of Mid-West and completion of customary due diligence by Mid-West and its financing sources, State Auto would first merge with Mid-West with State Auto as the surviving entity. State Auto and a wholly owned to be formed Ohio acquisition corporation would then immediately commence a tender offer for the Company’s 10,896,332 public shares (other than Shepard’s shares as of March 31, 2003) for $27.50 per share.

Shepard’s letter attached a May 29, 2003 letter from Jefferies & Company, Inc., an investment banking firm, stating it was highly confident that it could arrange financing to fund the above proposed transaction allowing for the purchase of the public shares, subject to certain conditions set forth in such letter.

Shepard noted that, subject to the negotiation of terms with the Company, he would agree not to tender his shares in the public tender offer and instead would exchange his 2,000,000 Common Shares for $55,000,000 of the Company’s preferred stock with no maturity or cash dividend requirements. In addition, the Company would make every effort to enter into agreements to cash out all of its outstanding stock options at $27.50 per share.

On June 3, 2003, Shepard filed Amendment # 2 to the Shepard 13 D and attached a June 3, 2003 letter to Robert H. Moone, Chairman and CEO and the boards of the Company and State Auto. Shepard reiterated his desire to meet with the boards and to explain why his offer was in the best interests of the Company’s shareholders and to negotiate a transaction. Shepard wrote:

Please contact me to arrange a meeting. I see from your press release dated May 30, 2003, that there is to be a special meeting of the board of directors of State Auto this week. I trust that there will also be a special meeting of the board of directors of the Company, as the Company’s shareholder interests are different than State Auto’s interests. In particular, I trust there will be a meeting of the Company’s special independent committee, along with separate independent legal and financial advisors, to consider my proposal from the Company stockholders’ perspective. If you elect to reject my offer, I would like to see, as I’m sure all the Company shareholders would, written reports from the independent committees of both boards who assessed and evaluated my offer. Given the spirit of Sarbanes-Oxley and the myriad of potential and actual conflicts between State Auto and the Company shareholders, I trust that State Auto and the Company will have separate independent counsel and financial advisors, in addition to separate advisors for the two independent committees. Please respond to me by June 13, 2003.

On June 4, 2003, State Auto CEO Moone sent Shepard a letter stating that:

Management’s preliminary analysis of the proposal raises several obvious concerns including: the merger you propose would be with a yet-to-be-formed shell mutual insurance company that would not engage in the business of writing insurance policies and would exist solely to create an entity for this transaction; your proposal would be financed entirely with resources of State Auto, by requiring that State Auto borrow $400 million to complete the transaction. No additional resources or financial strength would be brought to State Auto, and this debt-laden transaction could be expected to reduce State Auto’s financial surplus; and your proposed transaction does not expand State Auto’s insurance markets or business opportunities.

Moone indicated no desire to meet with Shepard.

On June 5, 2003, Shepard filed Amendment # 3 to the Shepard 13 D and attached a June 5, 2003 letter to Robert H. Moone, Chairman and CEO and the boards of the Company and State Auto. Shepard thanked Moone for his letter dated June 4, 2003. Shepard noted to Moone that in his letter he stated:

That an independent committee of State Auto’s board of directors has been named and will be meeting to evaluate my offer. I reiterate my desire to meet with the special committee of independent directors to explain my business plan strategies. Your letter did not address the value of my proposed offer for the publicly traded shares of the Company. I strongly urge you to consider the interests of the Company public shareholders. I would appreciate it if you would inform me which board members sit on the independent committee of State Auto. When can I and the other Company public shareholders expect to see their report? Should I assume that you have not formed a similar independent committee of the Company board to look after the interests of the publicly traded shareholders? Do the independent committees have separate legal and financial advisors? If they don’t, I strongly suggest you implement that. I would appreciate a response to this letter by June 13, 2003.

On June 6, 2003, the Company CEO Moone sent Shepard a letter stating:

At a meeting today, the Company’s Board of Directors considered your communications of May 29 and June 3 and related materials. Your proposal, by its terms, depends on action by other parties which have not been taken and which are beyond the Company’s legal authority. Based on this and other factors, the Board decided it would not be necessary or appropriate to take action at this time. If future developments result in a change in this position, you will be notified.

On June 13, 2003, Shepard filed Amendment # 4 to the Shepard 13 D and attached a press release and a letter to Robert H. Moone, Chairman and CEO and the boards of the Company and State Auto. Shepard’s June 13, 2003 letter stated:

As the largest non-affiliated public stockholder of the Company, with 2 million shares, I want our Company to enhance—not ignore—value for investors. I have carefully read your letters of June 4, 2003 and June 6,

2003 with great interest and while I am disappointed in your response, I remain hopeful that we can bridge the differences.

State Auto, being an Ohio mutual property and casualty insurance company, is subject to the Ohio Insurance Code (the “Code”). The Code only provides one means for infusing policyholders surplus to a mutual and that is through the issuance of surplus notes. Code Section & 3901.72—Money advanced to insurance company or health insuring corporation. It states: ‘any person may advance to a domestic insurance company any sum of money necessary for the purpose of the insurance company’s business or as a cash guarantee fund. Such money, and interest agreed upon, not exceeding ten per cent per annum, shall not be a liability or claim against the insurance company and shall be repaid only out of the surplus earnings of such insurance company. Except as ordered by the superintendent of insurance, no part of the principal or interest thereof shall be repaid until the surplus of the insurance company remaining after such repayment is equal in amount to the principal of the money so advanced’.

In your letter of June 4th you mentioned that my proposed merger would be a debt-laden transaction. State Auto would not be borrowing the $310-$320 million needed to fund the transaction but rather would be issuing surplus notes which according to statutory accounting would be recorded on page 3 line 31 of State Auto’s quarterly and annual statements as surplus as regards policyholders. If the National Association of Insurance Commissioners and the Code have defined surplus notes as surplus, and given that surplus notes or surplus advances are the only known ways of injecting surplus into a mutual, why are you then characterizing the surplus notes as debt?

I’m looking to enter into discussions with you that might result in a transaction that results in value for all shareholders. In an effort to reach an acceptable proposal, I propose that we leave State Auto intact (no merger with Mid-West), and that State Auto, the Company and myself negotiate a transaction. In particular, subject to completion of customary due diligence, I would be willing to consider injecting equity into the Company through the purchase of Class A Preferred Stock, although I would prefer to finance the transaction with surplus notes. Upon completion of the financing, the Company and a wholly owned to-be-formed Ohio acquisition corporation would then immediately commence a tender offer for the Company’s 10,896,332 public shares (other than my shares as of March 31, 2003) for $29.00 per share. I would agree not to tender my shares in the public tender offer and instead would exchange my 2,000,000 Common Shares for $58,000,000 of Class B Preferred Stock without maturity, redemption or cash dividend requirements. In addition, the Company would make every effort to cash out all of its outstanding stock options at $29.00 per share. Any transaction we might negotiate would be conditioned on my nominees representing a majority of the boards of directors of the Company, State Auto and its insurance subsidiaries and affiliates.

By the way, I noticed in your letter dated June 6th that you believe that further action by the Company is not ‘necessary or appropriate.’ Presumably, the State Auto Special Committee of independent directors, which you promised would meet to evaluate my proposal, did not meet. If it did meet, I request a copy of the minutes of that meeting. I also request the minutes from the board meeting of the Company, which your June 6, 2003 letter mentioned had met to evaluate my proposal. I would be happy to meet with the Boards to explain my proposals, should you so desire. Please respond to me before June 18, 2003.

On June 13, 2003, the Company CEO Moone sent Shepard a letter stating:

We are in receipt of the latest version of your plan. This version reveals your intention to take control of the Boards of Directors of State Auto and the Company, even though your plan is to use State Auto’s own assets to accomplish your takeover. Although in my view your plan continues to suffer from substantially the same defects noted in my last letter, we have forwarded your communication to the State Auto Special Committee for consideration as part of its continuing process.

On June 23, 2003, Shepard filed Amendment # 5 to the Shepard 13 D and attached a press release and a letter to Robert H. Moone, Chairman and CEO and the boards of the Company and State Auto. Shepard wrote:

I have carefully read your letters of June 4, 2003, June 6, 2003 and June 13, 2003. As the largest non-affiliated public stockholder of the Company, with 2 million shares, I am, again, disappointed by your intransigence to enter into a dialogue to enhance shareholder value. In an effort to reach an acceptable proposal, on May 29th, I proposed injecting surplus directly into State Auto, following a merger with a mutual-in-formation (Mid-West). State Auto, as the surviving company of the merger, would then have immediately commenced a tender offer for the Company’s 10,896,332 public shares (other than my shares as of March 31, 2003) for $27.50 per share. I would have exchanged my 2,000,000 Common Shares for $55 million of Company preferred stock without maturity or cash dividend requirements. The Company would have cashed out its outstanding stock options at $27.50 per share.

Your June 4th letter stated that my proposal lacked apparent business benefits because: 1. The proposed merger would be with a yet-to-be formed mutual insurance company; 2. State Auto would be required to borrow $400 million to complete the transaction; 3. No additional financial strength would have been brought to State Auto; and 4. The proposed transaction did not expand State Auto’s insurance markets or business opportunities. Your June 4th letter stated that an independent committee of State Auto had been created, but you have not named them or provided any minutes of their deliberations, despite my requests to receive them. Your June 6th letter states that the Board of the Company met, but again I have not received minutes of that meeting. In this era of enhanced corporate governance, it’s a very serious issue when the single largest unaffiliated stockholder cannot see the minutes of meetings of his Board, who are supposed to be the guardians of stockholder value.

On June 13th, in an effort to respond to your issues, I revised my proposal to eliminate the mutual merger and the surplus notes, and instead I proposed injecting additional capital through Company preferred stock. I also increased the price from $27.50 to $29.00 per share. According to “Insurance Mergers and Acquisitions”, dated 6/17/03 (“IMA”), my $29.00 per share offer is “fairly rich”, and carries a price/book ratio of 234.6%, a price/earnings ratio of 25.7x, and a price/operating earnings ratio of 29.3x. According to IMA, based on announced offers involving auto insurance since 2000, the average price/book was 93.1%, the average price/earnings was 8.3x, and the average price/operating earnings was 8.6x. I trust the special committees of both State Auto and the Company very carefully considered my proposed offer from the standpoint of value to the shareholders.

Your June 13th letter back to me stated that in your view my plan continues to use State Auto’s own assets to accomplish my tender offer. I have tried to explain to you how under the Ohio Insurance Code my proposed financing would have been booked as surplus, not debt.

In a further effort to address your issues, I now propose that State Auto, the Company and myself negotiate a transaction whereby, subject to completion of customary due diligence, I would commence a tender offer for 8,000,000 of the Company’s 10,896,332 public shares (other than my shares as of March 31, 2003) for $30.00 per share. I would agree not to tender my shares in the public tender offer, and State Auto, and all directors and executive officers of State Auto and the Company, would also agree not to tender any shares. Our financing would not involve the incurrence of any debt by State Auto, the Company or their subsidiaries or affiliates. The Company would not cash out its outstanding stock options. Any transaction we might negotiate would be conditioned on my nominees representing a majority of the boards of directors of the Company, State Auto and its insurance subsidiaries and affiliates.

The many business benefits of this proposal are obvious and are responsive to the points raised in your June 4th letter. Not only is the current State Auto/Company structure preserved, but State Auto’s 26.3 million Common Shares could be expected to rise in value significantly above their March 31, 2003 close of $16.90; perhaps increasing State Auto’s financial strength by more than $200 million. My proposal provides those stockholders who now desire to sell their shares an extraordinary opportunity to do so. The remaining shareholders can rest assured that I am committed to enhancing—not ignoring—value for investors.

I would like your boards to tell me and the other shareholders in detail if you think this proposal is unfair from a financial point of view. If you do not think it’s fair, I insist on meeting with the boards of State Auto and the Company and their respective financial representatives to find out why on earth you believe that to be the case.

I hope for your sake you are being properly advised and that you are not merely entrenching yourselves in management positions, as that would be legally actionable. I repeat my demand for all minutes of the Boards of Directors of State Auto and the Company and their special independent committees that deliberated my proposals since May 29, 2003. I repeat my demand to know the identities of the special independent committees of both Boards, as well as their independent financial advisors. Please contact me so we may begin negotiations before June 30, 2003.

On June 30, 2003, State Auto CEO Moone sent Shepard a letter stating:

At a meeting yesterday, State Auto’s Board of Directors considered your most recent communications and related materials and determined not to enter into discussions with you. The decision followed consideration of a report of its Special Committee, comprised entirely of outside directors, and endorsement by the Board of the Special Committee’s determination that: your proposals appear to follow a pattern of making impractical proposals with wide publication, aimed at pressuring pursuit of a transaction for short term gain; your proposals provide no additional resources or insurance business opportunities to State Auto; and there appears to be no benefit for State Auto or its constituencies from engaging in discussions with you.

On June 30, 2003, the Company and State Auto filed a complaint in the United States District Court for the Southern District of Ohio against Shepard (Case No. C2 03 585). The Complaint pertains to the Schedule 13 D filings made by Shepard in connection with various proposals that he made to the Company and State Auto prior to the institution of this Offer. Those proposals differ significantly from the terms of this Offer.

In their complaint, State Auto and the Company accused Shepard of attempting to take over the Company while keeping his true background hidden from public scrutiny by failing to disclose in his Schedule 13 D filings: (a) violations of the Indiana Securities Laws leading to the entry of the final order in the Indiana Administrative Proceeding described above; and (b) his role as control person of Illinois HealthCare Insurance Company and its insolvency in the less than three years that that company was in existence (which, according to State Auto and the Company, left 26,000 policyholders without insurance coverage and required them to be bailed out by the insurance guaranty funds maintained by the states of Ohio, Indiana and Illinois). State Auto and the Company also allege that Shepard’s press releases prior to the institution of this Offer were misleading in that they were designed to cause the Company stockholders to believe that Shepard was personally offering to purchase the Company shares with his own funds when his proposals instead would have been financed with State Auto’s credit or assets. According to the complaint, the statements in the press releases (which were attached as exhibits to Shepard’s Schedule 13 D filings) were knowingly false and misleading and were intended to conceal Shepard’s lack of financing for purchases of the Company stock in the absence of using State Auto’s own assets and financial strength. The complaint also alleges that Shepard has falsely stated that he withdrew a prior stockholder proxy proposal to be presented at the Company’s May 23, 2003 annual meeting (which State Auto and the Company state would have been “overwhelmingly defeated” had it been presented) when, according to State Auto and the Company, that proposal in fact was not presented to the annual meeting because Shepard failed to appear in order to present it (allegedly in violation of SEC Rule 14a-8). Finally, the complaint claims that Shepard’s Schedule 13 D filings contain other material misrepresentations and omissions, which are not specified in the complaint.

The complaint is based on alleged violations by Shepard of §13(d) of the Securities Exchange Act of 1934 and SEC rules promulgated thereunder (which require the filing of Schedule 13 D and specify the contents of that schedule). State Auto and the Company requested preliminary and permanent injunctive relief: (a) requiring Shepard file an amendment to the Shepard 13 D to include the additional information regarding MIGAC and AUIC’s offer for MIGI in 2000 and Illinois HealthCare Insurance Company, and that constitutes a truthful Schedule 13 D that fully and fairly corrects any alleged material misrepresentations and omissions; (b) precluding Shepard from making any further alleged material misrepresentations and omissions in future Shepard 13 D filings and from future violations of the federal securities laws; (c) pursuing further transactions in Common Shares; (d) making further proposals to take over State Auto, the Company or any of their affiliates; (e) making a tender offer for any Common Shares, until 30 days after Shepard files what plaintiffs characterize as a “curative” Schedule 13 D approved by the Court.

On July 15, 2003, Shepard filed a motion to dismiss State Auto’s and the Company’s lawsuit. Shepard requested dismissal of the lawsuit on the grounds that (a) his prior Shepard 13 D filings were sufficient, and are not false or misleading; (b) State Auto and the Company have not and will not incur any irreparable injury, and therefore an injunction is not warranted; and (c) there is no private right of action for violation of §13(d) of the Securities Exchange Act of 1934.

On July 17, 2003, Shepard filed Amendment # 6 to the Shepard 13 D which noted that Shepard had elected to disclose information even though he believed those disclosures were not mandatory. Those disclosures were with regard to MIGAC and AUIC’s offer for MIGI in 2000 and Illinois HealthCare Insurance Company. Both disclosures are additionally discussed in this Offer.

State Auto’s and the Company’s lawsuit remains pending. On August 12, 2003 Shepard’s motion to dismiss was denied. The Court has set briefing schedules on another motion filed by Shepard in the case. In addition, the Court set August 20 and 21, 2003 dates for the hearing of State Auto’s and The Company’s Motion for a Preliminary Injunction.

On August 20, 2003, Shepard delivered the following letter:

August 20, 2003

Mr. Robert H. Moone

Chairman of the Boards

State Auto Financial Corporation

State Automobile Mutual Insurance Company

518 East Broad Street

Columbus, Ohio 43215

Dear Mr. Moone:

I am writing to give you advance notice that today State Auto Financial Acquisition Corporation (“STFAC”) will announce a cash tender offer for 8,000,000 shares of common stock of State Auto Financial Corporation (“STFC”). The offer is for $32.00 per share, which represents a premium of 144% over the closing price ($13.13) prior to the filing of my original STFC 13 D last December.

As the largest non-affiliated public stockholder of STFC, with 2 million shares, I want STFC to enhance—not ignore—value for investors. I have written to you on five previous occasions seeking to negotiate a “friendly” transaction between STFC, State Automobile Mutual Insurance Company (“State Auto”) and myself. Your reply to each of my offers to negotiate has been to ignore the spirit of Sarbanes-Oxley and the myriad of potential and actual conflicts between State Auto and STFC’s shareholders. Surely you don’t believe that only STFC’s majority shareholder, namely State Auto, has an interest in STFC. Yet only State Auto’s board has been allowed to consider my offers to negotiate a transaction.

On behalf of all of STFC’s shareholders I am commencing a tender offer through STFAC for 8,000,000 of STFC’s 10,993,928 public shares (other than my shares as of June 30, 2003) for $32.00 per share. I or an associate would agree to purchase an additional 1,000,000 common shares from STFAC and I would agree not to tender my shares in the public tender offer. State Auto, and all directors and officers of State Auto and STFC, would also agree not to tender any shares. Our financing would not involve the incurrence of any debt, as defined by statutory accounting principles, by State Auto, STFC or their subsidiaries or affiliates. STFC would not cash out its outstanding stock options. STFAC would be merged with and into State Auto and 7,000,000 additional common shares of STFC would thereby be acquired by State Auto, increasing its ownership to just under 85% of the outstanding shares. Any transaction we might negotiate would be conditioned on my nominees representing a majority of the boards of directors of STFC, State Auto and their insurance subsidiaries and affiliates.

The many business benefits of this proposal are obvious and are responsive to the points raised in your letters. Not only is the current State Auto/STFC structure preserved, but the value of State Auto’s gross investment in STFC would increase from $444 million on March 31, 2003 ($16.90 per share) to perhaps $32.00 per share and $1.065 billion upon completion of the Offer. My proposal provides those stockholders who now desire to sell their shares an extraordinary opportunity to do so. The remaining shareholders can rest assured that I am committed to enhancing—not ignoring—value for investors.

If successful in the tender offer, State Auto will have increased its ownership from 66.9% to 84.7% while I will have increased my ownership, if I personally purchase the 1 million shares, from 2,000,000 to 3,000,000 common shares representing 5.1% to 7.6% of the outstanding common shares. If I purchase the 1 million shares, my investment in STFC will increase by $32 million from $31,518,000 to $63,518,000, my ownership of the unaffiliated publicly traded shares will increase from 15.5% to 50.1% and my investment in the outstanding common shares will be approximately $63 million greater than your investment.

Since the number of STFC shares now owned by the STFC Board is relatively small, the current board is well insulated from the pain of any price decline for STFC’s securities. Other stockholders are not so lucky. I call upon you to let stockholders decide for themselves whether they wish to take advantage of a very significant premium for their shares right now.

I have read your recent press releases where you have engaged in a pattern of smear tactics. I was hoping for a more professional and seasoned approach from you; your shareholders and other constituents deserve as much. I have never intentionally hidden anything about my background, much of which is disclosed in public filings, written in the media, or otherwise a matter of public record. My family has been in insurance for four generations, so we know a thing or two about the business. Insurance companies that my family has controlled have paid hundreds of thousands of claims over the years.

It is unfortunate that you have embarked on this path of name-calling, personal attacks and litigation. I merely invited you and your board to sit down and discuss proposals to enhance shareholder value. You have also not honored my requests for information concerning the composition of State Auto and STFC special committees that you have stated have met, considered and rejected my proposals. I am, after all, only your largest individual stockholder. I am entitled to this information, as are all of the stockholders. I do not understand how the committees could have reached any informed conclusion without input from me, and the refusal of anyone ever to meet with me creates the impression that the Boards of State Auto and STFC do not care about shareholders, but are only interested in protecting current management. I want you to know that I remain resolutely devoted to enhancing shareholder value. Your shareholders and the constituents will remember your tactics.

I call upon the Boards of Directors of State Auto and STFC to approve my offer. I hope that you, as fiduciaries, will recognize that my offer is very much in the best interests of stockholders and that you will accept it accordingly.

Sincerely,

Gregory Mark Shepard

cc: Board of Directors, State Auto Financial Corporation

Board of Directors, State Automobile Mutual Insurance Company

Commissioner, Florida Department of Insurance

Commissioner, Indiana Department of Insurance

Commissioner, Iowa Department of Insurance

Superintendent, Ohio Department of Insurance

Director, South Carolina Department of Insurance

Director, South Dakota Department of Insurance

Commissioner, Wisconsin Department of Insurance

On August 21, 2003, Shepard issued a press releasing announcing his intention to commence the Offer, to be followed by the Proposed Merger.

On August 20, 2003, Purchaser commenced the Offer. On August 21, 2003, Shepard and Purchaser filed a complaint against the Boards of Directors of the Company and State Auto in the United States District Court for the Southern District of Ohio primarily for breach of fiduciary duties. On August 20, 2003 Shepard and Purchaser also issued a demand letter to the Boards of Directors of the Company and State Auto, and also issued a press release dated August 21, 2003 regarding the litigation. Copies of the complaint, Demand Letter and Press Release are attached as Exhibits to Schedule TO.

12.    Purpose of the Offer; Plans for the Company; Certain Considerations.

General.    The purpose of the Offer is to enable Shepard and Purchaser to acquire control of the Company.

Shepard intends to continue to seek to negotiate with the Company with respect to the acquisition of control of the Company. If such negotiations result in a definitive agreement between the Company and Shepard, certain material terms of the Offer may change. Accordingly, such negotiations could result in, among other things, termination of the Offer and submission of a different acquisition proposal to the Company’s shareholders for approval.

Plans for the Company.    In connection with the Offer, Shepard and Purchaser have reviewed, on the basis of publicly available information, various business strategies that they might consider in the event that Shepard acquires control of the Company, whether pursuant to the Offer and the Proposed Merger or otherwise. If the Offer and Proposed Merger are consummated, Shepard will control State Auto and the Company and their subsidiaries and affiliates. Shepard intends for the Company and its insurance subsidiaries and affiliates to maximize shareholder value and to protect policyholders. Shepard intends to fully comply with the provisions of Section 1704.02 of the Ohio General Corporation Law relating to interested shareholders business combination transactions.

The Proposed Merger.    The Merger Agreement will provide that, following the satisfaction or waiver of the conditions set forth therein, Purchaser will be merged with and into State Auto, with State Auto continuing as the surviving corporation (the “Surviving Corporation”). As a result, State Auto would own 7,000,000 of the Common Shares tendered in the Offer, in addition to its current 26,285,419 share holdings.

Representations and Warranties.    The Merger Agreement will contain representations and warranties by State Auto with respect to, among other things, the organization, qualification and capitalization of State Auto, the subsidiaries of State Auto, the authority of State Auto relative to the Merger Agreement, the absence of violations of law, required governmental filings, the statutory financial statements of State Auto’s insurance company subsidiaries and their actuarial reserves, the SEC filings of the Company, the absence of certain changes or events and of any undisclosed liabilities, the inapplicability of state takeover statutes, compliance with applicable laws, the assets of State Auto, environmental matters, contracts of State Auto, taxes and tax returns, benefit plans, labor relations, intellectual property, transactions with affiliates, voting requirements applicable to the Proposed Merger and the status of State Auto’s subsidiaries as regulated investment companies.

The Merger Agreement will also contain representations and warranties of Purchaser with respect to, among other things, the Purchaser’s organization and qualification, their authority relative to the Merger Agreement, the absence of violations of law, required governmental filings, the absence of certain litigation, and their financial ability to perform.

Covenants of State Auto.    In the Merger Agreement, State Auto will covenant and agree that, among other things, during the period from the date of the Merger Agreement until the effective time of the Proposed Merger (the “Effective Time”), unless Purchaser shall otherwise agree in writing, or except as otherwise contemplated in the Merger Agreement, State Auto and its subsidiaries shall conduct their respective businesses in the ordinary course consistent with past practice and shall use all reasonable efforts to preserve intact their business organizations and relationships with third parties (including but not limited to their respective relationships with policyholders, insureds, agents, underwriters, brokers and investment customers), and to keep available the services of their present officers and key employees, subject to the terms of the Merger Agreement. In addition, except as otherwise contemplated by the Merger Agreement, from the date thereof until the Effective Time, without the prior written consent of Purchaser, (a) State Auto shall not adopt or propose any change in its constitutive organizational documents, including its Code of Regulations; (b) State Auto shall not declare, set aside or pay any dividend or other distribution, and its subsidiaries shall not repurchase, redeem or otherwise acquire any shares of capital stock or other securities of, or other ownership interests in, the Company; (c) State Auto shall not, and shall not permit any of its subsidiaries to, merge or consolidate with any other person or (except in the ordinary course of business) acquire a material amount of assets of any other person (d) State Auto shall not, and shall not permit any subsidiary to, sell, lease, license or otherwise surrender, relinquish or dispose of (i) any material facility owned or leased by State Auto or any of its subsidiaries or (ii) any assets or property which are material to State Auto and its subsidiaries taken as a whole, except pursuant to existing contracts or commitments, or in the ordinary course of business consistent with past practice; (e) State Auto shall not, and shall not permit any of its subsidiaries to, settle any material audit, make or change any material tax election or file materially amended tax returns; (f) State Auto shall not permit any of its subsidiaries to issue any capital stock or other securities or enter into any amendment of any material term of any outstanding security of the Company, and State Auto and its subsidiaries shall not incur any material indebtedness except in the ordinary course of business pursuant to existing credit facilities or arrangements, amend or otherwise increase, accelerate the payment or vesting of the amounts payable or to become payable under or fail to make any required contribution to, any benefit plan or materially increase any non-salary benefits payable to any employee or former employee, except in the ordinary course of business consistent with past practice or as otherwise permitted by the Merger Agreement; (g) State Auto shall not, and shall not permit any of its subsidiaries to, grant any increase in the compensation or benefits of directors, officers, employees, consultants or agents of State Auto or any of its subsidiaries other than increases in the ordinary course of business consistent with past practice; (h) State Auto shall not, and shall not permit any of its subsidiaries to, enter into or amend any employment agreement or other employment arrangement with any employee of State Auto or any of its subsidiaries, except in the ordinary course of business consistent with past practices (which past practices shall not be deemed to include actions taken in connection with the Proposed Merger); (i) State Auto shall not change any method of accounting or accounting practice by State Auto or any of its subsidiaries, except for any such required change in GAAP or SAP (as such terms are defined in the Merger Agreement); (j) State Auto shall not, and shall not permit any of its subsidiaries to, enter into any agreement to purchase, or to lease for a term in excess of one year, any real property, provided that State Auto, or any of its subsidiaries, (i) may as a tenant, or a landlord, renew any existing lease for a term not to exceed eighteen months and (ii) may, in its capacity as a landlord, renew any lease pursuant to an option granted prior to the date hereof; and (k) none of the State Auto insurance subsidiaries may make any material change in its underwriting, claims management or reserving practices.

In addition to the foregoing, State Auto will agree that, except to the extent necessary to comply with the requirements of applicable laws and regulations, it shall not, and shall not permit any of its subsidiaries to, (a) take, or agree or commit to take, any action that would make any representation and warranty of State Auto in the Merger Agreement inaccurate in any material respect at, or as of any time prior to, the Effective Time, (b) omit, or agree or commit to omit, to take any action necessary to prevent any such representation or warranty from being inaccurate in any material respect at any such time, provided however, that State Auto shall be permitted to take or omit to take such action which (without any uncertainty) can be cured, and in fact is cured, at or prior to the Effective Time or (c) take, or agree to commit to take, any action that would result in, or is reasonably likely to result in, any of the conditions of the Proposed Merger set forth in the Merger Agreement not being satisfied.

Prohibition on Solicitation.    Pursuant to the Merger Agreement, State Auto will agree that it will not, and will not permit or cause any of its subsidiaries or any of the officers or directors of it or its subsidiaries to, and shall direct its and its subsidiaries’ employees, agents and representatives (including any investment banker, attorney or accountant retained by it or any of its subsidiaries) not to, directly or indirectly, initiate, solicit, encourage or otherwise facilitate any inquiries or the making of any proposal or offer with respect to a merger, reorganization, share exchange, consolidation or similar transaction involving, or any purchase of 20 percent or more of the assets or any equity securities of, the Company or any of its Subsidiaries (as defined in Regulation S-X promulgated by the SEC) (any such proposal or offer, an “Acquisition Proposal”).

State Auto will agree in the Merger Agreement to immediately cease and cause to be terminated any existing activities, discussions or negotiations with any parties conducted heretofore with respect to any of the foregoing, and to notify Purchaser immediately if any such inquiries, proposals or offers are received by, any such information is requested from, or any such discussions or negotiations are sought to be initiated or continued with, any of its representatives indicating, in connection with such notice, the name of such person and the material terms and conditions of any proposals or offers and thereafter shall keep Purchaser informed, on a reasonably current basis, of the status of terms of any such proposals or offers and the status of any such negotiations or discussions.

If, prior to the purchase of Common Shares pursuant to the Offer, there is an Acquisition Proposal which State Auto’s or the Company’s Board determines represents a more favorable transaction to the Company and its shareholders than the transactions contemplated by the Merger Agreement, and if State Auto’s or the Company’s Board, after consultation with outside counsel, shall have determined that failure to terminate the Merger Agreement is reasonably likely to be inconsistent with the fiduciary duties of State Auto’s or the Company’s Board under applicable law, State Auto may terminate the Merger Agreement. If State Auto so elects to terminate the Merger Agreement, State Auto shall, immediately prior to any such termination, pay a termination fee in the amount of $6 million in immediately available funds by wire transfer to a bank account designated by Purchaser.

Board of Directors; Corporate Governance.    Promptly upon acceptance for payment of the Common Shares by Purchaser pursuant to the Offer, Purchaser and Shepard shall be entitled to designate such number of directors on the State Auto and Company Boards as will give Purchaser and Shepard, subject to compliance with Section 14(f) of the Exchange Act, a majority of such directors, and State Auto and the Company shall, at such time, cause Purchaser’s and Shepard’s designees to be so elected by its existing State Auto and Company Boards and each subsidiary of the Company and each committee of the State Auto and the Company Boards and each such subsidiary as will give Purchaser and Shepard a majority of such directors or committee, and State Auto shall, at such time, cause Purchaser’s and Shepard’s designees to be so elected. Subject to applicable law, State Auto shall take all action requested by Purchaser necessary to effect any such election. In connection with the foregoing, State Auto will promptly, at the option of Purchaser and Shepard, either increase the size of the State Auto or Company Boards and/or obtain the resignation of such number of its current directions as is necessary to enable Purchaser’s and Shepard’s designees to be elected or appointed to the State Auto and Company Boards.

Treatment of Stock Options; Certain Benefits.    Pursuant to the Merger Agreement, each option to acquire Common Shares (each, an “Option”), restricted stock award (“Restricted Stock”) or stock appreciation right (“SARs” and, together with the Options and Restricted Stock, the “Awards”) outstanding or any other similar plan, arrangement or agreement under the Company (together, the “Company Plans”), whether or not vested, shall remain in place. Pursuant to the Offer no such Company Plans may be exercised or cashed out by the Company officers, directors or their affiliates as part of the Offer.

Conditions to the Merger.    The respective obligation of each party to the Merger Agreement to effect the Proposed Merger will be subject to the satisfaction, prior to the closing of the transactions contemplated by the Merger Agreement, of the following conditions: (a) the Offer shall have been successfully completed; and (b) no order entered or law promulgated or enacted by any governmental entity shall be in effect which would prevent the consummation of the Proposed Merger or any other material transactions completed by the Merger Agreement, and no proceeding brought by a governmental entity shall have been commenced and be pending which seeks to restrain, enjoin, prevent, or materially delay or restructure the Proposed Merger or any other material transactions contemplated by the Merger Agreement.

Termination.    The Merger Agreement may be terminated and the Proposed Merger abandoned at any time prior to the Effective Time: (a) by mutual consent of Purchaser and State Auto; (b) by Purchaser, if the Board of

Directors of State Auto or the Company withdraws its recommendation to the Company’s shareholders to approve the Offer; (c) by Purchaser or State Auto, if consummation of the Proposed Merger is barred by a permanent injunction which is final and non-appealable; (d) by State Auto, if prior to the purchase of Common Shares pursuant to the Offer, there is an Acquisition Proposal which the Company’s or State Auto’s Board determines represents a more favorable transaction to State Auto, the Company, and its shareholders than the transactions contemplated by the Merger Agreement, and if the Company’s or State Auto’s Board, after consultation with outside counsel, shall have determined that failure to terminate the Merger Agreement is reasonably likely to be inconsistent with the fiduciary duties of the Company’s or State Auto’s Board under applicable law; (e) by State Auto prior to the completion of the Offer, upon a material breach of any representation or warranty of Purchaser or Purchaser’s failure to comply in any material respect with any of its covenants or agreements, or if any representation or warranty of Purchaser shall be or become untrue in any material respect, which breach or failure to comply or untruth is not curable or, if curable, is not cured within 30 business days after written notice thereof has been given to Purchaser (materiality being construed in light of the transactions contemplated by the Merger Agreement); (f) by Purchaser prior to the completion of the Offer, upon a material breach of any representation, or warranty of State Auto or State Auto’s failure to comply in any material respect with any of its covenants or agreements, or if any representation or warranty of State Auto shall be or become untrue in any material respect, which breach or failure to comply or untruth is not curable or, if curable, is not cured within 30 business days after written notice thereof has been given to Purchaser (materiality being construed in light of the transactions contemplated by the Merger Agreement); or (g) by Purchaser or by State Auto, if Common Shares shall not have been purchased pursuant to the Offer by December 31, 2004, provided that such right to terminate the Merger Agreement shall not be available to a party whose failure to fulfill any obligation under the Merger Agreement has been the cause of the failure of such purchase to occur by such date.

Amendment.    The Merger Agreement may be amended by the parties thereto at any time before or after the approval of the Merger Agreement by the shareholders of State Auto, but after such approval no amendment or modification shall be made which in any way materially adversely affects the rights of such shareholders without the further approval of such shareholders. The Merger Agreement may not be amended, modified or supplemented except by written agreement of the parties thereto.

13.    Dividends and Distributions.

If, on or after the date of this Offer to Purchase, the Company (i) splits, combines or otherwise changes the Common Shares or its capitalization, (ii) acquires Common Shares or otherwise causes a reduction in the number of Common Shares, (iii) issues or sells additional Shares, or any shares of any other class of capital stock, other voting securities or any securities convertible into or exchangeable for, or rights, warrants or options, conditional or otherwise, to acquire, any of the foregoing or (iv) discloses that it has taken such action, then, without prejudice to the Purchaser’s rights under Sections 1 and 14, Purchaser, in its sole discretion, may make such adjustments in the Offer Price and other terms of the Offer and the Proposed Merger as it deems appropriate to reflect such split, combination or other change including, without limitation, the number or type of securities offered to be purchased.

If, on or after the date of this Offer, the Company declares or pays any cash dividend on the Common Shares or other distribution on the Common Shares (except for regular quarterly cash dividends on the Common Shares not in excess of $.035 per Common Share having customary and usual record dates and payment dates), or issues with respect to the Common Shares any additional Common Shares, shares of any other class of capital stock, other than voting securities or any securities convertible into, or rights, warrants or options, conditional or otherwise, to acquire, any of the foregoing, payable or distributable to shareholders of record on a date prior to the transfer of the Shares purchased pursuant to the Offer to the Purchaser or its nominee or transferee on the Company’s stock transfer records, then, subject to the provisions of Section 12 and Section 14, (i) the Offer Price may, in the sole discretion of the Purchaser, be reduced by the amount of any such cash dividends or cash distributions and (ii) the whole of any such noncash dividend, distribution or issuance to be received by the tendering shareholders will (a) be received and held by the tendering shareholders for the account of the Purchaser and will be required to be promptly remitted and transferred by each tendering shareholder to the Depositary for the account of the Purchaser, accompanied by appropriate documentation of transfer or (b) at the direction of the Purchaser, be exercised for the benefit of the Purchaser, in which case the proceeds of such exercise will promptly be remitted to the Purchaser. Pending such remittance and subject to applicable law, the Purchaser will be entitled to all rights and privileges as owner of any such noncash dividend, distribution, issuance or proceeds and may withhold the entire Offer Price or deduct from the Offer Price the amount or value thereof, as determined by the Purchaser in it sole discretion.

14.    Conditions of the Offer.

Notwithstanding any other provisions of the Offer, and in addition to (and not in limitation of) Purchaser’s rights to extend and amend the Offer at any time in its sole discretion, Purchaser shall not be required to accept for payment or, subject to any applicable rules and regulations of the SEC, including Rule 14e-1(c) under the Exchange Act (relating to Purchaser’s obligation to pay for or return tendered Common Shares promptly after termination or withdrawal of the Offer), pay for, and may delay the acceptance for payment of or, subject to the restriction referred to above, the payment for, any tendered Common Shares, and may terminate the Offer as to any Common Shares not then paid for, if, in the sole judgment and sole discretion of Purchaser (i) at or prior to the expiration of the Offer, any one or more of the Minimum Condition, the Insurance Regulatory Approval Condition, the Purchaser Obtaining Financing Condition or the Shepard and Purchaser Obtaining Control Condition has not been satisfied, or (ii) at any time prior to the acceptance for payment of Common Shares, any of the following events shall occur:

(a)

there shall have been threatened, instituted or pending any action, proceeding, application or counterclaim before any court, governmental regulatory or administrative agency or commission, authority or tribunal, domestic, foreign or supranational, by any government, governmental authority or other regulatory or administrative agency or commission, domestic, foreign or supranational, or by any other person, domestic or foreign (whether brought by the Company, an affiliate of the Company or any other person), which (i) challenges or seeks to challenge the acquisition by Purchaser or Shepard or any affiliate of them of the Common Shares, restrains, delays or prohibits or seeks to restrain, delay or prohibit the making of the Offer, consummation of the transactions contemplated by the Offer or any other subsequent business combination, restrains or prohibits or seeks to restrain or prohibit the performance of any of the contracts or other arrangements entered into by Purchaser or any of its affiliates in connection with the acquisition of the Company or obtains or seeks to obtain any material damages or otherwise directly or indirectly relating to the transactions contemplated by the Offer or any other subsequent business combination, (ii) prohibits or limits or seeks to prohibit or limit Shepard’s or Purchaser’s ownership or operation of all or any portion of their or the Company’s business or assets (including without limitation the business or assets of their respective affiliates and subsidiaries) or to compel or seeks to compel Shepard or Purchaser to dispose of or hold separate all or any portion of their own or the Company’s business or assets (including without limitation the business or assets of their respective affiliates and subsidiaries) or imposes or seeks to impose any limitation on the ability of Purchaser or Shepard or any affiliate of them to conduct their own business or own such assets as a result of the transactions contemplated by the Offer or any other subsequent business combination, (iii) makes or seeks to make the acceptance for payment, purchase of, or payment for, some or all of the Common Shares pursuant to the Offer illegal or results in a delay in, or restricts, the ability of Shepard or Purchaser, or renders Purchaser or Shepard unable, to accept for payment, purchase or pay for some or all of the Common Shares, (iv) imposes or seeks to impose limitations on the ability of Shepard or Purchaser or any affiliate of them effectively to acquire or hold or to exercise full rights of ownership of the Common Shares, including, without limitation, the right to vote the Common Shares purchased by them on an equal basis with all other Common Shares on all matters properly presented to the shareholders of the Company, (v) in the sole judgment of Purchaser or Shepard, might adversely affect the Company or any of its subsidiaries or affiliates or Shepard or Purchaser, or any of their respective affiliates or subsidiaries, (vi) in the sole judgment of Shepard or Purchaser, might result in a diminution in the value of the Common

Shares or the benefits expected to be derived by Shepard or Purchaser as a result of the transactions contemplated by the Offer, (vii) in the sole judgment of Shepard or Purchaser, imposes or seeks to impose any material condition to the Offer unacceptable to Shepard or Purchaser or (viii) otherwise directly or indirectly relates to the Offer or any other business combination with the Company;

(b)	there shall be any action taken, or any statute, rule, regulation or order or injunction shall be sought, proposed, enacted, promulgated, entered, enforced or deemed or become applicable to the Offer or other subsequent business combination between Purchaser or any affiliate of Purchaser and the Company or any affiliate of the Company or any other action shall have been taken, proposed or threatened, by any government, governmental authority or other regulatory or administrative agency or commission or court, domestic, foreign or supranational, other than the routine application of the waiting period provisions of the HSR Act to the Offer, that, in the sole judgment of Shepard or Purchaser, might, directly or indirectly, result in any of the consequences referred to in clauses (i) through (viii) of paragraph (a) above;

(c)	any change (or any condition, event or development involving a prospective change) shall have occurred or been threatened in the business, properties, assets, liabilities, capitalization, shareholders, equity, condition (financial or otherwise), operations, licenses, franchises, permits, permit applications, results of operations or prospects of the Company or any of its subsidiaries or affiliates which, in the sole judgment of Shepard or Purchaser, is or may be materially adverse to the Company or any of its subsidiaries or affiliates, or Shepard or Purchaser shall have become aware of any fact which, in the sole judgment of Shepard or Purchaser, has or may have material adverse significance with respect to either the value of the Company or any of its subsidiaries or the value of the Common Shares to Shepard or Purchaser;

(d)	there shall have occurred (i) a declaration of a banking moratorium or any suspension of payments in respect of banks in the United States (whether or not mandatory), (ii) any limitation (whether or not mandatory) by any governmental authority or agency on, or other event which, in the sole judgment of Shepard or Purchaser, might affect the extension of credit by banks or other lending institutions, (iii) a commencement of a war, armed hostilities or other national or international crisis directly or indirectly involving the United States, (iv) any significant change in United States or any other currency exchange rates or any suspension of, or limitation on, the markets therefor (whether or not mandatory), (v) any significant adverse change in the market price of the Common Shares or in the securities or financial markets of the United States, or (vi) in the case of any of the foregoing existing at the time of the commencement of the Offer, in the sole judgment of Shepard or Purchaser, a material acceleration or worsening thereof;

(e)

the Company or any subsidiary of the Company shall have, at any time after August 20, 2003 (i) issued, distributed, pledged, sold or authorized, proposed or announced the issuance of or sale, distribution or pledge to any person of (A) any shares of its capital stock (other than sales or issuances pursuant to options outstanding on August 20, 2003 in accordance with their terms as disclosed on such date) of any class (including without limitation the Common Shares) or securities convertible into any such shares of capital stock, or any rights, warrants or options to acquire any such shares or convertible securities or any other securities of the Company, or (B) any other securities in respect of, in lieu of, or in substitution for, Common Shares outstanding on August 20, 2003, (ii) purchased, acquired or otherwise caused a reduction in the number of, or proposed or offered to purchase, acquire or otherwise reduce the number of, any outstanding Common Shares, or other securities, (iii) declared, paid or proposed to declare or pay any dividend or distribution on any Common Shares (other than the regular quarterly dividend on the Common Shares not in excess of the amount per share, and with record and payment dates, in accordance with recent practice) or on any other security or issued, authorized, recommended or proposed the issuance or payment of any other distribution in respect of the Common Shares, whether payable in cash, securities or other property, (iv) altered or proposed to alter any material term of any outstanding security, (v) incurred any debt other than in the ordinary course of business and consistent with past practice or any debt containing burdensome covenants, (vi) issued, sold, authorized, announced or proposed the issuance of or sale to any person of any debt securities or any securities convertible into or exchangeable for debt securities or any rights, warrants or options entitling the holder thereof to purchase or otherwise acquire any debt securities or incurred or announced its intention to incur any debt other than in the ordinary course of business and consistent with past practice, (vii) split, combined or otherwise changed, or authorized or proposed the split, combination or other change of the Common Shares, (viii) authorized, recommended, proposed or entered into or publicly announced its intent to enter into any merger, consolidation, liquidation, dissolution, business combination, acquisition or disposition of a material amount of assets or securities, any material change in its capitalization, any waiver, release or relinquishment of any material contract rights or comparable right of the Company or any of its subsidiaries or any agreement contemplating any of the foregoing or any comparable event not in the ordinary course of business, or taken any action to implement any such transaction previously authorized, recommended, proposed or publicly announced, (ix) transferred into escrow any amounts required to fund any existing benefit, employment or severance agreements with any of its employees or entered into any employment, severance or similar agreement, arrangement or plan with any of its employees other than in the ordinary course of business and consistent with past practice or entered into or amended any agreements, arrangements or plans so as to provide for increased benefits to the employees as a result of or in connection with the transactions contemplated by the Offer or any other change in control of the Company, (x) except as may be required by law, taken any action to terminate or amend any employee benefit plan (as defined in Section 3(3) of the Employee Retirement Income Security Act of 1974, as amended) of the Company or any of its subsidiaries, or Shepard or Purchaser shall have become aware of any such action which was not previously disclosed in publicly available filings, (xi) amended or proposed or authorized any amendment to the Company Articles or the Company By-laws or similar organizational documents, (xii) authorized, recommended, proposed or entered into any other transaction that in the sole judgment of Shepard or Purchaser could, individually or in the aggregate, adversely affect the value of the Common Shares to Purchaser or Shepard or (xiii) agreed in writing or otherwise to take any of the foregoing actions or Shepard or Purchaser shall have learned about any such action which has not previously been publicly disclosed by the Company and also set forth in filings with the SEC;

(f)	the Company and Shepard or Purchaser shall have reached an agreement or understanding that the Offer be terminated or amended or Shepard or Purchaser (or one of their respective affiliates) shall have entered into a definitive agreement or an agreement in principle to acquire the Company by merger or similar business combination, or purchase of Common Shares or assets of the Company;

(g)	Shepard or Purchaser shall become aware (i) that any material contractual right of the Company or any of its subsidiaries or affiliates shall be impaired or otherwise adversely affected or that any material amount of indebtedness of the Company or any of its subsidiaries shall become accelerated or otherwise become due prior to its stated due date, in either case with or without notice or the lapse of time or both, as a result of the transactions contemplated by the Offer or (ii) of any covenant, term or condition in any of the Company’s or any of its subsidiaries’ instruments or agreements that are or may be materially adverse to the value of the Common Shares in the hands of Purchaser or any other affiliate of Shepard (including, but not limited to, any event of default that may ensue as a result of the consummation of the Offer or any other business combination or the acquisition of control of the Company); or

(h)	Shepard or Purchaser shall not have obtained any waiver, consent, extension, approval, action or non-action from any governmental authority or agency which in their judgment is necessary to consummate the Offer; which, in the sole judgment of Shepard or Purchaser in any such case, and regardless of the circumstances (including any action or inaction by Purchaser or Shepard or any of their affiliates) giving rise to any such condition, makes it inadvisable to proceed with the Offer. Purchaser and Shepard have the right to rely on any condition set forth in this Section 14 being satisfied in determining whether to consummate the Offer; however, if Shepard or Purchaser asserts the satisfaction of any such condition without relying on the exercise of its reasonable judgment or some other objective criteria, Shepard and Purchaser shall promptly disclose such assertion and the Expiration Date will be (and, if necessary, will be extended to be) at least five (5) business days after the date of such disclosure; or

(i)	State Auto shall have not agreed to issue the Surplus Notes in the amounts and upon the terms and conditions determined by Shepard or Purchaser in their sole discretion.

The foregoing conditions are for the sole benefit of Shepard and Purchaser and may be asserted by Shepard or Purchaser in their sole discretion, regardless of the circumstances (including any action or omission by Shepard or Purchaser) giving rise to any such conditions or may be waived by Shepard or Purchaser in their sole discretion in whole or in part at any time and from time to time. The failure by Shepard or Purchaser at any time to exercise any of the foregoing rights shall not be deemed a waiver of any such right and each such right shall be deemed an ongoing right which may be asserted at any time and from time to time. Any determination by Purchaser and Shepard concerning any condition or event described in this Section 14 shall be final and binding upon all parties.

15.    Certain Legal Matters; Regulatory Approvals; Certain Litigation.

General.    Except as otherwise disclosed herein, based on a review of publicly available information filed by the Company with the SEC, neither Purchaser nor Shepard are aware of (i) any license or regulatory permit that appears to be material to the business of the Company and its subsidiaries or affiliates, taken as a whole, that might be adversely affected by the acquisition of Common Shares and the indirect acquisition of the capital stock of the Company’s insurance subsidiaries by Shepard or Purchaser pursuant to the Offer, or (ii) any approval or other action by any governmental, administrative or regulatory agency or authority, domestic, foreign or supranational, that would be required for the acquisition or ownership of Common Shares, or the indirect acquisition of the capital stock of the Company’s insurance subsidiaries by Purchaser or Shepard as contemplated herein. Should any such approval or other action be required, Purchaser, and Shepard currently contemplate that such approval or action would be sought. While Purchaser does not currently intend to delay the acceptance for payment of Common Shares tendered pursuant to the Offer pending the outcome of any such matter, there can be no assurance that any such approval or action, if needed, would be obtained or would be obtained without substantial conditions or that adverse consequences might not result to the business of the Company, Purchaser or Shepard, or that certain parts of the businesses of the Company, Purchaser or Shepard might not have to be disposed of in the event that such approvals were not obtained or any other actions were not taken. Purchaser’s obligation under the Offer to accept for payment and pay for Common Shares is subject to certain conditions. See Section 14.

State Insurance Approvals.    Under Chapter 29 of Ohio Revised Code, Section 3901.321, the acquisition of a domestic mutual insurance company, such as the Company, by a corporation, such as Purchaser, must be approved by the Ohio superintendent of insurance (“Ohio Superintendent”). In connection with the Offer, Purchaser must file a statement, known as Form A, with the Ohio Superintendent containing information regarding the Offer as set forth in Section 3901.321 of the Ohio Revised Code and Section 3901-3-01 of the Ohio Administrative Code. A copy of Form A also will be sent to the Company. The Ohio Superintendent will approve the acquisition unless he or she finds that, after the acquisition, (i) the Company would not be able to satisfy the requirements for the issuance of a license to write the lines of insurance for which it is licensed, (ii) the effect of the acquisition would be to lessen competition, (iii) the financial condition of Purchaser would jeopardize the stability of the Company or prejudice the interests of its policyholders, (iv) the plans or proposals Purchaser has for the Company are unfair and unreasonable for its policyholders and not in the public interest, (v) the competence of the persons that would control the Company would not be in the interests of its policyholders and the public, and (vi) the acquisition would be hazardous or prejudicial to the insurance-buying public. The Ohio Superintendent will hold a public hearing to consider the acquisition and the above issues. The hearing will be held at the Ohio Superintendent’s offices within ten, but not earlier than seven, calendar days from the date the notice of the hearing is transmitted. The hearing officer will submit to the Ohio Superintendent a written report with a recommendation for the action to be taken by the Ohio Superintendent. This report will be provided to Purchaser within seven days of its filing with the Ohio Superintendent by the hearing officer. Purchaser may file objections within three days thereafter. The Ohio Superintendent will make a final decision on the acquisition not sooner than three days after the report is filed.

In addition, the Company owns or otherwise controls insurance companies that are domiciled in the states of Florida, Indiana, Iowa, South Carolina, South Dakota and Wisconsin. These states have similar filing and approval requirements. Pursuant to these states’ insurance laws, the acquisition of the Company by Purchaser must be approved by the states’ insurance authorities because the Company owns a controlling interest in a domestic insurance company.

Florida.    In connection with the Offer, Purchaser must file with the Florida department of insurance a statement providing certain information regarding the Offer. This statement also will be provided to the Company and its Florida insurance company. The acquisition will be deemed approved by the Florida insurance department unless it disapproves the filing within 90 days after filing. The Florida insurance commissioner may initiate a proceeding to consider the filing on its own initiative, or a substantially affected party may request a proceeding. If a request for a proceeding is filed, the proceeding will be conducted within 60 days of the date the request was received by the Florida Department. During the proceeding, the 90 day time period is tolled. A recommended order will be issued with 20 days from the date the proceedings are closed. A final order will be issued within 20 days from the date of the recommended order.

Indiana.    In connection with the Offer, Purchaser must file with the Indiana department of insurance a statement providing certain information regarding the Offer. This statement will also be provided to the Company and its Indiana insurance company. The Indiana commissioner of insurance will hold a public hearing regarding the acquisition and will approve the acquisition if he or she finds, among other things, that the acquisition of control would not affect the contractual obligations of the domestic insurer and competition in the state would not be lessened. The public hearing will be held within 60 days after all required information has been filed. The Indiana commissioner of insurance will make a determination on the acquisition within 30 days after the conclusion of the public hearing.

Iowa.    In connection with the Offer, Purchaser must file with the Iowa insurance commissioner a statement providing certain information regarding the Offer. This statement also will be provided to the Company and its Iowa insurance company. The Iowa insurance commissioner will hold a public hearing regarding the acquisition within 30 days after the statement is filed and will make a determination on the acquisition within 30 days after the conclusion of the hearing. The Iowa insurance commissioner will approve the acquisition if he or she finds, among other things, that the insurer will be able to satisfy the requirements for the issuance of a license to write the lines of insurance for which it is presently licensed and that the effect of the acquisition will not lessen competition in the state.

South Carolina.    In connection with the Offer, Purchaser must file with the South Carolina director of insurance a statement providing certain information regarding the Offer. The statement also will be provided to the Company and its South Carolina insurance company. The South Carolina director of insurance will hold a public hearing regarding the acquisition within 30 days after the statement is filed and will make a determination on the acquisition within 30 days after the conclusion of the hearing. The South Carolina director of insurance will approve the acquisition if he or she finds, among other things, that the insurer will be able to satisfy the requirements for the issuance of a license to write the lines of insurance for which it is presently licensed and that the effect of the acquisition will not lessen competition in the state.

South Dakota.    In connection with the Offer, Purchaser must file with the South Dakota director of insurance a statement providing certain information regarding the Offer. The statement also will be provided to the Company and its South Dakota insurance company. The South Dakota director of insurance will hold a public hearing regarding the acquisition within 30 days after the statement is filed and will make a determination within 30 days after the conclusion of the hearing. The South Dakota director of insurance will approve the acquisition if he or she finds, among other things, that the insurer will be able to satisfy the requirements for the issuance of a license to write the lines of insurance for which it is presently licensed and that the effect of the acquisition will not lessen competition in the state.

Wisconsin.    In connection with the Offer, Purchaser must file with the Wisconsin commissioner of insurance a statement providing certain information regarding the Offer. The statement also will be provided to the Company and its Wisconsin insurance company. The Wisconsin commissioner of insurance will make a determination within 30 days after the filing. The Wisconsin commissioner of insurance will approve the acquisition unless he or she finds, among other things, that it would violate the law, be contrary to the interests of the insureds, stockholder or the public.

Antitrust.    Under the HSR Act and the rules that have been promulgated thereunder by the Federal Trade Commission (the “FTC”), certain acquisition transactions may not be consummated unless certain information has been furnished to the Antitrust Division of the Department of Justice (the “Antitrust Division”) and to the FTC and certain waiting period requirements have been satisfied. Purchaser does not believe that the HSR Act applies to the Offer. Under the provisions of the HSR Act, the purchase of Common Shares pursuant to the Offer may not be consummated until the expiration of a 15 calendar day waiting period following the filing by Purchaser, unless the Antitrust Division and the FTC terminate the waiting period prior thereto. If, within such 15-day period, either the Antitrust Division or the FTC requests additional information or material from Purchaser concerning such Offer, the waiting period will be extended and would expire at 11:59 p.m., New York City time, on the tenth calendar day after the date of substantial compliance by Purchaser with such request. Only one extension of the waiting period pursuant to a request for additional information is authorized by the HSR Act. Thereafter, such waiting period may be extended only by court order or with the consent of Purchaser. Purchaser will not accept for payment Common Shares tendered pursuant to the Offer unless and until the waiting period requirements imposed by the HSR Act with respect to the Offer have been satisfied or deemed not to apply. See Section 14.

Ohio Revised Code Section 1704.    The Ohio business combination law prohibits certain business combinations and other transactions (each, a “Chapter 1704 transaction”), between an issuing public corporation (such as the Company) and any “interested shareholder” (defined generally as any person who, directly or indirectly, is entitled to exercise or direct the exercise of 10% or more of the outstanding voting power of a corporation in the election of directors), for a period of three years after the date that person becomes an interested shareholder. After such three-year period, a Chapter 1704 transaction between an issuing public corporation and such interested shareholder is prohibited unless either certain “fair price” provisions are complied with or the Chapter 1704 transaction is approved by certain super majority shareholder votes. The Ohio business combination law restrictions do not apply to a Chapter 1704 transaction with an interested shareholder if either the acquisition of the corporation’s shares that would cause the interested shareholder to become an interested shareholder, or the Chapter 1704 transaction, is approved by a resolution of the board of directors of the corporation adopted prior to the date on which the interested shareholder became an interested shareholder. On August 20, 2003, Shepard requested that the Company’s board of directors take appropriate action so that the Ohio business combination law is not applicable to the acquisition of Company capital stock. There can be no assurance that the Company’s board of directors will do so.

Ohio Control Share Acquisition Statute.    Consummation of the Offer to Purchase is conditioned upon the acquisition of the Company capital stock by Purchaser being authorized by the shareholders of the Company pursuant to Section 1701.831 of the Ohio Revised Code (the “control share acquisition law”) at a special meeting of shareholders of the Company (the “Ohio control share acquisition meeting”) in accordance with the control share acquisition law, or Purchaser being satisfied, in its reasonable judgment, that the control share acquisition law is invalid or inapplicable to the acquisition of the Company capital stock pursuant to the Offer to Purchase.

Under the control share acquisition law, unless a corporation’s articles of incorporation or regulations otherwise provide, any “control share acquisition” of an “issuing public corporation” (such as the Company) may be made only with the prior authorization of its shareholders in accordance with the control share acquisition law. Neither the Company’s amended articles of incorporation nor its regulations currently contain a provision by which the Company “opts out” of the control share acquisition law.

Unless and until such time as the Company’s articles or regulations are amended to include such an “opt out” provision or the law is determined to be invalid, the control share acquisition law requires shareholder approval of any proposed “control share acquisition” of the Company. A “control share acquisition” is the acquisition, directly or indirectly, by any person of shares of a corporation that, when added to all other shares of such corporation of which such person may exercise or direct the exercise of voting power, entitles such person to exercise or direct the exercise of one-fifth or more, one third or more, or a majority or more of the voting power in the election of directors. A control share acquisition must be authorized in advance (i) by the holders of at least a majority of the voting power of the corporation in the election of directors represented at the meeting in person or by proxy, and (ii) by the holders of a majority of the portion of the voting power excluding the voting power of interested shares represented at the meeting in person or by proxy. The control share acquisition law provides that a quorum shall be deemed to be present at the meeting if at least a majority of the voting power of the shares are represented at such meeting in person or by proxy.

For purposes of the control share acquisition law, “interested shares” means shares as to which any of the following may exercise or direct the exercise of voting power in the election of directors: (i) an acquiring person, (ii) an officer elected or appointed by the directors of the issuing public corporation, (iii) any employee of the issuing public corporation who is also a director of such corporation, and (iv) any person that acquires such shares for valuable consideration during the period beginning with the date of the first public disclosure of a proposed control share acquisition of the issuing public corporation or any proposed merger, consolidation or other transaction which would result in a change in control of the corporation or all or substantially all of its assets, and ending on the record date for the meeting if either of the following applies:

•	the aggregate consideration paid or otherwise given by the person who acquired the shares, and any other persons acting in concert with such person for all shares exceeds $250,000; or

•	the number of shares acquired by the person who acquired the shares, and any other persons acting in concert with such person, exceeds one-half of 1% of the outstanding shares of the corporation entitled to vote in the election of directors.

“Interested shares” also includes shares held by a person that transfers interested shares after the record date if accompanied by an instrument (such as a proxy or voting agreement) that gives the transferee the power to vote those shares.

Under the control share acquisition law, the Company must call a meeting to vote upon a proposed control share acquisition no later than 10 days, and it must be held no later than 50 days, following its receipt of an “acquiring person statement” from the acquiring person unless the acquiring person consents to a later date.

Without waiving its right to challenge the validity of all or any part of the control share acquisition law or to seek an amendment to the Company’s regulations opting out of the control share acquisition law, and reserving its right to take actions inconsistent with the applicability of the control share acquisition law, Purchaser delivered to the Company on August 20, 2003 an acquiring person statement relating to the Offer to Purchase and the Proposed Merger. Pursuant to the provisions of the control share acquisition law, the control share acquisition stockholders meeting must be held no later than October 9, 2003.

Ohio Control Bid Statute.    Consummation of the Offer to Purchase is conditioned upon the expiration of the period during which the Ohio Division of Securities may suspend the Offer to Purchase pursuant to Sections 1707.01, 1707.041, and 1707.042 (collectively, the “control bid law”) of the Ohio Revised Code, without the suspension or the invalidity of the control bid law. The control bid law regulates the purchase or offer to purchase of any equity security of a subject company from a resident of Ohio if, after the purchase, the offeror would directly or indirectly be the beneficial owner of more than 10% of any class of issued and outstanding equity securities of such company (a “control bid”). A subject company includes an issuer (such as the Company) that (i) either (a) has its principal place of business or principal executive offices located in Ohio or (b) owns or controls assets located in Ohio that have a fair market value of at least $1.0 million, and (ii) has more than 10% of its beneficial or record equity security holders resident in Ohio, has more than 10% of its equity securities owned, beneficially or of record, by residents of Ohio, or has 1,000 beneficial or record equity security holders who are resident in Ohio.

The control bid law prohibits an offeror from making a control bid for securities of a subject company pursuant to a tender offer until the offeror has filed specified information with the Ohio Division of Securities. In addition, the offeror is required to deliver a copy of such information to the subject company not later than the offeror’s filing with the Ohio Division of Securities and to send or deliver such information and the material terms of the proposed offer to purchase to all offerees in Ohio as soon as practicable after the offeror’s filing with the Ohio Division of Securities.

Within five calendar days of such filing, the Ohio Division of Securities may, by order, summarily suspend the continuation of the control bid if it determines that the offeror has not provided all of the specified information or that the control bid materials provided to offerees do not provide full disclosure of all material information concerning the control bid. If the Ohio Division of Securities summarily suspends a control bid, it must schedule and hold a hearing within 10 calendar days of the date on which the suspension is imposed and must make its determination within three calendar days after the hearing has been completed but no later than 14 calendar days after the date on which the suspension is imposed. The Ohio Division of Securities may maintain its suspension of the continuation of the control bid if, based upon the hearing, it determines that all of the information required to be provided by the control bid law has not been provided by the offeror, that the control bid materials provided to offerees do not provide full disclosure of all material information concerning the control bid or that the control bid is in material violation of any provision of the Ohio securities laws. If, after the hearing, the Ohio Division of Securities maintains the suspension, the offeror has the right to correct the disclosure and other deficiencies identified by the Ohio Division of Securities and to reinstitute the control bid by filing new or amended information pursuant to the control bid law. Under Section 1707.041(F) of the Ohio Revised Code, because the Company is a regulated insurance company domiciled in Oho, the superintendent of insurance shall for all purposes of this section of the control bid statute, be substituted for the division of securities.

Other State Laws.    A number of other states have adopted laws and regulations applicable to attempts to acquire securities of corporations which are incorporated, or have substantial assets, shareholders, principal executive offices or principal places of business, or whose business operations otherwise have substantial economic effects, in such states. In 1982, in Edgar v. MITE Corp., the Supreme Court of the United States invalidated on constitutional grounds the Illinois Business Takeover Statute, which, as a matter of state securities law, made takeovers of corporations meeting certain requirements more difficult. However, in 1987 in CTS Corp. v. Dynamics Corp. of America, the Supreme Court held that the Indiana Control Share Acquisition Act was constitutional. Such Act, by its terms, is applicable only to corporations that have a substantial number of shareholders in Indiana and are incorporated there. Subsequently, a number of Federal courts ruled that various state takeover statutes were unconstitutional insofar as they apply to corporations incorporated outside the state of enactment.

The Company, directly or through subsidiaries, conducts business in a number of states throughout the United States, some of which have enacted takeover laws. The Purchaser does not know whether any of these laws will, by their terms, apply to the Offer and has not complied with any such laws. Should any person seek to apply any state takeover law, the Purchaser will take such action as then appears desirable, which may include challenging the validity or applicability of any such statute in appropriate court proceedings. In the event it is asserted that one or more state takeover laws is applicable to the Offer and the Proposed Merger, and an appropriate court does not determine that it is inapplicable or invalid as applied to the Offer and the Proposed Merger, the Purchaser might be required to file certain information with, or receive approvals from, the relevant state authorities. In addition, if enjoined, the Purchaser might be unable to accept for payment any Common Shares tendered pursuant to the Offer, or be delayed in continuing or consummating the Offer. In such case, the Purchaser may not be obligated to accept for payment any Common Shares tendered.

Complaint by State Auto and the Company.    On June 30, 2003, State Auto and the Company filed a complaint in the United States District Court for the Southern District of Ohio against Shepard (Case No. C2 03 585). The Complaint pertains to the Schedule 13 D filings made by Shepard in connection with various proposals that he made to the company prior to the institution of this Offer. Those proposals differ significantly from the terms of this Offer.

In their Complaint, State Auto and the Company accused Shepard of attempting to take over the Company while keeping his background hidden from public scrutiny by failing to disclose in his Schedule 13 D filings: (a) violations of the Indiana Securities Laws leading to the entry of the final order in the Indiana Administrative Proceeding described above; and (b) his role as control person of Illinois HealthCare Insurance Company and its insolvency in the less than three years that that company was in existence (which, according to State Auto and the Company, left 26,000 policyholders without insurance coverage and required them to be bailed out by the insurance guaranty funds maintained by the states of Ohio, Indiana and Illinois). State Auto and the Company also allege that Shepard’s press releases prior to the institution of this Offer were misleading in that they were designed to cause the Company stockholders to believe that Shepard was personally offering to purchase the Company shares with his own funds when his proposals instead would have been financed with State Auto’s credit or assets. According to the Complaint, the statements in the press releases (which were attached as exhibits to Shepard’s Schedule 13 D filings) were knowingly false and misleading and were intended to conceal Shepard’s lack of financing for purchases of the Company stock in the absence of using State Auto’s own assets and financial strength. The Complaint also alleges that Shepard has falsely stated that he withdrew a prior stockholder proxy proposal to be presented at the Company’s May 23, 2003 annual meeting (which State Auto and the Company state would have been “overwhelmingly defeated” had it been presented) when, according to State Auto and the Company, that proposal in fact was not presented to the annual meeting because Shepard failed to appear in order to present it (allegedly in violation of SEC Rule 14a-8). Finally, the Complaint claims that Shepard’s Schedule 13 D filings contain other material misrepresentations and omissions, which are not specified in the Complaint.

The Complaint is based on alleged violations by Shepard of §13(d) of the Securities Exchange Act of 1934 and SEC rules promulgated thereunder (which require the filing of Schedule 13 D and specify the contents of that schedule). State Auto and the Company request preliminary and permanent injunctive relief: (a) requiring Shepard file an amendment to the Shepard 13 D to include the additional information regarding MIGAC and AUIC’s offer for MIGI in 2000 and Illinois HealthCare Insurance Company, and that constitutes a truthful Schedule 13 D that fully and fairly corrects any alleged material misrepresentations and omissions; (b) precluding Shepard from making any further alleged material misrepresentations and omissions in future Shepard 13 D filings and from future violations of the federal securities laws; (c) pursuing further transactions in Common Shares; (d) making further proposals to take over State Auto, the Company or any of their affiliates; (e) making a tender offer for any Common Shares, until 30 days after Shepard files what plaintiffs characterize as a “curative” Schedule 13 D approved by the Court.

On July 15, 2003, Shepard filed a motion to dismiss State Auto’s and the Company’s lawsuit. Shepard requested dismissal of the lawsuit on the grounds that (a) his prior Shepard 13 D filings were sufficient, and are not false or misleading; (b) State Auto and the Company have not and will not incur any irreparable injury, and therefore an injunction is not warranted; and (c) there is no private right of action for violation of §13(d) of the Securities Exchange Act of 1934.

On July 17, 2003, Shepard filed Amendment # 6 to the Shepard 13 D which noted that Shepard had elected to disclose information even though he believed those disclosures were not mandatory. Those disclosures were with regard to MIGAC and AUIC’s offer for MIGI in 2000 and Illinois HealthCare Insurance Company. Both disclosures are additionally discussed in this Offer.

State Auto’s and the Company’s lawsuit remains pending. On August 12, 2003, Shepard’s motion to dismiss was denied. The Court has set briefing schedules on another motion filed by Shepard in the case. In addition, the Court set August 20 and 21, 2003 dates for the hearing of State Auto’s and the Company’s Motion for a Preliminary Injunction.

On August 20, 2003, Shepard and Purchaser filed a Complaint against the Board of Directors of the Company and State Auto in the United States District Court for the Southern District of Ohio primarily for breach of fiduciary duties. On August 20, 2003 Shepard and Purchaser also issued a demand letter to the Boards of Directors of the Company and State Auto and also issued a press release dated August 21, 2003 regarding the litigation. Copies of the Complaint, Demand Letter and Press Release are attached as Exhibits to Schedule TO.

16.    Fees and Expenses.

Purchaser has retained Mellon Investor Services, L.L.C. as the Depositary and the Information Agent in connection with the Offer. Purchaser will pay the Depositary and the Information Agent customary compensation, reimbursement for reasonable out-of-pocket expense, and Purchaser will also agree to indemnify Mellon Investor Services, L.L.C. against certain liabilities in connection with the Offer, including liabilities under the federal securities laws.

The Information Agent may contact holders of Common Shares by personal interview, mail, electronic mail, telephone, telex, telegraph and other methods of electronic communication and may request brokers, dealers, commercial banks, trust companies and other nominees to forward the Offer materials to beneficial holders of Common Shares.

Jefferies is acting as financial advisor to Purchaser in connection with the Offer and Proposed Merger for which services Purchaser will pay fees. Purchaser has also agreed to reimburse Jefferies for its reasonable out-of-pocket expenses, including, without limitation, reasonable legal fees, up to a specified maximum, and to indemnify Jefferies and certain related persons against certain liabilities and certain expenses in connection with its engagement, including certain liabilities under the federal securities laws. In addition, on August 20, 2003 Jefferies issued a “highly confident” letter regarding the financing of the Offer and Proposed Merger indicating that it is highly confident, subject to the conditions specified therein, that it can raise up to $300 million to finance the Surplus Notes. See, Introduction, The Purchaser Obtaining Financing Condition. Jefferies will not receive any fee for or in connection with such solicitation activities or for the issuance of such letter apart from the fees which it is otherwise entitled to receive as described above. Purchaser estimates that aggregate expenses associated with the Offer and Proposed Merger, including all investment banking fees, will range between $12-18 million.

Except as set forth above, Purchaser will not pay any fees or commissions to any broker or dealer or other person for soliciting tenders of Common Shares pursuant to the Offer. Brokers, dealers, commercial banks and trust companies will upon request be reimbursed by Purchaser for customary mailing and handling expenses incurred by them in forwarding the offering material to their customers.

17.    Miscellaneous.

The Offer is not being made to (nor will tenders be accepted from or on behalf of) holders of Common Shares in any jurisdiction in which the making of the Offer or the acceptance thereof would not be in compliance with the laws of such jurisdiction. However, Purchaser may, in its sole discretion, take such action as it may deem necessary to make the Offer in any such jurisdiction and extend the Offer to holders of Common Shares in such jurisdiction.

Purchaser is not aware of any jurisdiction in which the making of the Offer or the acceptance of Common Shares in connection therewith would not be in compliance with the laws of such jurisdiction.

Purchaser has filed with the SEC the Schedule TO (including exhibits) in accordance with the Exchange Act, furnishing certain additional information with respect to the Offer and may file amendments thereto. The Schedule TO and any amendments thereto, including exhibits, may be examined and copies may be obtained from the SEC in the manner set forth in Section 8.

No person has been authorized to give any information or make any representation on behalf of Purchaser or Shepard not contained in this Offer to Purchase or in the Letter of Transmittal and, if given or made, such information or representation must not be relied upon as having been authorized. Neither delivery of this Offer to Purchaser nor any purchase pursuant to the Offer will, under any circumstances, create any implication that there has been no change in the affairs of Purchaser or Shepard, the Company or any of their respective subsidiaries since the date as of which information is furnished or the date of this Offer to Purchase.

STATE AUTO FINANCIAL ACQUISITION CORPORATION

August 20, 2003

Facsimile copies of the Letter of Transmittal, properly completed and duly signed, will be accepted. The Letter of Transmittal, certificates for the Common Shares and any other required documents should be sent by each shareholder of the Company or his broker, dealer, commercial bank, trust company or other nominee to the Depositary as follows:

The Depositary for the Offer is:

Mellon Investor Services, L.L.C.

By Mail.	By Overnight Courier Delivery,	By Hand.
Post Office Box 3301	85 Challenger Road - Mail	120 Broadway, 13th Floor
South Hackensack, NJ 07606	Drop - Reorg	New York, NY 10271
Attn: Reorganization	Ridgefield Park, NJ 07660	Attn: Reorganization
Department	Attn: Reorganization	Department
Department

By Facsimile Transmission:
(201) 296-4293
Confirm by Telephone:
(201) 296-4860

Any questions or requests for assistance may be directed to the Information Agent at their telephone numbers and location listed below. Additional copies of the Offer to Purchase, the Letter of Transmittal and the Notice of Guaranteed Delivery may be obtained from the Information Agent at its address and telephone numbers set forth below. Holders of Common Shares may also contact their broker, dealer, commercial bank or trust company or other nominee for assistance concerning the Offer.

The Information Agent for the Offer is:

Mellon Investor Services, L.L.C.

44 Wall Street

7th Floor

New York, New York 10005

FOR FURTHER INFORMATION

CALL TOLL-FREE (888) 451-6741

SCHEDULE I

Directors and Officers of Purchaser.    The following table sets forth the name and present principal occupation or employment, and material occupations, positions, offices or employment for the past five years for Shepard, the director and officer of Purchaser. Shepard is a citizen of the United States of America. The business address of Shepard is 980 North Michigan Avenue, Suite 1400, Chicago, Illinois 60611 The business phone number is (312) 214-3566. Shepard intends to fully comply with the provisions of Section 1704.02 of the Ohio General Corporation Law relating to interested shareholders business combination transactions. Shepard has not been convicted in a criminal proceeding during the past five years. Except as provided in this Section 9, Shepard has not been a party to any judicial or administrative proceeding during the past five years.

Shepard recently incorporated Purchaser as an Illinois business corporation. Upon incorporation, 1,000 Purchaser Common Shares were issued to Shepard. Shepard is the sole director and officer of Purchaser.

For biographical information concerning Shepard, Section 9.

At the first meeting of the directors of Purchaser the following officers were elected.

Name	Office or Position Held
Gregory M. Shepard	Chairman, President and Secretary

As of August 20, 2003, Shepard has a $27,757,000 loan from Commerce Bank N.A. of Bloomington, Illinois. Shepard has pledged his 2,000,000 Common Shares as collateral on his Commerce bank loan. Additionally, AUIC owns 6,100,000 (7.1%) common shares of 21st Century Insurance Group and has pledged 5,000,000 of its 21st Century Insurance Group common shares as collateral on Shepard’s loan from Commerce Bank. A copy of Shepard’s Promissory Note and Pledge Agreement were attached as Exhibits 7.1 and 7.2 to Shepards’s Schedule 13 D filed with the SEC on the Company on December 13, 2002.

During the past 60 days, neither Shepard nor Purchaser has effected any transactions in the equity securities of the Company.

Exhibit (a)(1)(B)

LETTER OF TRANSMITTAL

To Tender Shares of Common Stock

of

STATE AUTO FINANCIAL CORPORATION

Pursuant to the Offer to Purchase Dated August 20, 2003

by

State Auto Financial Acquisition Corporation

at

$32.00 Net Per Common Share

THE OFFER AND WITHDRAWAL RIGHTS WILL EXPIRE AT 5:00 P.M., NEW YORK

CITY TIME, ON WEDNESDAY, SEPTEMBER 24, 2003, UNLESS THE OFFER IS EXTENDED.

The Depositary for the Offer is:

Mellon Investor Services, L.L.C.

By Mail: Post Office Box 3301 South Hackensack, NJ 07606 Attn: Reorganization Department	By Overnight Courier Delivery: 85 Challenger Road—Mail Drop—Reorg Ridgefield Park, NJ 07660 Attn: Reorganization Department	By Hand: 20 Broadway, 13th Floor New York, NY 10271 Attn: Reorganization Department

By Facsimile Transmission: (201) 296-4293

Confirm by Telephone: (201) 296-4860

DELIVERY OF THIS LETTER OF TRANSMITTAL TO AN ADDRESS OTHER THAN AS SET FORTH ABOVE OR TRANSMISSION OF INSTRUCTIONS VIA FACSIMILE TRANSMISSION TO A NUMBER OTHER THAN AS SET FORTH ABOVE WILL NOT CONSTITUTE A VALID DELIVERY.

YOU MUST SIGN THIS LETTER OF TRANSMITTAL WHERE INDICATED BELOW AND COMPLETE THE SUBSTITUTE FORM W-9 PROVIDED BELOW. THE INSTRUCTIONS ACCOMPANYING THIS LETTER OF TRANSMITTAL SHOULD BE READ CAREFULLY BEFORE COMPLETING THIS LETTER OF TRANSMITTAL.

DESCRIPTION OF COMMON SHARES TENDERED

Name(s) and Address(es) of Registered Owner(s) (Please fill-in, if blank, exactly as name(s) appear on Certificate(s))	Common Share Certificate(s) and Common Shares Tendered (Attach additional list, if necessary)

	Common Share Certificate Number(s) *	Total Number of Common Shares Represented by Common Share Certificate(s) *	Number of Common Shares Tendered **

Total Number of Common Shares

*       Need not be completed by shareholders delivering Common Shares by book-entry transfer.

**     Unless otherwise indicated, it will be assumed that all Common Shares evidenced by each Common Share Certificate delivered to the Depositary are being tendered hereby. See Instruction 4.

This Letter of Transmittal is to be completed by shareholders of State Auto Financial Corporation either if certificates (“Common Share Certificates”) representing shares of common stock, no par value, of State Auto Financial Corporation (“Common Shares”) are to be forwarded herewith or, unless an Agent’s Message (as defined below) is utilized, if delivery of Common Shares is to be made by book-entry transfer to the Depositary’s account at The Depository Trust Company (the “Book-Entry Transfer Facility”) pursuant to the book-entry transfer procedures set forth in Section of the Offer to Purchase (as defined below). DELIVERY OF DOCUMENTS TO THE BOOK-ENTRY TRANSFER FACILITY IN ACCORDANCE WITH THE BOOK-ENTRY TRANSFER FACILITY’S PROCEDURES DOES NOT CONSTITUTE DELIVERY TO THE DEPOSITARY.

Shareholders whose Common Share Certificates are not immediately available or who cannot deliver all documents required hereby to the Depositary on or prior to the Expiration Date (as defined in the Offer to Purchase) or who cannot comply with the procedure for delivery by book-entry transfer on a timely basis and who wish to tender their Common Shares must do so pursuant to the guaranteed delivery procedure described in Section 3 of the Offer to Purchase. See Instruction 2.

☐	CHECK HERE IF TENDERED COMMON SHARES ARE BEING DELIVERED BY BOOK-ENTRY TRANSFER TO THE DEPOSITARY’S ACCOUNT AT THE BOOK-ENTRY TRANSFER FACILITY AND COMPLETE THE FOLLOWING.

Name of Tendering Institution:

Check Box of Book-Transfer Facility:	☐	The Depository Trust Company

Account Number:

Transaction Code Number:

☐	CHECK HERE IF TENDERED SHARES ARE BEING TENDERED PURSUANT TO A NOTICE OF GUARANTEED DELIVERY PREVIOUSLY SENT TO THE DEPOSITARY AND COMPLETE THE FOLLOWING. PLEASE ENCLOSE A PHOTOCOPY OF SUCH NOTICE OF GUARANTEED DELIVERY.

Name(s) of Registered Holder(s):

Window Ticket No. (if any)

Date of Execution of Notice of Guaranteed Delivery:

Name of Institution which Guaranteed Delivery:

The names and addresses of the registered holders should be printed, if not already printed above, exactly as they appear on the certificates representing Common Shares tendered hereby. The certificates and number of Common Shares that the undersigned wishes to tender should be indicated in the appropriate boxes.

☐	CHECK HERE IF TENDER IS BEING MADE PURSUANT TO LOST, STOLEN, DESTROYED OR MUTILATED SECURITIES. SEE INSTRUCTION 11.

NOTE: SIGNATURE(S) MUST BE PROVIDED BELOW.

PLEASE READ THE INSTRUCTIONS SET FORTH IN THIS

LETTER OF TRANSMITTAL CAREFULLY.

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Ladies and Gentlemen:

The undersigned hereby tenders to State Auto Financial Acquisition Corporation (“Purchaser”), an Illinois corporation wholly owned by Gregory Mark Shepard (“Shepard”), an Illinois individual, the above-described shares of common stock, no par value (the “Common Shares”) of State Auto Financial Corporation, an Ohio corporation (the “Company”), pursuant to Purchaser’s Offer to Purchase, dated August 20, 2003 (the “Offer to Purchase”), at a price of $32.00 per share, net to the seller in cash, without interest thereon, upon the terms and subject to the conditions set forth in the Offer to Purchase, receipt of which is hereby acknowledged, and in this Letter of Transmittal (which, together with the Offer to Purchase constitute the “Offer”). The undersigned understands that Purchaser reserves the right to transfer or assign, in whole or in part from time to time, to one or more of its affiliates the right to purchase all or any portion of the Common Shares tendered pursuant to the Offer.

Subject to, and effective upon, acceptance for payment of the Common Shares tendered herewith, in accordance with the terms of the Offer (including, if the Offer is extended or amended, the terms and conditions of such extension or amendment), the undersigned hereby sells, assigns and transfers to, or upon the order of, Purchaser, all right, title and interest in and to all the Common Shares being tendered hereby and all dividends, distributions (including, without limitation, distributions of additional Common Shares) and rights declared, paid or distributed in respect of such Common Shares on or after the consummation of the Offer (collectively, “Distributions”). In addition, the undersigned irrevocably appoints Mellon Investor Services, L.L.C., (the “Depositary”) the true and lawful agent and attorney-in-fact of the undersigned with respect to such Common Shares and all Distributions, with full power of substitution (such power of attorney being deemed to be an irrevocable power coupled with an interest), to the fullest extent of the undersigned rights with respect to such Common Shares and any Distributions (i) to deliver Common Share Certificates evidencing such Common Shares and any and all Distributions, or transfer ownership of such Common Shares and any and all Distributions on the account books maintained by the Book-Entry Transfer Facility, together, in either case, with all accompanying evidence of transfer and authenticity, to or upon the order of Purchaser, (ii) to present such Common Shares and any and all Distributions for transfer on the books of the Company and (iii) to receive all benefits and otherwise exercise all rights of beneficial ownership of such Common Shares and any and all Distributions, all in accordance with the terms and subject to the conditions of the Offer.

If, on or after the date of the Offer to Purchase, the Company should declare or pay any dividend on the Common Shares, other than regular quarterly dividends, or make any distribution (including, without limitation, the issuance of additional Common Shares pursuant to a stock dividend or stock split, the issuance of other securities or the issuance of rights for the purchase of any securities) with respect to the Common Shares that is payable or distributable to shareholders of record on a date prior to the transfer to the name of Purchaser or its nominee or transferee on the Company’s stock transfer records of the Common Shares purchased pursuant to the Offer, then, without prejudice to Purchaser’s rights under Sections 1 and 14 of the Offer to Purchase, (i) the purchase price per Common Share payable by Purchaser pursuant to the Offer will be reduced by the amount of any such cash dividend or cash distribution and (ii) any such non-cash dividend, distribution or right to be received by the tendering shareholders will be received and held by such tendering shareholders for the account of Purchaser and will be required to be promptly remitted and transferred by each such tendering shareholder to the Depositary for the account of Purchaser, accompanied by appropriate documentation of transfer. Pending such remittance and subject to applicable law, Purchaser will be entitled to all rights and privileges as owner of any such non-cash dividend, distribution or right and may withhold the entire purchase price or deduct from the purchase price the amount or value thereof, as determined by Purchaser in its sole discretion.

By executing this Letter of Transmittal, the undersigned hereby irrevocably appoints Gregory M. Shepard as the attorney and proxy of the undersigned, each with full power of substitution, to the full extent of the undersigned’s rights with respect to the Common Shares tendered hereby which have been accepted for payment by Purchaser and any and all Distributions. This proxy and power of attorney shall be irrevocable and coupled with an interest in the tendered Common Shares. This appointment will be effective if, when, and only to the extent that Purchaser accepts such Common Shares for payment pursuant to the Offer. Upon such acceptance for payment, all prior proxies given by the undersigned with respect to such Common Shares, Distributions and other securities will, without further action, be revoked, and no subsequent proxies may be given (and, if given, will not be deemed effective). The individual named

3

above as proxy will, with respect to the Common Shares, Distributions and other securities for which the appointment is effective, be empowered to exercise all voting and other rights of the undersigned as he, in his sole discretion, may deem proper at any annual, special, adjourned or postponed meeting of Company shareholders, by written consent in lieu of any such meeting or otherwise. Purchaser reserves the right to require that, in order for Common Shares, Distributions or other securities to be deemed validly tendered, immediately upon Purchaser’s acceptance for payment of such Common Shares, Purchaser or Purchaser’s designees must be able to exercise full voting, consent and other rights, to the extent permitted under applicable law, with respect to such Common Shares and any and all associated Distributions, including voting at ant meeting of the shareholders or executing a written consent concerning any matter.

The undersigned hereby represents and warrants that the undersigned has full power and authority to tender, sell, assign and transfer the Common Shares tendered hereby and any and all Distributions tendered hereby, that the undersigned own(s) the Common Shares tendered hereby within the meaning of Rule 14e-4 promulgated under the Securities Exchange Act of 1934, as amended (“Rule 14e-4”), that such tender of Common Shares complies with Rule 14e-4 and that when such Common Shares are accepted for payment by Purchaser, Purchaser will acquire good, marketable and unencumbered title thereto and to all Distributions, free and clear of all liens, restrictions, charges and encumbrances, and that none of such Common Shares and Distributions will be subject to any adverse claim. The undersigned, upon request, shall execute and deliver all additional documents deemed by the Depositary or Purchaser to be necessary or desirable to complete the sale, assignment and transfer of the Common Shares tendered hereby and any and all Distributions. In addition, the undersigned shall remit and transfer promptly to the Depositary for the account of Purchaser all Distributions in respect of the Common Shares tendered hereby, accompanied by appropriate documentation of transfer, and, pending such remittance and transfer or appropriate assurance thereof, Purchaser shall be entitled to all rights and privileges as owner of each such Distribution and may withhold the entire purchase price of the Common Shares tendered hereby, or deduct from such purchase price, the amount or value of such Distribution as determined by Purchaser in its sole discretion.

No authority herein conferred or agreed to be conferred shall be affected by, and all such authority shall survive, the death or incapacity of the undersigned. All obligations of the undersigned hereunder shall be binding upon the heirs, executors, personal and legal representatives, administrators, trustees in bankruptcy, successors and assigns of the undersigned. Except as stated in the Offer to Purchase, this tender is irrevocable.

The undersigned understands that tenders of Common Shares pursuant to any one of the procedures described in Section 3 of the Offer to Purchase and in the instructions hereto will constitute the undersigned’s acceptance of the terms and conditions of the Offer. Purchaser’s acceptance for payment of Common Shares tendered pursuant to the Offer will constitute a binding agreement between the undersigned and Purchaser upon the terms and subject to the conditions of the Offer. The undersigned recognizes that under certain circumstances set forth in the Offer to Purchase, Purchaser may not be required to accept for payment any of the Common Shares tendered hereby.

Unless otherwise indicated herein in the box entitled “Special Payment Instructions,” please issue the check for the purchase price and/or return any Common Share Certificates evidencing Common Shares not tendered or accepted for payment, in the name(s) of the registered holder(s) appearing above under “Description of Common Shares Tendered.” Similarly, unless otherwise indicated in the box entitled “Special Delivery Instructions,” please mail the check for the purchase price of all Common Shares purchased and all Common Share Certificates evidencing Common Shares not tendered or not purchased (and accompanying documents, as appropriate) to the address(es) of the registered holder(s) appearing above under “Description of Common Shares Tendered.” In the event that the boxes entitled “Special Payment Instructions” and “Special Delivery Instructions” are both completed, please issue the check for the purchase price and/or return any Common Share Certificates for Common Shares not purchased or not tendered or accepted for payment in the name(s) of, and mail such check and/or return such Common Share Certificates to, the person(s) so indicated. Unless otherwise indicated herein in the box entitled “Special Payment Instructions,” please credit any Common Shares tendered hereby and delivered by book-entry transfer, but which are not purchased, by crediting the account at the Book-Entry Transfer Facility. The undersigned recognizes that Purchaser has no obligation, pursuant to the instructions in the box entitled “Special Payment Instructions,” to transfer any Common Shares from the name of the registered holder(s) thereof if Purchaser does not purchase any of the Common Shares tendered hereby.

4

SPECIAL PAYMENT INSTRUCTIONS (See Instructions 1, 5, 6 and 7)	SPECIAL PAYMENT INSTRUCTIONS (See Instructions 1, 5, 6 and 7)

To be completed ONLY if the check for the purchase price of Common Shares or Common Share Certificates evidencing Common Shares not tendered or not purchased are to be issued in the name of someone other than the undersigned, or if the Common Shares delivered by book-entry transfer which are not purchased are to be returned by credit to an account maintained at a Book-Entry transfer Facility other than that designated above.	To be completed ONLY if Common Share Certificates tendered and/or Common Share Certificates evidencing Common Shares not tendered or not purchased are to be mailed to someone other than that the undersigned, or to the undersigned at an address other than that shown under “Description of Common Shares Tendered.”

Issue ☐ Check ☐ Common Share Certificate to:	Mail ☐ Check ☐ Common Share Certificate to:

Name	Name
(Please Print)	(Please Print)

Address:	Address:

(Include Zip Code)	(Include Zip Code)

Recipient’s Taxpayer Identification or Social Security Number (Also Complete Substitute Form W-9 Below)	Recipient’s Taxpayer Identification or Social Security Number (Also Complete Substitute Form W-9 Below)

☐ Credit unpurchased Common Shares delivered by book-entry transfer to the Book-Entry transfer Facility account set forth below:

Check box: ☐ The Depository Trust Company

(ACCOUNT NUMBER)

5

IMPORTANT

SHAREHOLDERS:  SIGN HERE

(Please Complete Substitute Form W-9 Included Herein)

(Signature(s) of Holder(s))

Dated:                                       , 2003

(Must be signed by registered holder(s) exactly as name(s) appear(s) on Common Share Certificate(s) or on a security position listing or by person(s) authorized to become registered holder(s) by certificates and documents transmitted herewith. If signature is by trustees, executors, administrators, guardians, attorneys-in-fact, officers of corporations or other persons acting in a fiduciary or representative capacity, please provide the following information. See Instruction 5.)

Name(s):

(Please print)

Capacity (full title):

Address:

(Include Zip Code)

Daytime Area Code and Telephone No.:

Taxpayer Identification or Social Security No.:

(Complete Substitute Form W-9 Included Herein)

GUARANTEE OF SIGNATURE(S)

(See Instructions 1 and 5)

Authorized Signature:

Name:

(Please Type or Print)

Title:

Name of Firm:

Address:

(Include Zip Code)

Area Code and Telephone No.:

Dated:                                       , 2003

FOR USE BY FINANCIAL INSTITUTIONS ONLY

FINANCIAL INSTITUTIONS:  PLACE MEDALLION GUARANTEE IN SPACE BELOW

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INSTRUCTIONS

Forming Part Of The Terms And Conditions Of The Offer

1.    Guarantee of Signatures.    Except as otherwise provided below, all signatures on this Letter of Transmittal must be guaranteed by a firm which is a bank, broker, dealer, credit union, savings association or other entity that is a member in good standing of the Securities Transfer Agents Medallion Program, the New York Stock Exchange Medallion Signature Program or the Stock Exchange Medallion Program (each, an “Eligible Institution”). No signature guarantee is required on this Letter of Transmittal (i) if this Letter of Transmittal is signed by the registered holder(s) (which term, for purposes of this document, shall include any participant in a Book-Entry Transfer Facility whose name appears on a security position listing as the owner of Common Shares) of Common Shares tendered herewith, unless such holder(s) has (have) completed either the box entitled “Special Payment Instructions” or the box entitled “Special Delivery Instructions” herein or (ii) if such Common Shares are tendered for the account of an Eligible Institution. See Instruction 5.

2.    Delivery of Letter of Transmittal and Common Share Certificates.    This Letter of Transmittal is to be used either if Common Share Certificates are to be forwarded herewith or if Common Shares are to be delivered by book-entry transfer pursuant to the procedure set forth in Section 3 of the Offer to Purchase. A manually signed facsimile of this document may be used in lieu of the original. Common Share Certificates evidencing all physically tendered Common Shares, or confirmation of the book-entry transfer of such Common Shares into the Depositary’s account at the Book-Entry Transfer Facility pursuant to the procedures set forth in Section 3 of the Offer to Purchase, together with a properly completed and duly executed Letter of Transmittal (or facsimile thereof) with any required signature guarantees (or, in the case of a book-entry transfer, an Agent’s Message) and any other documents required by this Letter of Transmittal, must be received by the Depositary at one of its addresses set forth herein on or prior to the Expiration Date. If Common Share Certificates are forwarded to the Depositary in multiple deliveries, a properly completed and duly executed Letter of Transmittal must accompany each such delivery. Delivery of documents to the Book-Entry Transfer Facility in accordance with the Book-Entry Transfer Facility’s Procedures does not constitute delivery to the Depositary.

Shareholders whose Common Share Certificates are not immediately available, who cannot deliver their Common Share Certificates and all other required documents to the Depositary prior to the Expiration Date or who cannot complete the procedure for delivery by book-entry transfer on a timely basis may tender their Common Shares pursuant to the guaranteed delivery procedure described in Section 3 of the Offer to Purchase. Pursuant to such procedure: (i) such tender must be made by or through an Eligible Institution; (ii) a properly completed and duly executed Notice of Guaranteed Delivery, substantially in the form provided by Purchaser herewith, must be received by the Depositary on or prior to the Expiration Date and (iii) the Common Share Certificates, in proper form for transfer, or a confirmation of a book-entry transfer of such Common Shares into the Depositary’s account at the Book-Entry Transfer Facility, together with a properly completed and duly executed Letter of Transmittal (or manually signed facsimile thereof) with any required signature guarantees (or, in the case of a book-entry transfer, an Agent’s Message), and any other documents required by this Letter of Transmittal, must be received by the Depositary within three Nasdaq National Market trading days after the date of execution of the Notice of Guaranteed Delivery, all as described in Section 3 of the Offer to Purchase.

A properly completed and duly executed Letter of Transmittal (or manually signed facsimile thereof) must accompany each such delivery of Common Share Certificates to the Depositary.

The term “Agent’s Message” means a message, transmitted by the Book-Entry Transfer Facility to, and received by, the Depositary and forming a part of a Book-Entry Confirmation (as defined in the Offer to Purchase), which states that the Book-Entry Transfer Facility has received an express acknowledgment from the participant in such Book-Entry Transfer Facility tendering the Common Shares that such participant has received and agrees to be bound by the terms of this Letter of Transmittal and that Purchaser may enforce such agreement against the participant.

7

The method of delivery of this Letter of Transmittal, Common Share Certificates and all other required documents, including delivery through the Book-Entry Transfer Facility, is at the sole option and risk of the tendering shareholder. Delivery of all such documents will be deemed made only when actually received by the Depositary. If delivery is by mail, registered mail with return receipt requested, properly insured, is recommended. In all cases, sufficient time should be allowed to ensure timely delivery.

No alternative, conditional or contingent tenders will be accepted and no fractional Common Shares will be purchased. By execution of this Letter of Transmittal (or a facsimile hereof), all tendering shareholders waive any right to receive any notice of the acceptance of their Common Shares for payment.

All questions as to validity, form and eligibility of the surrender of any Common Share Certificate hereunder will be determined by Purchaser (which may delegate power in whole or part to the Depositary) and such determination shall be final and binding. Purchaser reserves the right to waive any irregularities or defects in the surrender of any Common Share Certificates. A surrender will not be deemed to have been made until all irregularities have been cured or waived.

3.    Inadequate Space.    If the space provided herein under “Description of Common Shares Tendered” is inadequate, the Common Share Certificate number, the total number of Common Shares represented by such Common Share Certificates and the number of Common Shares tendered should be listed on a separate schedule and attached hereto and separately signed on each page thereof in the same manner as this Letter of Transmittal is signed.

4.    Partial Tenders (not applicable to shareholders who tender by book-entry transfer).    If fewer than all the Common Shares evidenced by any Common Share Certificate delivered to the Depositary herewith are to be tendered hereby, fill in the number of shares of Common Shares which are to be tendered in the column entitled “Number of Common Shares Tendered” in the above “Description of Common Shares Tendered.” In such cases, new Common Share Certificate(s) evidencing the remainder of the Common Shares that were evidenced by the Common Share Certificate(s) delivered to the Depositary herewith will be sent to the person(s) signing this Letter of Transmittal, unless otherwise provided in the box entitled “Special Delivery Instructions,” as soon as practicable after the expiration or termination of the Offer. All Common Shares evidenced by Common Share Certificates delivered to the Depositary will be deemed to have been tendered unless otherwise indicated.

5.    Signatures on Letter of Transmittal, Stock Powers and Endorsements.    If this Letter of Transmittal is signed by the registered holder(s) of the Common Shares tendered hereby, the signature(s) must correspond exactly with the name(s) as written on the face of the Common Share Certificate(s) evidencing such Common Shares without alteration, enlargement or any other change whatsoever. DO NOT SIGN THE BACK OF THE COMMON SHARE CERTIFICATES.

If any Common Shares tendered hereby are owned of record by two or more joint owners, all such owners must sign this Letter of Transmittal.

If any of the Common Shares tendered hereby are registered in the names of different holders, it will be necessary to complete, sign and submit as many separate Letters of Transmittal (or facsimiles thereof) as there are different registrations of such Common Shares.

If this Letter of Transmittal is signed by the registered holder(s) of the Common Shares tendered hereby, no endorsements of Common Share Certificates or separate stock powers are required, unless payment is to be made to, or Common Share Certificates evidencing Common Shares not tendered or not purchased are to be issued in the name of, a person other than the registered holder(s). In such case, the Common Share Certificate(s) evidencing the Common Shares tendered hereby must be endorsed or accompanied by appropriate stock powers,

8

in either case signed exactly as the name(s) of the registered holder(s) appear(s) on such Common Share Certificate(s). Signatures on such Common Share Certificate(s) and stock powers must be guaranteed by an Eligible Institution.

If this Letter of Transmittal is signed by a person other than the registered holder(s) of the Common Shares tendered hereby, the Common Share Certificate(s) evidencing the Common Shares tendered hereby must be endorsed or accompanied by appropriate stock powers, in either case signed exactly as the name(s) of the registered holder(s) appear(s) on such Common Share Certificate(s). Signatures on such Common Share Certificate(s) and stock powers must be guaranteed by an Eligible Institution.

If this Letter of Transmittal or any Common Share Certificates or stock power is signed by a trustee, executor, administrator, guardian, attorney-in-fact, officer of a corporation or other person acting in a fiduciary or representative capacity, such person should so indicate when signing, and proper evidence satisfactory to Purchaser of such person’s authority so to act must be submitted.

6.    Stock Transfer Taxes.    Except as otherwise provided in this Instruction 6, Purchaser will pay all stock transfer taxes with respect to the sale and transfer of any Common Shares to it or its order pursuant to the Offer. If, however, payment of the purchase price of any Common Shares purchased is to be made to, or Common Share Certificate(s) evidencing Common Shares not tendered or not purchased are to be issued in the name of, a person other than the registered holder(s), the amount of any stock transfer taxes (whether imposed on the registered holder(s), such other person or otherwise) payable on account of the transfer to such other person will be deducted from the purchase price of such Common Shares purchased, unless evidence satisfactory to Purchaser of the payment of such taxes, or exemption therefrom, is submitted. Except as provided in this Instruction 6, it will not be necessary for transfer tax stamps to be affixed to the Common Share Certificates evidencing the Common Shares tendered hereby.

7.    Special Payment and Delivery Instructions.    If a check for the purchase price of any Common Shares tendered hereby is to be issued, or Common Share Certificate(s) evidencing Common Shares not tendered or not purchased are to be issued, in the name of a person other than the person(s) signing this Letter of Transmittal or if such check or any such Common Share Certificate is to be sent to someone other than the person(s) signing this Letter of Transmittal or to the person(s) signing this Letter of Transmittal but at an address other than that shown in the box entitled “Description of Common Shares Tendered,” the appropriate boxes on this Letter of Transmittal must be completed. Shareholders tendering Common Shares by book-entry transfer may request that Common Shares not purchased be credited to such account maintained at the Book-Entry Transfer Facility as such shareholder may designate in the box entitled “Special Payment Instructions” hereof. If no such instructions are given, all such Common Shares not purchased will be returned by crediting the account at the Book-Entry Transfer Facility as the account from which such Common Shares were delivered.

8.    Waiver of Conditions.    The conditions of the Offer may be waived, in whole or in part, by Purchaser, in its sole discretion, at any time and from time to time, in the case of any Common Shares tendered.

9.    Questions and Requests for Assistance or Additional Copies.    Questions and requests for assistance may be directed to the Information Agent at its respective address or telephone number set forth below. Additional copies of the Offer to Purchase, this Letter of Transmittal and other tender offer materials may be obtained from the Information Agent and copies will be furnished promptly at Purchaser’s expense. No fees or commissions will be paid to brokers, dealers or other persons (other than the Information Agent) for soliciting tenders of Common Shares pursuant to the Offer.

10.    Substitute Form W-9.    Each tendering shareholder is required to provide the Depositary with a correct Taxpayer Identification Number (“TIN”) on the Substitute Form W-9 which is provided under “Important Tax Information” below, and to certify, under penalties of perjury, that such number is correct and that such shareholder is not subject to backup withholding of federal income tax. If a tendering shareholder has been notified by the Internal Revenue Service that such shareholder is subject to backup withholding, such shareholder

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must cross out item (2) of the Certification box of the Substitute Form W-9, unless such shareholder has since been notified by the Internal Revenue Service that such shareholder is no longer subject to backup withholding. Failure to provide the information on the Substitute Form W-9 may subject the tendering shareholder to a 28% federal income tax withholding on the payment of the purchase price of all Common Shares purchased from such shareholder and additional penalties, including those set forth below under “IMPORTANT TAX INFORMATION.” If the tendering shareholder has not been issued a TIN and has applied for one or intends to apply for one in the near future, such shareholder should write “Applied For” in the space provided for the TIN in Part 1 of the Substitute Form W-9, and sign and date the Substitute Form W-9. If “Applied For” is written in Part 1 and the Depositary is not provided with a TIN within 60 days, the Depositary will withhold 28% on all payments of the purchase price to such shareholder until a TIN is provided to the Depositary.

11.    Lost, Stolen, Destroyed or Mutilated Common Share Certificates.    If any Common Share Certificates have been lost, destroyed, mutilated or stolen, the shareholder should promptly notify the Depositary. The shareholder will then be instructed as to the steps that must be taken in order to replace the Common Share Certificate(s) by checking the box on page 2 of this Letter of Transmittal. This Letter of Transmittal and related documents cannot be processed until the procedures for replacing lost or destroyed Common Share Certificates have been followed. In order to facilitate replacement, contact National City Bank at (800) 622-6757.

12.    Stock Transfer Taxes.    Except as provided in this Instruction 12, Purchaser will pay any stock transfer taxes with respect to the transfer and sale of Common Shares to it or to its order pursuant to the Offer. If, however, payment of the purchase price is to be made to, or (in circumstances permitted hereby) if Common Share Certificates representing Common Shares not tendered or accepted for payment are to be registered in the name of, any person other than the registered holder(s), or if tendered Common Share Certificates are registered in the name of any person other than the person signing this Letter of Transmittal, the amount of any stock transfer taxes (whether imposed on the registered holder(s) or such person) payable on account of the transfer to such person will be deducted from the purchase price if satisfactory evidence of the payment of such taxes, or exemption therefrom, is not submitted. Except as provided in this Instruction 12, it will not be necessary for transfer tax stamps to be affixed to the Common Share Certificates listed in this Letter of Transmittal.

IMPORTANT:  This Letter of Transmittal (or facsimile hereof) or an Agent’s Message, properly completed and duly executed (together with any required signature guarantees and Common Share Certificates or confirmation of book-entry transfer and all other required documents) or a properly completed and duly executed Notice of Guaranteed Delivery, must be received by the Depositary prior to the Expiration Date.

IMPORTANT TAX INFORMATION

Under United States federal income tax laws, we are generally required to report any cash payment made to a holder of Common Shares surrendered in the Offer to you and to the United States Internal Revenue Service (“IRS”) and we may be required to “backup withhold” 28% of any such payment.

To avoid such backup withholding, a U.S. shareholder whose Common Shares are submitted herewith should provide to the Depositary a properly completed Substitute Form W-9, which is attached hereto, signed under penalties of perjury, including such shareholder’s current Taxpayer Identification Number (“TIN”) and other certifications. If such shareholder is an individual, the TIN is such shareholder’s social security number. If the Depositary is not provided with the correct TIN, the shareholder may be subject to a $50 penalty imposed by the Internal Revenue Service and payments that are made to such shareholder with respect to Common Shares purchased pursuant to the Offer may be subject to backup withholding of 28%. In addition, if a shareholder makes a false statement that results in no imposition of backup withholding, and there was no reasonable basis for such a statement, a $500 penalty may also be imposed by the Internal Revenue Service.

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Certain shareholders (including, among others, all corporations and certain foreign individuals) are not subject to these backup withholding and reporting requirements. In order for a foreign individual to qualify as an exempt recipient, such individual must submit a statement, signed under penalties of perjury, attesting to such individual’s exempt status. Forms of such statements can be obtained from the Depositary. See the enclosed “Guidelines for Certification of Taxpayer Identification Number on Substitute Form W-9” for additional instructions. A shareholder should consult his or her tax advisor as to such shareholder’s qualification for an exemption from backup withholding and the procedure for obtaining such exemption.

If backup withholding applies, the Depositary is required to withhold 28% of any payments made to the shareholder. Backup withholding is not an additional tax. Rather, the tax liability of persons subject to backup withholding will be reduced by the amount of tax withheld. If withholding results in an overpayment of taxes, a refund may be obtained from the Internal Revenue Service.

Purpose of Substitute Form W-9

To prevent backup withholding on payments that are made to a shareholder with respect to Common Shares purchased pursuant to the Offer, the shareholder is required to notify the Depositary of such shareholder’s correct TIN by completing the form below certifying (a) that the TIN provided on Substitute Form W-9 is correct (or that such shareholder is awaiting a TIN), and (b) that (i) such shareholder has not been notified by the Internal Revenue Service that such shareholder is subject to backup withholding as a result of a failure to report all interest or dividends or (ii) the Internal Revenue Service has notified such shareholder that such shareholder is no longer subject to backup withholding.

What Number to Give the Depositary

The shareholder is required to give the Depositary the social security number or employer identification number of the record holder of the Common Shares tendered hereby. If the Common Shares are in more than one name or are not in the name of the actual owner, consult the enclosed “Guidelines for Certification of Taxpayer Identification Number on Substitute Form W-9” for additional guidance on which number to report. If the tendering shareholder has not been issued a TIN and has applied for a number or intends to apply for a number in the near future, the shareholder should write “Applied For” in the space provided for the TIN in Part 1 of the Substitute Form W-9, and sign and date the Substitute Form W-9. If “Applied For” is written in Part 1 and the Depositary is not provided with a TIN within 60 days, the Depositary will withhold 28% of all payments of the purchase price to such shareholder until a TIN is provided to the Depositary.

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ALL TENDERING STOCKHOLDERS MUST COMPLETE THE FOLLOWING:

PAYOR’S NAME:  MELLON INVESTOR SERVICES, L.L.C.

SUBSTITUTE FORM W-9 Department of the Treasury Internal Revenue Service Payor’s Request for Taxpayer Identification Number (“TIN”)	Part 1: Taxpayer Identification Number—For all accounts, enter your Taxpayer Identification Number in the box at right. (For most individuals, this is your social security number. If you do not have a number, see “Obtaining a Number” in the enclosed “Guidelines for Certification of Taxpayer Identification Number of Substitute Form W-9 (“Guidelines”)). Certify by signing and dating below. Note: If the account is in more than one name, see the chart in the enclosed Guidelines to determine which number to give the payer.	Social Security Number OR Taxpayer Identification Number (If awaiting TIN write “Applied For”)

Part 2: For Payees exempt from Backup Withholding, see the enclosed Guidelines and complete as instructed herein.

CERTIFICATE—Under penalties of perjury, I certify that:
	(1)	The number shown on this form is my correct Taxpayer Identification Number (or I am waiting for a number to be issued to me).
	(2)	I am not subject to backup withholding because: (a) I am exempt from backup withholding; or (b) I have not been notified by the IRS that I am subject to backup withholding as a result of a failure to report all interest or dividends or (c) the IRS has notified me that I am no longer subject to backup withholding.
	(3)	I am a U.S. person.
CERTIFICATION INSTRUCTIONS—You must cross out item (2) above if you have been notified by the IRS that you are currently subject to backup withholding because of underreporting interest or dividends on your tax return.

	Signature	Date: , 2003

NOTE:	FAILURE TO COMPLETE AND RETURN THIS FORM MAY RESULT IN BACKUP WITHHOLDING OF 28% OF ANY PAYMENTS MADE TO YOU PURSUANT TO THE OFFER. PLEASE REVIEW THE ENCLOSED GUIDELINES FOR CERTIFICATION OF TAXPAYER IDENTIFICATION NUMBER ON SUBSTITUTE FORM W-9 FOR ADDITIONAL DETAILS.

YOU MUST COMPLETE THE FOLLOWING CERTIFICATE IF YOU WRITE “APPLIED FOR” IN THE SPACE PROVIDED FOR THE TIN IN PART 1 OF SUBSTITUTE FORM W-9.

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CERTIFICATE OF AWAITING TAXPAYER IDENTIFICATION NUMBER

I certify under penalties of perjury that a Taxpayer Identification Number has not been issued to me, and either (1) I mailed or delivered an application to receive a Taxpayer Identification Number to the appropriate Internal Revenue Service Center or Social Security Administration Office or (2) I intend to mail or deliver an application in the near future. I understand that if I do not provide a Taxpayer Identification Number by the time of payment, 28% of all reportable payments made to me will be withheld.

Signature	Date
Name (Please Print)

Any questions and requests for assistance may be directed to the Information Agent at its telephone numbers and location listed below. Additional copies of the Offer to Purchase, the Letter of Transmittal and the Notice of Guaranteed Delivery may be obtained from the Information Agent at its address and telephone numbers set forth below. Holders of Common Shares may also contact their broker, dealer, commercial bank or trust company or other nominee for assistance concerning the Offer.

The Information Agent for the Offer is:

Mellon Investor Services, L.L.C.

44 Wall Street

7th Floor

New York, New York 10005

FOR FURTHER INFORMATION

CALL TOLL-FREE (888) 451-6741

August 20, 2003

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GUIDELINES FOR CERTIFICATION OF TAXPAYER IDENTIFICATION

NUMBER ON SUBSTITUTE FORM W-9

Guidelines for Determining the Proper Identification Number to Give the Payer.—Social Security numbers have nine digits separated by two hyphens: i.e. 000-00-0000. Employer identification numbers have nine digits separated by only one hyphen: i.e. 00-0000000. The table below will help determine the number to give the payer.

For this type of account:	Give the SOCIAL SECURITY number of

1. An individual’s account	The individual

2. Two or more individuals (joint account)	The actual owner of the account or, if combined funds, anyone of the individuals(1)

3. Husband and wife (joint account)	The actual owner of the account or, if joint funds, either person(1)

4. Custodian account of a minor (Uniform Gift to Minors Act)	The minor(2)

5. Adult and minor (joint account)	The adult or, if the minor is the only contributor, the minor(1)

6. Account in the name of guardian or committee for a designated ward, minor, or incompetent person	The ward, minor, or incompetent person(3)

7. a. The usual revocable savings trust account (grantor is also trustee)	The grantor-trustee(1)
b. so-called trust account that is not a legal or valid trust under State law	The actual owner(1)

8. Sole proprietorship account	The owner(4)

For this type of account:	Give the EMPLOYER IDENTIFICATION number of

9. A valid trust, estate, or pension trust	The legal entity (Do not furnish the identifying number of the personal representative or trustee unless the legal entity itself is not designated in the account title.)(5)

10. Corporate account	The corporation

11. Religious, charitable, or educational organization account	The organization

12. Partnership account held in the name of the business	The partnership

13. Association, club, or other tax-exempt organization	The organization

14. A broker or registered nominee	The broker or nominee

15. Account with the Department of Agriculture in the name of a public entity (such as a State or local government, school district, or prison) that receives agricultural program payments	The public entity

(1)	List first and circle the name of the person whose number you furnish.
(2)	Circle the minor’s name and furnish the minor’s social security number.
(3)	Circle the ward’s, minor’s or incompetent person’s name and furnish such person’s social security number.
(4)	Show the name of the owner.
(5)	List first and circle the name of the legal trust, estate, or pension trust.

NOTE:	If no name is circled when there is more than one name, the number will be considered to be that of the first name listed.

GUIDELINES FOR CERTIFICATION OF TAXPAYER IDENTIFICATION

NUMBER ON SUBSTITUTE FORM W-9

OBTAINING A NUMBER

If you don’t have a taxpayer identification number or you don’t know your number, obtain Form SS-5, Application for a Social Security Number Card, or Form SS-4, Application for Employer Identification Number, at the local office of the Social Security Administration or the Internal Revenue Service and apply for a number.

PAYEES EXEMPT FROM BACKUP WITHHOLDING

Payees specifically exempted from backup withholding on ALL payments include the following:

•	A corporation.

•	A financial institution.

•	An organization exempt from tax under section 501(a), or an individual retirement plan.

•	The United States or any agency or instrumentality thereof.

•	A State, the District of Columbia, a possession of the United States, or any subdivision or instrumentality thereof.

•	A foreign government, a political subdivision of a foreign government, or any agency or instrumentality thereof.

•	An international organization or any agency, or instrumentality thereof.

•	A registered dealer in securities or commodities registered in the U.S. or a possession of the U.S.

•	A real estate investment trust.

•	A common trust fund operated by a bank under section 584(a).

•	An exempt charitable remainder trust, or a non-exempt trust described in Section 4947(a)(1).

•	An entity registered at all times under the Investment Company Act of 1940.

•	A foreign central bank of issue.

Payments of dividends and patronage dividends not generally subject to backup withholding include the following:

•	Payments to nonresident aliens subject to withholding under section 1441.

•	Payments to partnerships not engaged in a trade or business in the U.S. and which have at least one nonresident partner.

•	Payments of patronage dividends where the amount received is not paid in money.

•	Payments made by certain foreign organizations.

•	Payments made to a nominee.

Payments of interest not generally subject to backup withholding include the following:

•	Payments of interest on obligations issued by individuals. Note: You may be subject to backup withholding if this interest is $600 or more and is paid in the course of the payer’s trade or business and you have not provided your correct taxpayer identification number to the payer.

•	Payments of tax-exempt interest (including exempt-interest dividends under section 852).

•	Payments described in section 6049(b)(5) of the Code to nonresident aliens.

•	Payments on tax-free covenant bonds under section 1451.

•	Payments made by certain foreign organizations.

•	Payments made to a nominee.

Exempt payees described above should file Form W-9 to avoid possible erroneous backup withholding. File this form with the payer, furnish your taxpayer identification number, write “exempt” on the face of the form, and return it to the payer. If the payments are interest, dividends, or patronage dividends, also sign and date the form.

Certain payments other than interest, dividends and patronage dividends that are not subject to information reporting are also not subject to backup withholding. For details, see the regulations under sections 6041, 6041A(a), 6045, and 6050A.

PENALTIES

(1)    Penalty for Failure to Furnish Taxpayer Identification Number—If you fail to furnish your correct taxpayer identification number to a payer, you are subject to a penalty of $50 for each such failure unless your failure is due to reasonable cause and not to willful neglect.

(2)    Failure to Report Certain Dividend and Interest Payments—If you fail to include any portion of an includible payment for interest, dividends, or patronage dividends in gross income, such failure will be treated as being due to negligence and will be subject to a penalty of 5% on any portion of any under-payment attributable to that failure unless there is clear and convincing evidence to the contrary.

(3)    Civil Penalty for False Information with Respect to Withholding.—If you make a false statement with no reasonable basis which results in no imposition of backup withholding, you are subject to a penalty of $500.

(4)    Criminal Penalty for Falsifying Information—Falsifying certifications or affirmations may subject you to criminal penalties including fines and/or imprisonment.

FOR ADDITIONAL INFORMATION CONTACT YOUR TAX CONSULTANT OR THE INTERNAL REVENUE SERVICE.

Exhibit (a)(1)(C)

NOTICE OF GUARANTEED DELIVERY

for

Tender of Shares of Common Stock

of

State Auto Financial Corporation

(Not to be Used For Signature Guarantees)

This Notice of Guaranteed Delivery, or one substantially in the form hereof, must be used to accept the offer of State Auto Financial Acquisition Corporation, an Illinois corporation wholly owned by Gregory Mark Shepard, an Illinois individual, to purchase 8,000,000 common shares, at a price of $32.00 per share, net to the seller in cash without interest thereon, upon the terms and conditions set forth in the Offer to Purchase dated August 20, 2003 and the related Letter of Transmittal if: (i) certificates (“Common Share Certificates”) evidencing shares of common stock, no par value (the “Common Shares”) are not immediately available, (ii) Common Share Certificates and all other required documents cannot be delivered to Mellon Investor Services, L.L.C., as Depositary (the “Depositary”), prior to the Expiration Date (as defined in Section 1 of the Offer), or (iii) the procedure for delivery by book-entry transfer cannot be completed on a timely basis. This Notice of Guaranteed Delivery may be delivered by hand or mail or transmitted by telegram or facsimile transmission to the Depositary and must include a guarantee by an Eligible Institution (as defined in the Letter of Transmittal and the Offer) and a representation that the shareholder owns the Common Shares, and that the tender of the Common Shares effected thereby complies with Rule 14e-4 under the Securities Exchange Act of 1934, as amended, each in the form set forth in this Notice of Guaranteed Delivery. See Section 3 of the Offer.

The Depositary for the Offer is:

Mellon Investor Services, L.L.C.

By Mail: Post Office Box 3301 South Hackensack, NJ 07606 Attn: Reorganization Department	By Overnight Courier Delivery: 85 Challenger Road–Mail Drop–Reorg Ridgefield Park, NJ 07660 Attn: Reorganization Department	By Hand: 120 Broadway, 13th Floor New York, NY 10271 Attn: Reorganization Department

By Facsimile Transmission: (201) 296-4293

Confirm by Telephone: (201) 296-4860

DELIVERY OF THIS NOTICE OF GUARANTEED DELIVERY TO AN ADDRESS OTHER THAN AS SET FORTH ABOVE OR TRANSMISSION OF INSTRUCTIONS VIA FACSIMILE TRANSMISSION TO A NUMBER OTHER THAN AS LISTED ABOVE, WILL NOT CONSTITUTE A VALID DELIVERY.

This Notice of Guaranteed Delivery is not to be used to guarantee signatures. If a signature on a Letter of Transmittal is required to be guaranteed by an “Eligible Institution” under the instructions thereto, such signature guarantee must appear in the applicable space provided in the signature box on the Letter of Transmittal.

THE GUARANTEE INCLUDED HEREIN MUST BE COMPLETED.

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Ladies and Gentlemen:

The undersigned hereby tenders to State Auto Financial Acquisition Corporation, an Illinois corporation wholly owned by Gregory Mark Shepard, an Illinois individual, upon the terms and subject to the conditions set forth in the Offer to Purchase dated August 20, 2003 (the “Offer to Purchase”) and the related Letter of Transmittal (which, as amended from time to time, together constitute the “Offer”), receipt of each of which is hereby acknowledged, the number of Common Shares specified below pursuant to the guaranteed delivery procedure described in Section 3 of the Offer to Purchase.

Number of Shares:

Certificate Nos. (If Available):	Signature(s) of Holder(s)

Dated: , 2003

Name(s) of Holders:

☐ Check box if Shares will be delivered by book-entry transfer

Account No.

Please Type or Print

Address

Zip Code

Area Code and Telephone No.

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GUARANTEE

(NOT TO BE USED FOR SIGNATURE GUARANTEE)

The undersigned, a firm that is a commercial bank, broker, dealer, credit union, savings association or other entity which is a member in good standing of the Securities Transfer Agents Medallion Program, the New York Stock Exchange Medallion Signature Program or the Stock Exchange Medallion Program (each, an “Eligible Institution”) hereby (a) represents that the above named person(s) “own(s)” the Common Shares tendered hereby within the meaning of Rule 14e-4 under the Securities Exchange Act of 1934, as amended (“Rule 14e-4”), (b) represents that the tender of Common Shares effected hereby complies with Rule 14e-4, and (c) guarantees delivery to the Depositary, at one of its addresses set forth above, of Common Share Certificates tendered hereby in proper form for transfer, or confirmation of book-entry transfer of such Common Shares into the account maintained by the Depositary at The Depositary Trust Company in each case with delivery of a properly completed and duly executed Letter of Transmittal (or a facsimile thereof) with any required signature guarantees, or an Agent’s Message (as defined in Section 3 of the Offer to Purchase), and any other documents required by the Letter of Transmittal, within three Nasdaq National Market trading days after the date hereof.

The Eligible Institution that completes this form must communicate the guarantee to the Depositary and must deliver the Letter of Transmittal and the Common Share Certificates to the Depositary within the time period shown herein. Failure to do so could result in financial loss to such Eligible Institution. All terms used herein have the meanings set forth in the Offer to Purchase.

(PLEASE PRINT)

Name:

Address:

(Zip Code)

AUTHORIZED SIGNATURE:

Name:

Title:

Daytime Area Code and Tel. No.:

Dated:

NOTE:	DO NOT SEND COMMON SHARE CERTIFICATES WITH THIS NOTICE OF GUARANTEED DELIVERY. COMMON SHARE CERTIFICATES SHOULD BE SENT WITH YOUR LETTER OF TRANSMITTAL.

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Exhibit (a)(1)(D)

Mellon Investor Services, L.L.C.	CALL TOLL-FREE: (888) 451-6741
44 Wall Street
7th Floor
New York, NY 10005

Offer to Purchase for Cash

8,000,000 Shares of Common Stock

of

State Auto Financial Corporation

at

$32.00 Net Per Common Share

by

State Auto Financial Acquisition Corporation

THE OFFER AND WITHDRAWAL RIGHTS WILL EXPIRE AT 5:00 P.M., NEW YORK

CITY TIME, ON TUESDAY, SEPTEMBER 23, 2003, UNLESS THE OFFER IS EXTENDED.

August 20, 2003

To Brokers, Dealers, Commercial Banks,

Trust Companies and Other Nominees:

We have been appointed by State Auto Financial Acquisition Corporation (“Purchaser”), an Illinois corporation wholly owned by Gregory Mark Shepard, an Illinois individual (“Shepard”), to act as Information Agent in connection with Purchaser’s offer to purchase 8,000,000 shares of common stock, no par value (the “Common Shares”) of State Auto Financial Corporation, an Ohio corporation (the “Company”), at a price of $32.00 per Common Share, net to the seller in cash, without interest thereon, upon the terms and subject to the conditions set forth in Purchaser’s Offer to Purchase dated August 20, 2003 (the “Offer to Purchase”) and the related Letter of Transmittal (which, as amended from time to time, together constitute the “Offer”) enclosed herewith. Please furnish copies of the enclosed materials to those of your clients for whose accounts you hold Common Shares registered in your name or in the name of your nominee.

The Offer is conditional upon, among other things, (1) the Company’s shareholders validly tendering, and not withdrawing before the expiration of the Offer to Purchase, 8,000,000 shares of common stock of the Company, (2) the Company not issuing any additional stock options, rights to purchase, stock grants or issuing any additional common or preferred stock, (3) Shepard and Purchaser obtaining the right and all necessary board approvals to acquire control of the Company and its insurance subsidiaries and affiliates, including without limitation, State Automobile Mutual Insurance Company, on terms and conditions satisfactory to Shepard, and Purchaser in their sole discretion, (4) Purchaser obtaining all insurance regulatory approvals necessary to acquire control of the Company and its insurance subsidiaries and affiliates, including without limitation, State Automobile Mutual Insurance Company, on terms and conditions satisfactory to Purchaser, in its sole discretion, and (5) Purchaser obtaining all necessary financing. In addition, the Offer is conditional upon (a) State Automobile Mutual Insurance Company, the majority owner of the Company, agreeing not to tender any of its shares of the Company, (b) State Automobile Mutual Insurance Company, and its officers and directors, and the Company’s officers and directors, not tendering any of their shares or exercising any of their options into the Offer, (c) State Automobile Mutual Insurance Company agreeing to issue the Surplus Notes, (as described in the Offer to Purchase), and (d) State Automobile Mutual Insurance Company agreeing to merge with Purchaser, with State Automobile Mutual Insurance Company being the surviving entity. The Offer is also subject to certain other terms and conditions set forth in the Offer to Purchase.

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For your information and for forwarding to your clients for whom you hold Common Shares registered in your name or in the name of your nominee, or who hold Common Shares registered in their own names, we are enclosing the following documents:

1.    The Offer to Purchase dated August 20, 2003;

2.    The Letter of Transmittal for your use and for the information of your clients. Facsimile copies of the Letter of Transmittal may be used to tender Common Shares;

3.    Notice of Guaranteed Delivery to be used to accept the Offer if a shareholder’s certificates evidencing such shareholder’s Common Shares and all other required documents are not immediately available or cannot be delivered to Mellon Investor Services, L.L.C. (the “Depositary”) by the Expiration Date (as defined in the Offer to Purchase) or if the procedure for book-entry transfer cannot be completed on a timely basis;

4.    A printed form of a letter which may be sent to your clients for whose accounts you hold Common Shares registered in your name or in the name of your nominee, with space provided for obtaining such clients’ instructions with regard to the Offer; and

5.    Guidelines for Certification of Taxpayer Identification Number on Substitute Form W-9.

YOUR PROMPT ACTION IS REQUESTED. WE URGE YOU TO CONTACT YOUR CLIENTS AS PROMPTLY AS POSSIBLE. PLEASE NOTE THAT THE OFFER AND WITHDRAWAL RIGHTS EXPIRE AT 5:00 P.M., NEW YORK CITY TIME, ON WEDNESDAY, SEPTEMBER 24, 2003, UNLESS THE OFFER IS EXTENDED.

Your attention is invited to the following:

1.    The tender price is $32.00 per Common Share, net to the seller in cash, without interest thereon, upon the terms and subject to the conditions set forth in the Offer.

2.    The Offer is being made for 8,000,000 Common Shares.

3.    The Offer and withdrawal rights will expire at 5:00 P.M., New York City time, on Wednesday, September 24, 2003, unless the Offer is extended.

4.    The Offer is conditioned upon, among other things, the conditions set forth in boldface type on page 1 above, as well as certain other terms and conditions set forth in the Offer to Purchase.

5.    Except as otherwise provided in Instruction 6 of the Letter of Transmittal, tendering shareholders will not be obligated to pay stock transfer taxes with respect to the purchase of Common Shares by Purchaser pursuant to the Offer. However, backup federal income tax withholding at a rate of 28% may be required, unless an exception applies or unless the required taxpayer identification information is provided. See Instruction 10 of, and “Important Tax Information” in, the Letter of Transmittal.

6.    In all cases, payment for Common Shares accepted for payment pursuant to the Offer will be made only after timely receipt by the Depositary of certificates evidencing such Common Shares (or a confirmation of a book-entry transfer of such Common Shares into the Depositary’s account at the Book-Entry Transfer Facility (as defined in the Offer to Purchase)), a Letter of Transmittal (or facsimile thereof) properly completed and duly executed, with any required signature guarantees, or, in the case of a book-entry transfer, an Agent’s Message (as defined in the Offer to Purchase), and any other documents required by the Letter of Transmittal. See Section 3 of the Offer to Purchase.

If holders of Common Shares wish to tender, but it is impracticable for them to forward their certificates evidencing such Common Shares or other required documents prior to the Expiration Date or, if applicable, to

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comply with the book-entry transfer procedures on a timely basis, a tender may be effected by following the guaranteed delivery procedure described in Section 3 of the Offer to Purchase.

Purchaser will not pay any fees or commissions to any broker, dealer or other person (other than the Depositary and the Information Agent as described in the Offer to Purchase) in connection with the solicitation of tenders of Common Shares pursuant to the Offer. However, Purchaser will reimburse you for customary mailing and handling expenses incurred by you in forwarding any of the enclosed materials to your clients. Purchaser will pay or cause to be paid any stock transfer taxes payable with respect to the transfer of Common Shares to it, except as otherwise provided in Instruction 6 of the Letter of Transmittal.

Any inquiries you may have with respect to the Offer should be addressed to Mellon Investor Services, L.L.C., the Information Agent, at the address and telephone numbers set forth on the back cover page of the Offer to Purchase.

Very truly yours,

Mellon Investor Services, L.L.C.

NOTHING CONTAINED HEREIN OR IN THE ENCLOSED DOCUMENTS SHALL CONSTITUTE YOU OR ANY OTHER PERSON, THE AGENT OF SHEPARD, THE PURCHASER, THE COMPANY, THE INFORMATION AGENT OR THE DEPOSITARY, OR OF ANY AFFILIATE OF ANY OF THEM, OR AUTHORIZE YOU OR ANY OTHER PERSON TO USE ANY DOCUMENT OR TO MAKE ANY STATEMENT ON BEHALF OF ANY OF THEM IN CONNECTION WITH THE OFFER OTHER THAN THE ENCLOSED DOCUMENTS AND THE STATEMENTS CONTAINED THEREIN.

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Exhibit (a)(1)(E)

Offer to Purchase for Cash

8,000,000 Shares of Common Stock

of

State Auto Financial Corporation

at

$32.00 Net Per Common Share

by

State Auto Financial Acquisition Corporation

THE OFFER AND WITHDRAWAL RIGHTS WILL EXPIRE AT 5:00 P.M., NEW YORK CITY TIME, ON WEDNESDAY, SEPTEMBER 24, 2003 UNLESS THE OFFER IS EXTENDED.

To Our Clients:

Enclosed for your consideration are an Offer to Purchase dated August 20, 2003 (the “Offer to Purchase”) and a related Letter of Transmittal in connection with the offer by State Auto Financial Acquisition Corporation (“Purchaser”), an Illinois corporation wholly owned by Gregory Mark Shepard, an Illinois individual (“Shepard”), to purchase 8,000,000 shares of common stock, no par value (the “Common Shares”), of State Auto Financial Corporation, an Ohio corporation (the “Company”), at a price of $32.00 per Common Share, net to the seller in cash, without interest thereon, upon the terms and subject to the conditions set forth in the Offer to Purchase and in the related Letter of Transmittal (which, as amended from time to time, together constitute the “Offer”).

Shareholders who desire to tender Common Shares pursuant to the Offer and whose certificates evidencing such Common Shares are not immediately available or the procedures for book-entry transfer set forth in the Offer to Purchase cannot be completed on a timely basis or time will not permit all required documents to reach Mellon Investor Services, L.L.C. (the “Depositary”) prior to the Expiration Date (as defined in the Offer to Purchase) may nevertheless tender their Common Shares according to the guaranteed delivery procedures set forth in Section 3 of the Offer to Purchase.

We are (or our nominee is) the holder of record of Common Shares held by us for your account. A tender of such Common Shares can be made only by us as the holder of record and pursuant to your instructions. The Letter of Transmittal is furnished to you for your information only and cannot be used by you to tender Common Shares held by us for your account.

We request instructions as to whether you wish to have us tender on your behalf any or all of the Common Shares held by us for your account, upon the terms and subject to the conditions set forth in the Offer.

Your attention is directed to the following:

(1)    The offer price is $32.00 per Common Share, net to the seller in cash, without interest thereon, upon the terms and subject to the conditions set forth in the Offer.

(2)    The Offer is being made for 8,000,000 Common Shares.

(3)    The Offer and withdrawal rights will expire at 5:00 P.M., New York City time, on Wednesday, September 24, 2003, unless the Offer is extended.

(4)    The Offer is conditioned upon, among other things, (a) the Company’s shareholders validly tendering, and not withdrawing before the expiration of the Offer to Purchase, 8,000,000 shares of common stock of the Company, (b) the Company not issuing any additional stock options, rights to purchase, stock grants or issuing

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any additional common or preferred stock, (c) Shepard and Purchaser obtaining the right and all necessary board approvals to acquire control of the Company and its insurance subsidiaries and affiliates, including without limitation, State Automobile Mutual Insurance Company, on terms and conditions satisfactory to Shepard and Purchaser, in their sole discretion, (d) Purchaser obtaining all insurance regulatory approvals necessary to acquire control of the Company and its insurance subsidiaries and affiliates, including without limitation, State Automobile Mutual Insurance Company, on terms and conditions satisfactory to Purchaser, in its sole discretion, and (e) Purchaser obtaining all necessary financing. In addition, the Offer is conditional upon (i) State Automobile Mutual Insurance Company, the majority owner of the Company, agreeing not to tender any of its shares of the Company, (ii) State Automobile Mutual Insurance Company, and its officers and directors, and the Company’s officers and directors, not tendering any of their shares or exercising any of their options into the Offer, (iii) State Automobile Mutual Insurance Company agreeing to issue the Surplus Notes, (as described in the Offer to Purchase), and (iv) State Automobile Mutual Insurance Company agreeing to merge with Purchaser, with State Automobile Mutual Insurance Company being the surviving entity. The Offer is also subject to certain other terms and conditions set forth in the Offer to Purchase.

(5)    Except as otherwise provided in Instruction 6 of the Letter of Transmittal, tendering shareholders will not be obligated to pay stock transfer taxes with respect to the purchase of Common Shares by Purchaser pursuant to the Offer. However, backup federal income tax withholding at a rate of 28% may be required, unless an exemption applies or unless the required taxpayer identification information is provided. See Instruction 10 of, and “Important Tax Information” in, the Letter of Transmittal.

(6)    In all cases, payment for Common Shares purchased pursuant to the Offer will be made only after timely receipt by the Depositary of certificates evidencing or a Book-Entry Confirmation (as defined in the Offer to Purchase) with respect to, such Common Shares and a Letter of Transmittal (or facsimile thereof), properly completed and duly executed, with all required signature guarantees, or, in the case of a book-entry transfer, an Agent’s Message (as defined in the Offer to Purchase), and any other documents required by the Letter of Transmittal. See Section 3 of the Offer to Purchase.

If you wish to have us tender any or all of your Common Shares, please so instruct us by completing, executing and returning to us the form contained in this letter. An envelope in which to return your instructions to us is enclosed. If you authorize the tender of your Common Shares, all such Common Shares will be tendered unless otherwise specified in your instructions. Your instructions should be forwarded to us in ample time to permit us to submit a tender on your behalf prior to the Expiration Date (as defined in the Offer to Purchase).

The Offer is made solely through the Offer to Purchase and the related Letter of Transmittal, as amended from time to time, and is being made to all holders of Common Shares.

Purchaser is not aware of any jurisdiction where the making of the Offer is prohibited by administrative or judicial action pursuant to any valid state statute. If Purchaser becomes aware of any valid state statute prohibiting the making of the Offer or the acceptance of Common Shares pursuant thereto, Purchaser will make a good faith effort to comply with such state statute. If, after such good faith effort, Purchaser cannot comply with such state statute, the Offer will not be made to (nor will tenders be accepted from or on behalf of) the holders of Common Shares in such state. In any jurisdiction where federal or state securities laws, or other laws, require the Offer to be made by a licensed broker or dealer, the Offer shall be deemed to be made on behalf of Purchaser by one or more registered brokers or dealers licensed under the laws of such jurisdiction.

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Instructions with Respect to the

Offer to Purchase for Cash

8,000,000 Shares of Common Stock of

State Auto Financial Corporation

The undersigned acknowledge(s) receipt of your letter and the enclosed Offer to Purchase, dated August 20, 2003 and the related Letter of Transmittal (which, as amended from time to time, together constitute the “Offer”) in connection with the Offer by State Auto Financial Acquisition Corporation, an Illinois corporation wholly owned by Gregory Mark Shepard, an Illinois individual, to purchase 8,000,000 outstanding shares of common stock, no par value (the “Common Shares”), of State Auto Financial Corporation, an Ohio corporation, at a price of $32.00 per Common Share, net to the seller in cash, without interest thereon.

This will instruct you to tender the number of Common Shares indicated below (or, if no number is indicated below, all Common Shares) that are held by you for the account of the undersigned, upon the terms and subject to the conditions set forth in the Offer to Purchase.

Number of Shares to be Tendered:
Shares*
SIGN HERE

Dated: , 2003

Signature(s)

Please type or print name(s)

Please type or print address

Area Code and Telephone Number

Taxpayer Identification or Social Security Number

*	Unless otherwise indicated, you are deemed to have instructed us to tender all Common Shares held by us for your account pursuant to the Offer.

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Exhibit (a)(1)(G)

Shepard Announces $32.00 Cash Tender Offer for 8,000,000 Shares of

State Auto Financial Corporation

Bloomington, Illinois, August 21, 2003—Investor Gregory Mark Shepard, who owns approximately 5% of State Auto Financial Corporation (NASDAQ “STFC”), through State Auto Financial Acquisition Corporation (“STFAC”) yesterday announced a cash tender offer for 8,000,000 of STFC’s 12,993,928 public shares for $32.00 per share. Mr. Shepard stated that he or an associate would agree to purchase an additional 1,000,000 common shares from STFAC and not tender his shares in the public tender offer. As one of the conditions of consummation of the tender offer, State Automobile Mutual Insurance Company (“State Auto”), and all directors and officers of State Auto and STFC would have to agree not to tender any of their shares. He also stated that his proposal would not involve the incurrence of any debt, as defined by statutory accounting principles, by State Auto, STFC or their subsidiaries or affiliates. STFC’s officers, directors and affiliates also cannot cash out any outstanding stock options. Any transaction Shepard might negotiate would be subject to customary due diligence, and be conditioned on his nominees representing a majority of the boards of directors of STFC, State Auto and their insurance subsidiaries and affiliates.

In a letter to Robert H. Moone, Chairman and CEO of State Auto and STFC, Mr. Shepard wrote:

As the largest non-affiliated public stockholder of STFC, with 2 million shares, I want STFC to enhance—not ignore—value for investors. I have written to you on five previous occasions seeking to negotiate a “friendly” transaction between STFC, State Auto and myself. Your reply to each of my offers to negotiate has been to ignore the spirit of Sarbanes-Oxley and the myriad of potential and actual conflicts between State Auto and STFC’s shareholders. Surely you don’t believe that only STFC’s majority shareholder, namely State Auto, has an interest in STFC. Yet only State Auto’s board has been allowed to consider my offers to negotiate a transaction.

On behalf of all of STFC’s shareholders I am commencing a tender offer through STFAC for 8,000,000 of STFC’s 10,993,928 public shares (other than my shares as of June 30, 2003) for $32.00 per share. I or an associate would agree to purchase an additional 1,000,000 common shares from STFAC and I would agree not to tender my shares in the public tender offer. State Auto, and all directors and officers of State Auto and STFC, would also agree not to tender any shares. Our financing would not involve the incurrence of any debt, as defined by statutory accounting principles, by State Auto, STFC or their subsidiaries or affiliates. STFC would not cash out its outstanding stock options. STFAC would be merged with and into State Auto and 7,000,000 additional common shares of STFC would thereby be acquired by State Auto, increasing its ownership to just under 85% of the outstanding shares. Any transaction we might negotiate would be conditioned on my nominees representing a majority of the boards of directors of STFC, State Auto and their insurance subsidiaries and affiliates.

The many business benefits of this proposal are obvious and are responsive to the points raised in your letters. Not only is the current State Auto/STFC structure preserved, but the value of State Auto’s gross investment in the STFC would increase from $444 million on March 31, 2003 ($16.90 per share) to perhaps $32.00 per share and $1.065 billion upon completion of the Offer. My proposal provides those stockholders who now desire to sell their shares an extraordinary opportunity to do so. The remaining shareholders can rest assured that I am committed to enhancing—not ignoring—value for investors.

If successful in the tender offer, State Auto will have increased its ownership from 66.9% to 84.7% while I will have increased my ownership, if I personally purchase the 1 million shares, from 2,000,000 to 3,000,000 common shares representing 5.1% to 7.6% of the outstanding common shares. If I purchase the 1 million shares, my investment in STFC will increase by $32 million from $31,518,000 to $63,518,000, my ownership of the unaffiliated publicly traded shares will increase from 15.5% to 50.1% and my investment in the outstanding common shares will be approximately $63 million greater than your investment.

Since the number of STFC shares now owned by the STFC Board is relatively small, the current board is well insulated from the pain of any price decline for STFC’s securities. Other stockholders are not so lucky. I call upon you to let stockholders decide for themselves whether they wish to take advantage of a very significant premium for their shares right now.

Mr. Shepard concluded his letter to Mr. Moone by stating: “I call upon the Boards of Directors of State Auto and STFC to approve my offer. I hope that you, as fiduciaries, will recognize that my offer is very much in the best interests of stockholders and that you will accept it accordingly.”

The offer and its withdrawal rights will expire at 5:00 P.M., New York City time, on September 24, 2003, unless the offer is extended. The offer is being made through a company wholly owned by Mr. Shepard. The Depositary and Information Agent for the offer is Mellon Investor Services, L.L.C., 44 Wall Street, 7th Floor, New York, New York, 10005, Call Toll-Free (888) 451-6741.

ADDITIONAL INFORMATION RELATING TO THE TENDER OFFER IS CONTAINED IN THE SCHEDULE TO AND THE SCHEDULE 13D FILED BY GREGORY M. SHEPARD WITH RESPECT TO STATE AUTO FINANCIAL CORPORATION. THOSE SCHEDULES ARE CURRENTLY AVAILABLE AT NO CHARGE ON THE SECURITIES AND EXCHANGE COMMISSION’S WEBSITE AT http://www.sec.gov.

Exhibit (a)(1)(H)

UNITED STATES DISTRICT COURT

FOR THE SOUTHERN DISTRICT OF OHIO

EASTERN DIVISION

STATE AUTO FINANCIAL ACQUISITION CORP.	:
980 North Michigan Avenue, Chicago, Illinois 60611	:
:
and	:
:
GREGORY M. SHEPARD,	:
15 Country Club Place, Bloomington, IL 61701	:
:
Plaintiffs,	:
:
v.	:	CASE NO.
:
ROBERT HARLON MOONE	:
9050 Robinhood Circle, Westerville, Ohio 43082	:
:
STATE AUTO FINANCIAL CORPORATION	:
518 E. Broad Street Columbus, Ohio 43215	:
:
STATE AUTOMOBILE MUTUAL INSURANCE	:
COMPANY	:
518 E. Broad Street, Columbus, Ohio 43215	:
:
JOHN R. LOWTHER	:
2399 Bexley Park Road, Columbus, Ohio 43209	:
:
PAUL W. HUESMAN	:
7357 Colerain Avenue, Cincinnati, Ohio 45239	:
:
DAVID J. D’ANTONI	:
6252 Little Minch Ct., Dublin, Ohio 43017	:
:
WILLIAM J. LHOTA	:
838 Cambridge Court, Worthington, Ohio 43085	:
:
URLIN G. HARRIS, JR.	:
1561 Slade Avenue, Columbus, Ohio 43235	:
:
S. ELAINE ROBERTS	:
1440 N. James Road, Columbus, Ohio 43219	:
:
RICHARD K. SMITH	:
1420 Noe Bixby Road, Columbus, OH 43232	:
:
RAMON L. HUMKE	:
7624 William Penn Drive, Indianapolis, IN 46256	:
:
STEVEN J. JOHNSTON	:
359 Darbyview Drive, West Jefferson, Ohio 43162	:

MARION D. HOUK	:
235 11th Avenue, Columbus, Ohio 43201	:
:
DENNIS R. BLANK	:
9097 Oakwood Place, Westerville, Ohio 43082	:
:
JAMES E. KUNK	:
7298 Rosegate Place, Dublin, Ohio 43017	:
:
PAUL J. OTTE	:
5672 Lynx Drive, Westerville, Ohio 43081	:
:
and	:
:
MARSHA P. RYAN	:
3888 James River Rd., New Albany, Ohio 43054	:
:
Defendants.	:

COMPLAINT

Plaintiffs State Auto Financial Acquisition Corp. (“Purchaser”) and Gregory M. Shepard (“Shepard”), by their attorneys, for their complaint against Defendants Robert Harlon Moone (“Moone”), State Auto Financial Corporation (the “Company”), State Automobile Mutual Insurance Company (“SAM”), John R. Lowther (“Lowther”), Paul W. Huesman (“Huesman”), David J. D’Antoni (“D’Antoni”), William J. Lhota (“Lhota”), Urlin G. Harris, Jr. (“Harris”), S. Elaine Roberts (“Roberts”), Richard K. Smith (“Smith”), Ramon L. Humke (“Humke”), Steven J. Johnston (“Johnston”), Marion D. Houk (“Houk”), Dennis R. Blank (“Blank”), James E. Kunk (“Kunk”) Paul J. Otte (“Otte”) and Marsha P. Ryan (“Ryan”), state as follows:

Summary Of This Action

1. Plaintiffs bring this action to prevent defendants from improperly interfering with Purchaser’s tender offer for 8 million shares of the outstanding common stock of the Company for $32.00 per share in cash (the “Tender Offer”), which represents a 68% premium over the $19.10 per share market price of the Company’s common shares on May 28, 2003, the day before Shepard made his first negotiation proposal directly to the Company.

2. Over the past eight months, the Company’s entrenched directors, under the control of the Company’s dominant majority shareholder (SAM), have repeatedly rebuffed Shepard’s proposals to enhance the value of the Company stock held by the Company’s minority shareholders. The Company’s and SAM’s directors—led by Robert Moone, the President, CEO, and Chairman of both companies—have engaged in a concerted course of conduct to maintain and entrench their control over the Company at the expense of those minority shareholders. In response to proposals by Shepard to enhance shareholder value, they have launched an aggressive and vituperative campaign to disparage Shepard at every opportunity. They have issued press releases and other public communications replete with derogatory, inflammatory and misleading statements challenging Purchaser’s ability to consummate its share purchase and questioning Shepard’s plans for the Company. These mean-spirited statements have been designed to turn the Company’s minority shareholders against Shepard and his proposals even though, under each of those proposals, the shares owned by the minority shareholders (other than Shepard) would be purchased at a substantial premium over the highest market price ever reached by that stock since the Company’s initial public offering in 1991 (as adjusted for various intervening stock splits).

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3. Additionally, several SAM directors—including at least three who are also officers and directors of the Company, and another (Humke) who has been an adversary of Shepard in prior litigation related to the Company—are believed to be instrumental in SAM’s opposition to the Tender Offer because of their own self-interest and a vindictive bias against Shepard because of his prior efforts to increase shareholder value in one of the Company’s affiliates.

4. Based on SAM’s and the Company’s course of conduct to date, plaintiffs have reason to believe that the Company will oppose Shepard’s Tender Offer. SAM and the Company—through the individual director defendants—have stonewalled proposals by Shepard for negotiations involving various forms of transactions that would have resulted in a buy-out of the minority interest in the Company at a substantial premium. In breach of their fiduciary duties, those directors refused even to discuss Shepard’s prior proposals with him. They have gone out of their way to demean Shepard and malign his proposals in the public media. Defendants’ long track record of abject hostility toward Shepard makes it overwhelmingly probable that the defendants will continue to “poison the well” with untrue, misleading, unfair, disparaging and pejorative statements about Shepard and the Tender Offer in an effort to persuade the Company’s minority shareholders to forego the opportunity to cash out their investments in the Company’s stock at a profit.

5. Shepard’s concern that the Company, SAM, and their respective directors will act in a manner contrary to the interests of the Company’s public and minority stockholders is exacerbated by the Company’s concealment of its issuance of $15 million in debt securities. On May 22, 2003, the Company caused STFC Capital Trust I (“Capital Trust”), one of its wholly-owned subsidiaries, to issue capital securities to a third party, and the Company simultaneously issued $15,464,000 in subordinated debentures to Capital Trust, thereby effectively guarantying the obligations incurred by its subsidiary through the issuance of the capital securities. The net effect of this transaction was the incurrence by the Company of approximately $15.46 million in additional debt. Moreover, under certain circumstances, the obligations incurred by the Company under the subordinated debentures could preclude the Company from paying dividends to its stockholders. Although the Company has made multiple Form 8-K (current report) filings with the Securities and Exchange Commission (“SEC”) in connection with its opposition to Shepard’s prior proposals—in which it unfairly and incorrectly castigated Shepard’s proposals as “debt-laden” transactions, the Company (through the defendant Company directors) deliberately concealed the existence of this transaction until August 12, 2003, when the Company filed with the SEC its quarterly report (Form 10-Q) for the Second Quarter of 2003.

6. Thus, for months during which the Company and SAM were, through their directors, mischaracterizing Shepard’s proposals as “debt laden” transactions, they hid the fact that the Company had borrowed $15 million. The duplicity displayed by defendants in doing so creates a significant probability that the defendants will, unless enjoined, seek to deceive the investing public about the present tender offer.

7. Purchaser and Shepard therefore seek this Court’s assistance in maintaining a fair and level playing field with respect to consideration of the Tender Offer by the Company’s minority shareholders, so that those shareholders are able to give unbiased, dispassionate consideration to whether the Tender Offer is in their own best interests instead of being subjected to a barrage of “disinformation” publicity from defendants that is designed to serve the individual director defendants’ best interests. Accordingly, plaintiffs seek preliminary and permanent injunctive relief to prevent: (a) the Company and its individual director defendants from issuing false, misleading and disparaging statements about the Tender Offer or Shepard; (b) the Company and its individual director defendants from using corporate funds to oppose the Tender Offer and thereby maintain those directors’ entrenched management and control of the Company at the expense of the minority shareholders; and (c) SAM and its individual directors from interfering with the Tender Offer and otherwise oppressing the Company’s minority shareholders through SAM’s majority ownership of the Company.

8. In addition, in view of the defendant-directors’ past breaches of their fiduciary duties, plaintiffs seek preliminary and permanent injunctive relief requiring that the Company and SAM engage the services of

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independent financial and legal advisors who have no prior relationship with either the Company or SAM, and who therefore are capable of providing the Boards of SAM and the Company with truly independent advice.

The Parties

9. Plaintiff Purchaser is an Illinois corporation with its principal place of business in Chicago, Illinois. Purchaser is wholly-owned by Plaintiff Shepard and was formed solely for the purpose of making the Tender Offer.

10. Plaintiff Shepard is a citizen of the State of Illinois and resides in Bloomington, Illinois. For the past 22 years, Shepard has been occupied principally in various management positions within the property and casualty insurance industry. His family has been actively involved in running insurance companies and underwriting insurance for four generations. Shepard is currently the Chairman and President of American Union Insurance Company. He is the sole owner of all of the outstanding shares of Purchaser, as well as Purchaser’s President and the Chairman of its Board of Directors. He also currently owns 2,000,000 shares of the Company and is the Company’s largest independent individual shareholder.

11. The Company is a publicly-traded corporation organized under the laws of the State of Ohio with its principal place of business in Columbus, Ohio. It operates as a holding company and is currently the sole owner of six subsidiary corporations, all of which engage primarily in the property and casualty insurance business. Approximately sixty-seven percent (67%) of the Company’s shares are owned by Defendant SAM.

12. Defendant Moone is the President, CEO and Chairman of both SAM and the Company. In view of his dual role as the chief executive of both of the defendant entities, Moone is the principal decision-maker with respect to both of those entities.

13. SAM is a mutual property and casualty insurance company organized under the laws of the State of Ohio with its principal place of business in Columbus, Ohio. It currently owns sixty-seven percent (67%) of the Company and, on information and belief, exerts total management control over the Company by means of, among other things, several overlapping directorships.

14. Defendants Moone, Harris, Lowther, D’Antoni, Huesman, Lhota, Roberts and Smith are directors of the Company. Moone and Lowther are also officers of the Company. On information and belief they are currently all citizens and residents of the State of Ohio. (These defendants may sometimes hereafter be referred to collectively as the “Company Directors”).

15. Defendants Moone, Harris, Lowther, Blank, Houk, Humke, Johnston, Kunk, Otte and Ryan are directors of SAM. Moone and Lowther are also officers of SAM. On information and belief they are currently all citizens and residents of the State of Ohio. (These defendants may sometimes hereafter be referred to collectively as the “SAM Directors”).

Jurisdiction And Venue

16. This court has subject matter jurisdiction over this action pursuant to 28 U.S.C. §§1331 and 1337 because this action arises under Section 14(a) of the Securities Exchange Act of 1934, 15 U.S.C. § 78n(a). Furthermore, this court has supplemental jurisdiction over plaintiffs’ state law claims pursuant to 28 U.S.C. § 1367. Alternatively, this court has subject matter jurisdiction over this dispute pursuant to 28 U.S.C. § 1332(a) because there is complete diversity of citizenship between plaintiffs and defendants and the amount in controversy exceeds $75,000.00 exclusive of interest and costs.

17. Venue is proper in this district pursuant to 28 U.S.C. §1391(a) because one or more of the defendants reside in this district, and because a substantial part of the events or omissions giving rise to plaintiffs’ claims occurred in this district.

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Shepard’s Acquisition Of Stock In The Company

18. Shepard’s interest in the Company arose in connection with the Company’s purchase of Meridian Insurance Group, Inc. (“Meridian”) in June, 2001. Meridian agreed to be acquired by SAM in response to a tender offer for Meridian’s stock by Shepard.

19. Among the allegations in the litigation that ensued in connection with the Company’s acquisition of Meridian was that Meridian falsely represented the terms of Shepard’s tender offer to its shareholders, including the sufficiency of Shepard’s financial ability to purchase the shares according to his offer. Among the parties adverse to Shepard in that litigation was Defendant Humke, who, on information and belief, was instrumental in Meridian’s repeated refusals to meet with Shepard to discuss his proposed transaction and who were responsible for some or all of the misrepresentations made by Meridian. Shepard’s claims against Meridian and its directors remain pending.

20. By the end of 2002, Shepard had acquired approximately 2,000,000 shares of the Company’s 39.2 million shares (26.3 million of which are owned by SAM). Shepard’s acquisition of his shares in the Company made him the owner of approximately 5.1% of the Company’s common stock, and thereby subjected Shepard to the informational filing requirements of §13(d) the Securities Exchange Act of 1934 (15 U.S.C. §78m(d)) and SEC rules promulgated thereunder, including the requirement that Shepard file Schedule 13D statements with the SEC, and that he amend those filings to reflect subsequent developments pertaining to his ownership of Company stock and/or any plans or proposals formulated by him for the Company. In his Schedule 13D filing made on or about December 12, 2002, Shepard explained that he had acquired stock in the Company “because he believes their true value exceeds their current market price.” As of December 11, 2002, the market price of the Company’s common stock was $13.13 per share.

Shepard’s Effort To Obtain Appointment Of An Independent Directors’ Committee

To Explore Strategic Alternatives To Maximize The Value Of The Company’s Stock

21. Shepard initially sought cooperation from the directors of both SAM and the Company to enhance the value of the Company’s publicly-traded stock. He proposed a non-binding resolution that he desired to have acted upon at the Company’s annual meeting, scheduled for May 23, 2003, which provided for the appointment of a committee of independent directors with authorization and direction to explore strategic alternatives to maximize shareholder value. A copy of that resolution is attached hereto as Exhibit 1.

22. Although a special committee of the Company’s board of directors recommended that Shepard’s proposal was to be included in the Company’s proxy statement for the May 23, 2003 annual meeting, Shepard was advised that the Company Directors had rejected that recommendation. because SAM had indicated that it would vote its 67% share interest against such a resolution, thereby ensuring that the resolution would be defeated. As a result, Shepard withdrew the proposed resolution from consideration.

23. On information and belief, the recommendation by the special committee of the Company’s board of directors to include Shepard’s proposed resolution in the Company’s proxy statement was orchestrated with the understanding that SAM would act to block Shepard’s proposal. SAM had no rational basis for its opposition to Shepard’s proposal because an enhancement of the value of the Company’s stock would redound to SAM’s benefit as the owner of 67% of that stock. The true reason for the Company’s and SAM’s opposition to Shepard’s proposed shareholder resolution was to entrench the Company’s management and directors in their positions, notwithstanding the substandard performance of the Company’s stock in the open market.

Shepard’s May 29, 2003 Proposal, And The Failure Of SAM

And The Company To Evaluate And Consider That Proposal

24. In the wake of the Company’s opposition to his shareholder resolution proposal, Shepard then approached the Company directly. In a May 29, 2003 letter to Moone, Shepard proposed that Mid-West Mutual

5

Insurance Company (“Mid-West”), an Ohio mutual property and casualty insurance company in formation that he would control, would negotiate a transaction with SAM and the Company by which, subject to successful formation and regulatory approval of Mid-West and completion of customary due diligence by Mid-West and its financing sources, SAM would first merge with Mid-West so that SAM would emerge as the surviving entity. Under Shepard’s May 29, 2003 proposal, SAM and a wholly-owned to-be-formed Ohio acquisition corporation would then immediately commence a tender offer for the Company’s 10,896,332 public shares (other than Shepard’s shares as of March 31, 2003) for $27.50 per share. If this transaction was consummated, the minority stockholders of the Company other than Shepard would have received a significant premium for their shares. Shepard’s May 29, 2003 letter also included a May 29, 2003 letter from Jefferies & Company, Inc. (“Jefferies”), an investment banking firm, stating that Jeffries was highly confident that it could arrange financing to fund the transaction proposed by Shepard. A copy of Shepard’s May 29, 2003 letter is attached hereto as Exhibit 2.

25. On Friday, May 30, 2003, the very next day after Shepard submitted his letter to Moone, SAM issued a press release in which it (through Lowther, who is an officer and director of both SAM and the Company) criticized Shepard’s proposal on the basis that it would ostensibly be financed entirely with SAM’s resources; that “[n]o additional resources or financial strength would be brought to [SAM]”; and that the transaction would not “expand [SAM’s] insurance markets or business opportunites.” SAM also branded the proposal as a “debt-laden transaction [that] could be expected to reduce [SAM’s] financial surplus.” A copy of that press release is attached hereto as Exhibit 3.

26.    The statement that Shepard was proposing a “debt-laden transaction” that “could be expected to reduce [SAM’s] financial surplus” was either deliberately false or recklessly misleading. Under Ohio law, surplus can be injected into a mutual insurance company, such as SAM, only through the issuance of surplus notes. Under Ohio Insurance Code §3901.72, such surplus notes “shall not be a liability or claim against the insurance company and shall be repaid only out of the surplus earnings of such insurance company.” Unless authorization is received from the Superintendent of Insurance, no part of the principal or interest of the surplus notes is to be repaid “until the surplus of the insurance company remaining after such repayment is equal in amount to the principal of the money so advanced.” Id. Surplus notes are defined by the National Association of Insurance Commissioners and the Ohio Insurance Code as surplus rather than as debt.

27.    Notwithstanding the immediate and erroneous hostile reaction by SAM to Shepard’s May 29, 2003 proposal, SAM’s May 30, 2003 press release nevertheless represented that SAM “will continue its examination of the proposal, which will be considered as required by law by the [SAM] Board at a special meeting expected to be held next week [i.e., the week of June 3 to 7, 2003].” Accordingly, on Monday, June 3, 2003, Shepard again wrote to Moone, reiterating his desire to meet with the SAM and the Company boards of directors for the purpose of explaining why his proposal was in the best interests of the Company’s shareholders. A copy of that letter is attached hereto as Exhibit 4. Shepard noted SAM’s statement that a meeting of a special committee of the SAM Board was to be held, and stated his assumption that in view of the differing interests of SAM and the Company, a special committee of the Company’s board would also be assembled to address Shepard’s May 29, 2003 proposal. Shepard also encouraged SAM and the Company to utilize the assistance of independent financial and legal advisors, and he requested that if his proposal was rejected, SAM and the Company make available reports from their respective special committees reflecting the basis for that rejection.

28.    Moone responded to Shepard in a letter dated June 4, 2003, a copy of which is attached hereto as Exhibit 5. In that letter, he stated that “management’s preliminary analysis of the [May 29, 2003] proposal raises several obvious concerns…”. Moone reiterated the positions taken in SAM’s May 30, 2003 press release: that Shepard’s proposal would ostensibly be financed entirely with SAM’s resources, and that “[n]o additional resources or financial strength would be brought” to SAM. Once again, Shepard’s May 29, 2003 proposal was disparaged on the inaccurate basis that it was a “debt-laden transaction” that “could be expected to reduce State Auto’s financial surplus,” and which “does not expand State Auto’s insurance markets or business opportunities.” Despite Moone’s position as the Company’s President and Chairman of its board of directors, Moone’s letter did not reflect any consideration of the interests of the Company’s minority stockholders; and it

6

implicitly rejected Shepard’s request that he be permitted to meet with the SAM and Company boards to explain the merits of his proposal. Instead, Moone’s letter cryptically stated: “Following the Special Committee’s evaluation, you will be notified if further discussion is appropriate.”

29.    Shepard replied to Moone’s June 4, 2003 letter in a letter dated June 5, 2003, a copy of which is attached hereto as Exhibit 6. Shepard reiterated his desire to meet with the special committee of independent directors to explain his business plan strategies, and he asked to be informed of the identity of the SAM board members who served as its ostensibly independent committee. He also asked when the committee’s report would be forthcoming and when it would be provided to Shepard, and whether a similar committee of the Company’s Board had been formed.

30.    The next day, Moone—this time wearing the hat of CEO and Chairman of the Board of the Company—informed Shepard that the Company would not give meaningful consideration to Shepard’s May 29, 2003 offer. In a June 6, 2003 letter to Shepard, Moone stated that

At a meeting today, State Auto Financial Corporation’s Board of Directors considered your communications of May 29 and June 3 and related materials. Your proposal, by its terms, depends on actions by other parties which have not been taken and which are beyond State Auto Financial’s legal authority. Based on this and other factors, the Board decided it would not be necessary or appropriate to take action at this time.

If future developments result in a change in this position, you will be notified.

A copy of that letter is attached hereto as Exhibit 7. In other words, the Company determined that Shepard’s May 29, 2003 proposal required affirmative action by SAM in order to be effectuated, and the Company Directors chose to yield to the will of SAM, its dominant, controlling stockholder, rather than to make an independent determination of the merits of Shepard’s proposal.

Shepard’s Revised June 13 And June 23, 2003 Proposals, And Their Summary

Rejection By SAM And The Company Without Due Or Adequate Consideration

31. In an effort to overcome the roadblocks and obstacles created by SAM and Company’s Boards to consideration of a proposal to enhance the value of the Company’s stock, Shepard presented a revised proposal on June 13, 2003, which was communicated in a letter of that same date to both SAM’s and the Company’s boards of directors. A copy of that proposal is attached hereto as Exhibit 8. In that letter, Shepard stressed that “As the largest non-affiliated public stockholder of the Company, with 2 million shares, I want our Company to enhance—not ignore—value for investors.” Shepard stated that although he was disappointed in SAM’s and the Company’s response to his prior proposal, he remained “hopeful that we can bridge the differences.” Accordingly, Shepard’s new proposal allowed SAM to remain intact without merging with a newly-formed Shepard entity. Instead, Shepard offered to negotiate a transaction with SAM and the Company under which he would consider injecting equity into the Company through the purchase of Class A Preferred Stock, although Shepard reiterated that he still preferred to finance the transaction with surplus notes. Upon completion of the financing, the Company and a wholly owned to-be-formed Ohio acquisition corporation would then immediately commence a tender offer for the Company’s 10,896,332 public shares (other than Shepard’s 2 million shares) for $29.00 per share. Shepard would agree not to tender his shares in that tender offer and instead would exchange his 2 million common shares for $58 million of Class B Preferred Stock without maturity, redemption or cash dividend requirements. The Company would make every effort to cash out all of its outstanding stock options at $29.00 per share. Finally, Shepard informed SAM and the Company that any transaction that they might negotiate would be conditioned on Shepard’s nominees representing a majority of the boards of directors of the Company, SAM, and the insurance subsidiaries and affiliates.

32.    Shepard’s June 13, 2003 letter also sought information from SAM and the Company concerning whether any meetings of the committee of independent directors had, in fact, occurred, and copies of any minutes

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referencing the consideration by the SAM and the Company boards regarding his May 29, 2003 proposal. Shepard reiterated his standing request and availability to meet with the SAM and Company Boards to explain his proposals.

33.    Once again, Shepard’s revised proposal was immediately denounced by SAM and the Company. In a June 13, 2003 letter to Shepard, Moone (this time purporting to act in his capacity as CEO of the Company) stated that “Although in my view your plan continues to suffer from substantially the same defects noted in my last letter, we have forwarded your communication to the State Auto Special Committee for consideration as part of its continuing process.” A copy of that letter is attached hereto as Exhibit 9. Moone’s letter completely ignored Shepard’s stated willingness to discuss interjection of additional equity into the transaction.

34.    Shepard heard nothing from SAM or the Company for the next 10 days. Accordingly, on June 23, 2003, he again wrote the directors of both SAM and the Company, stating:

I have carefully read your letters of June 4, 2003, June 6, 2003 and June 13, 2003. As the largest non-affiliated public stockholder of the Company, with 2 million shares, I am, again, disappointed by your intransigence to enter into a dialogue to enhance shareholder value. In an effort to reach an acceptable proposal, on May 29th, I proposed injecting surplus directly into State Auto, following a merger with a mutual-in-formation (Mid-West). State Auto, as the surviving company of the merger, would then have immediately commenced a tender offer for the Company’s 10,896,332 public shares (other than my shares as of March 31, 2003) for $27.50 per share. I would have exchanged my 2,000,000 Common Shares for $55 million of Company preferred stock without maturity or cash dividend requirements. The Company would have cashed out its outstanding stock options at $27.50 per share.

Your June 4th letter stated that my proposal lacked apparent business benefits because: 1. The proposed merger would be with a yet-to-be formed mutual insurance company; 2. State Auto would be required to borrow $400 million to complete the transaction; 3. No additional financial strength would have been brought to State Auto; and 4. The proposed transaction did not expand State Auto’s insurance markets or business opportunities. Your June 4th letter stated that an independent committee of State Auto had been created, but you have not named them or provided any minutes of their deliberations, despite my requests to receive them. Your June 6th letter states that the Board of the Company met, but again I have not received minutes of that meeting. In this era of enhanced corporate governance, it’s a very serious issue when the single largest unaffiliated stockholder cannot see the minutes of meetings of his Board, who are supposed to be the guardians of stockholder value.

On June 13th, in an effort to respond to your issues, I revised my proposal to eliminate the mutual merger and the surplus notes, and instead I proposed injecting additional capital through Company preferred stock. I also increased the price from $27.50 to $29.00 per share. According to “Insurance Mergers and Acquisitions”, dated 6/17/03 (“IMA”), my $29.00 per share offer is “fairly rich”, and carries a price/book ratio of 234.6%, a price/earnings ratio of 25.7x, and a price/operating earnings ratio of 29.3x. According to IMA, based on announced offers involving auto insurance since 2000, the average price/book was 93.1%, the average price/earnings was 8.3x, and the average price/operating earnings was 8.6x. I trust the special committees of both State Auto and the Company very carefully considered my proposed offer from the standpoint of value to the shareholders.

Your June 13th letter back to me stated that in your view my plan continues to “use State Auto’s own assets” to accomplish my tender offer. I have tried to explain to you how under the Ohio Insurance Code my proposed financing would have been booked as surplus, not debt.

In a further effort to address your issues, I now propose that State Auto, the Company and myself negotiate a transaction whereby, subject to completion of customary due diligence, I would commence a tender offer for 8,000,000 of the Company’s 10,896,332 public shares (other than my shares as of March 31, 2003) for $30.00 per share. I would agree not to tender my shares in the public tender offer, and State Auto, and all directors and executive officers of State Auto and the Company, would also agree not to tender any shares.

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Our financing would not involve the incurrence of any debt by State Auto, the Company or their subsidiaries or affiliates. The Company would not cash out its outstanding stock options. Any transaction we might negotiate would be conditioned on my nominees representing a majority of the boards of directors of the Company, State Auto and its insurance subsidiaries and affiliates.

The many business benefits of this proposal are obvious and are responsive to the points raised in your June 4th letter. Not only is the current State Auto/Company structure preserved, but State Auto’s 26.3 million Common Shares could be expected to rise in value significantly above their March 31, 2003 close of $16.90; perhaps increasing State Auto’s financial strength by more than $200 million. My proposal provides those stockholders who now desire to sell their shares an extraordinary opportunity to do so. The remaining shareholders can rest assured that I am committed to enhancing—not ignoring—value for investors.

I would like your boards to tell me and the other shareholders in detail if you think this proposal is unfair from a financial point of view. If you do not think it’s fair, I insist on meeting with the boards of State Auto and the Company and their respective financial representatives to find out why on earth you believe that to be the case.

I hope for your sake you are being properly advised and that you are not merely entrenching yourselves in management positions, as that would be legally actionable. I repeat my demand for all minutes of the Boards of Directors of State Auto and the Company and their special independent committees that deliberated my proposals since May 29, 2003. I repeat my demand to know the identities of the special independent committees of both Boards, as well as their independent financial advisors. Please contact me so we may begin negotiations before June 30, 2003.”

A copy of this letter is attached hereto as Exhibit 10.

35.    SAM and the Company ignored the substance of Shepard’s June 23, 2003 letter and, instead, issued a press release on June 29, 2003 headlined: “State Auto Mutual Special Committee Recommends Against Discussions with Shepard.” That press release summarily recounted that: (a) Shepard’s proposals were impractical, and purportedly followed a pattern previously used by Shepard “in which he makes impractical proposals, and accompanies them by wide publicity in an attempt to pressure the target company into a transaction for short term gain”; (b) “Shepard’s proposals provide no additional resources or insurance business opportunities to State Auto Mutual; and (c) the special committee saw “no apparent benefit to State Auto Mutual or its constituencies to be derived from engaging in discussions with Shepard.” A copy of that press release is attached hereto as Exhibit 11.

36.    That press release reveals that, in essence, a special committee of the SAM Board stated that SAM had unilaterally elected to block discussions with Shepard which might have provided the Company’s minority shareholders—other that Shepard himself, who would not tender his shares—with a substantial premium for their Company stock over its prevailing market price. The statement in SAM’s June 29, 2003 press release that the SAM special committee saw no apparent benefit “to SAM or its constituencies” reveals that SAM either did not recognize, or callously chose to ignore, the duties and obligations it owed, as the controlling majority stockholder of the Company, to the Company’s minority stockholders. Moreover, by refusing even to meet with Shepard, the SAM special committee made a determination that Shepard’s proposals were “impractical” without even affording Shepard an opportunity to explain to that committee the practicality of his proposals. The committee also judged Shepard’s proposals to be part of an ongoing pattern of unacceptable proposals, without even hearing from Shepard to determine whether such a judgment was well-founded or baseless.

37.    Only after it announced publicly the conclusions reached by the SAM special committee—absent input from Shepard—did SAM directly inform Shepard of those conclusions. On June 30, 2003, Moone—acting this time as CEO of SAM—advised Shepard by letter that:

[A]t a meeting of yesterday, State Auto’s Board of Directors considered your most recent communications and related materials and determined not to enter into discussions with you. The decision followed

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consideration of a report of its Special Committee, comprised entirely of outside directors, and endorsement by the Board of the Special Committee’s determination that: your proposals appear to follow a pattern of making impractical proposals with wide publication, aimed at pressuring pursuit of a transaction for short term gain; your proposals provide no additional resources or insurance business opportunities to the State Auto; and there appears to be no benefit for State Auto or its constituencies from engaging in discussions with you.”

A copy of that letter is attached hereto as Exhibit 12.

38.    In addition to their wholesale rejection of Shepard’s June 13, 2003 proposal, on the very same day that Moone sent his letter to Shepard (June 30, 2003), SAM and the Company sued Shepard in federal court, claiming that the various Schedule 13D filings made by Shepard were intentionally false and misleading. SAM issued a press release trumpeting “State Auto Sues Shepard Over ‘Intentional Misrepresentations’,” which was widely reported in various news media. A copy of that press release is attached hereto as Exhibit 13. In view of the stated refusal of SAM and the Company to meet with Shepard in an effort to give his various proposals any deference or consideration, and the provisions of Ohio law that require shareholder approval of any “control share acquisition” of the type contemplated in Shepard’s various proposals, it is clear that SAM’s and the Company’s lawsuit against Shepard was intended primarily to prejudice the Company’s stockholders and SAM policyholders (the true owners of SAM, a mutual company) against any future transaction proposed by Shepard. SAM and the Company have also used that lawsuit as a shield from behind which they can make public statements attacking Shepard (by couching those statements as reports on their allegations in the lawsuit) without incurring liability for defamation.

39.    In an effort to reduce the matters in controversy and to combat SAM’s and the Company’s implications that Shepard was attempting to hide information concerning certain of his past business activities, on July 17, 2003, Shepard filed an amendment to his Schedule 13 filing that made additional disclosures, even though, in Shepard’s view, those disclosures were not mandatory or required.

40.    Nevertheless, as part of its ongoing propaganda effort to demonize Shepard in the eyes of both the Company’s other minority stockholders and SAM’s policyholders, on July 21, 2003, SAM issued a press release incorporating a statement made by Moone, as SAM President and CEO. A copy of that press release is attached hereto as Exhibit 14. That press release stated that “State Auto’s lawsuit filed June 30 has compelled Shepard to finally make additional public disclosure of important facts concerning his past business dealings. The disclosures are a victory for State Auto and its constituencies, for the investing public which is entitled to have full information on Shepard, and for the media.” However, Moone went on to claim that “[t]oday’s filing by Shepard still fails to disclose the no-value added, debt-laden nature of the various schemes he has proposed for State Auto....” A headline in the July 21, 2003 edition of Columbus Business First aptly characterized this release as a statement that “State Auto not satisfied with suitor’s disclosure.” A copy of that article is attached hereto as Exhibit 15. Thus, despite its rejection of Shepard’s prior proposal by its refusal to meet with Shepard, and despite Shepard’s disclosure of additional facts that he was not obligated to disclose, SAM still insisted on criticizing Shepard’s compliance with the federal securities laws in order to poison the Company’s stockholders and SAM’s policyholders against Shepard. Moreover, SAM’s July 21, 2003 press release was false and misleading in that it: (a) the characterization of Shepard’s proposal as a “no-value-added” transaction was false insofar as it would have, if implemented, provided the Company’s stockholders with the opportunity to sell their shares for $30 per share, an incredible premium over the prevailing market price of that stock. Moreover, Moone’s persistent reference to Shepard’s proposal as debt-laden, without revelation that Shepard had most recently proposed a transaction involving a tender offer by Shepard that would not involve incurrence of debt by SAM, was false or misleading.

41.    In short, threatened by Shepard’s desire to enhance the value of the Company’s publicly-traded stock through several proposed forms of transactions that would give Shepard control over SAM and the Company,

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and seeking to negate the threat that the Company’s minority stockholders would respond favorably to a tender offer by Shepard that would provide them with a significant premium for their Company stock, SAM and the Company have engaged in an extensive campaign of hostile and inflammatory publicity directed against Shepard. They have:

•	alleged, without legitimacy, that Shepard mismanaged a health insurance company into financial ruin and left thousands of policyholders “stranded without coverage,” even though state guaranty funds covered various claims on policies written by that company, and even though its policies were ceded to other insurers that were participants in those funds;

•	berated Shepard’s prior proposals as “schemes” that were impractical, even though they refused to enter into a dialogue with Shepard about them and rebuffed his repeated invitations to engage in negotiations with him; and

•	chosen to waste assets of the Company and SAM by pursuing litigation against Shepard in which they seek to preclude him from making future proposals that would enhance the value of the Company’s shares, on the basis of alleged deficiencies in Schedule 13D filings that pertain to prior proposals where SAM, the Company and their affiliates have clashed with Shepard.

The Company’s Concealment Of Its Incurrence Of $15 Million In Debt

42.    On May 22, 2003, STFC Capital Trust I, the Company’s Delaware business trust subsidiary, issued $15,000,000 liquidation amount of its capital securities to a third party. In connection with the issuance by STFC Capital Trust I of those capital securities and the related purchase by the Company of all of the common securities of STFC Capital Trust I, the Company issued $15,464,000 aggregate principal amount of Floating Rate Junior Subordinated Debt Securities due 2033 (the “subordinated debentures”) to STFC Capital Trust I. The sole assets of STFC Capital Trust I are the subordinated debentures and any interest accrued thereon. Interest on the capital securities issued by STFC Capital Trust I to a third party is payable quarterly at a rate equal to the three-month “LIBOR” (the London inter-bank offered rate) plus 4.20%, adjusted quarterly, subject to a limitation that the interest rate may not exceed 12.5% per annum prior to May 2008. The interest rate and interest payment dates on the subordinated debentures are the same as the interest rate and interest payment dates on the capital securities.

43.    The obligations under the subordinated debentures and related agreements, taken together, constitute a full and unconditional guarantee of payments due on STFC Capital Trust I’s capital securities.

44.    Although the Company has the right, at any time, to defer payments of interest on the subordinated debentures for up to 20 consecutive quarterly payment periods (and as a result, distributions STFC Capital Trust I’s capital securities would also be deferred, during any period of such deferments, the Company would be precluded from declaring or paying any dividends on any of its capital stock, from making any principal or interest payments on debt securities, and from making any guarantees that rank in all respects equally with or subordinated to STFC Capital Trust I’s capital securities. Thus, if the Company were (in the future) to find it necessary to defer principal or interest payments on the subordinated debentures, dividend payments on the Company’s stock would have to be suspended.

45.    Despite the far-reaching implications created by the Company’s issuance of more than $15 million in debt securities, the Company (through its directors) concealed the Company’s incurrence of debt for nearly three months, from May 22, 2003 to August 12, 2003. While the Company was making Form 8-K filings castigating Shepard’s proposals as debt-laden transactions, the Company failed to make a Form 8-K filing regarding its own incurring of $15 million in debt through the issuance of the subordinated debentures. Only when the Company filed, on August 12, 2003, its quarterly report for the Second Quarter of 2003 (ended on June 30, 2003) did the Company finally disclose that it had effectively borrowed $15 million. Even then, the Company buried any reference to this transaction in a footnote to its financial statements.

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The Tender Offer

46.    On August 20, 2003, Purchaser publicly announced its intention to commence the Tender Offer for 8 million of the outstanding shares of the Company’s common stock not currently owned by SAM. The offer price is $32.00 per common share, net to the seller in cash, subject to certain conditions and regulatory approvals. The Tender Offer is conditioned on Purchaser’s receipt of the necessary financing. The price offered represents a 68% premium over the $19.10 market price of the Company’s common shares on May 28, 2003, the day before Shepard made his first negotiation proposal directly to the Company, and an astonishing 144% premium over the $13.13 per share price of those shares on December 11, 2002, the day before Shepard filed his Schedule 13D with the SEC. The terms of the Tender Offer are more fully set forth in a Schedule TO that is being filed with the SEC. The contents of that Schedule TO are incorporated herein by reference, and a copy will be provided to the Court.

47. Purchaser’s Tender Offer is a bona fide, non-coercive offer that provides the Company’s shareholderswith the opportunity to realize a substantial premium for their shares of common stock over the market price prior to the announcement of the Tender Offer.

48.    Purchaser’s acquisition of the Company’s shares pursuant to the Tender Offer and the terms offered would provide a substantial benefit to all of the Company’s constituencies, including its shareholders, its employees and the policyholders of the Company’s subsidiaries. Additionally, Purchaser’s acquisition of shares pursuant to the Tender Offer does not pose any threat to the Company’s or its subsidiaries’ corporate policies or their effectiveness.

49.    Purchaser plans to continue and expand the Company’s business, and to increase the number of the Company’s employees in Ohio.

50.    The Tender Offer, however, is expressly conditioned on Shepard’s obtaining control of SAM and the Company. As such, it represents a clear threat to the entrenched management and directors of both SAM and the Company, all of whom seek to frustrate the completion of the Tender Offer in order to perpetuate their control of the Company, and several of whom have already arranged for various forms of excessive compensation and “golden parachutes” in furtherance of their personal interests instead of the interests of the Company’s minority shareholders. For example, defendant Moone, the President, CEO and Chairman of both the Company and SAM, recently received a new employment agreement from the Company under which he will receive six months’ salary and other compensation even if he is terminated for cause.

51.    Purchaser’s acquisition of the shares as proposed in the Tender Offer cannot be consummated unless the Company’s shareholders have a full and fair opportunity to consider the Tender Offer Materials so that they can decide for themselves whether to sell their shares. Moreover, consummation of the transactions contemplated by the Tender Offer would require approval of a merger of Purchaser into SAM, a transaction that would require an affirmative vote of SAM’s Board of Directors.

52.    Humke’s opposition to Shepard in connection with the Meridian acquisition, as well as the Company’s aggressive resistance to Shepard’s prior proposals, is prologue to likely efforts by the Company to interfere with the Tender Offer, thereby depriving the Company’s minority shareholders of the opportunity to consider the benefits of the Tender Offer.

COUNT I

Breach Of Fiduciary Duty By The Company’s Directors

53.    Plaintiffs repeat, reallege and incorporate by reference ¶¶1 through 52, inclusive, above, as this ¶53 of Count I, as completely though set forth in full herein.

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54.    Under Ohio law, directors of a corporation have fiduciary duties and obligations to the corporation and its shareholders, including the duty to act with the highest degree of good faith and in the best interests of the shareholders at all times; and the duty not to act in their own self-interest at the expense of the shareholders.

55.    Under Ohio law, the Company Directors also have a fiduciary duty to avoid taking actions that favor the interest of majority shareholder SAM at the expense of the Company’s minority shareholders; and under Ohio Revised Code § 1701.831, the Company is required to call a stockholders’ meeting within ten (10) days after receipt of an acquiring person statement (which was delivered on August 20, 2003).

56.    The price offered by Purchaser in the Tender Offer represents a substantial premium over the market price of the Company’s common shares, and is indisputably fair to the Company’s shareholders from a financial perspective.

57.    On information and belief, the Company Directors are attempting to frustrate and impede Purchaser’s acquisition of shares by interfering with Purchaser’s presentation of the Tender Offer and the shareholders’ opportunity to decide for themselves whether they wish to sell their shares at the premium provided for under the Tender Offer. In addition, there are operational, economic and corporate governance conflicts of interest that exist between the Company Directors and the SAM Directors that greatly impair the ability of the Company Directors to be fair, impartial and to do what is in the best interests of the Company’s stockholders, which is their fiduciary duty.

58.    The concerted actions of the Company Directors in prejudging Shepard’s prior proposals to enhance shareholder value, in refusing to give them due consideration, in failing to engage in substantive negotiations with Shepard, in failing to fully investigate those proposals, and in apparently deferring to the recommendations against Shepard’s proposals by a “Special Committee” of SAM Directors, all constitute breaches by the Company Directors of their fiduciary duties to the Company and its minority shareholders. Those breaches of fiduciary duties have been for the purpose, and have had the effect of: (a) entrenching the Company’s existing management and directors, and (b) perpetuating their control over the Company to the detriment of the plaintiffs and the Company’s minority shareholders.

59.    The deliberate concealment of the fact that the Company had incurred an additional $15 million in debt while it was simultaneously castigating Shepard’s proposals as debt laden transactions creates a substantial probability that the Company will issue false, misleading and deceptive statements to Company stockholder’s concerning the tender offer.

60.    The breaches of fiduciary duty previously committed by the Company Directors have caused, and are likely to cause, ongoing, continuous irreparable harm to plaintiffs and the Company’s minority stockholders by interfering with the consummation of the Tender Offer. Unless they are restrained and enjoined from doing so by this Court, the past responses by the Company directors to Shepard’s proposals for negotiated transactions strongly suggests that the Company’s directors will fail to give fair and unbiased consideration to the Tender Offer, and will wage a public relations campaign to “poison the well” against acceptance of the Tender Offer by the Company’s minority stockholders. They can also be expected to attempt to delay the shareholders meeting required under Ohio Revised Code §1701.831.

61.    In addition, the past conduct of the Company directors creates an overwhelming probability that they will oppose any transaction that is necessary to satisfy the condition of the Tender Offer that Shepard’s nominees constitute a majority of the Company’s and SAM’s Boards. Accordingly, any consideration by the Company’s Board of transactions attendant to the consummation of that condition to the Tender Offer must necessarily be based on input received by objective, independent and disinterested advisors who have no prior relationship with the Company.

62.    In the absence of injunctive relief, plaintiffs will suffer irreparable harm. Plaintiff’s remedies at law inadequate, and the losses and harm plaintiffs’ will incur in the absence of injunctive relief are not full

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compensable in money damages. The current circumstances surrounding and supporting the Tender Offer may never recur and the substantial benefits of the Tender Offer may be lost forever.

COUNT II

Breach Of Fiduciary Duty By SAM And The SAM Directors

63.    Plaintiffs repeat, reallege and incorporate by reference ¶¶1 though 62, inclusive, above, as this ¶63 of Count II as completely as though set forth in full herein.

64.    Under Ohio law, SAM, as the Company’s controlling shareholder, has a fiduciary duty to act in good faith and with due regard for the interests of the Company’s minority shareholders, and to avoid actions that further its own self-interest at the expense of those minority shareholders. Consequently, the SAM Directors have a fiduciary duty to ensure that SAM fulfills its fiduciary duty owed to the Company’s minority shareholders and to refrain from oppression of those minority shareholders.

65.    The concerted actions of the SAM Directors in prejudging Shepard’s prior proposals to enhance shareholder value of the Company’s shares, in directing the Company’s directors to refuse to negotiate with Shepard and to not give those proposals due consideration, and in failing to fully investigate those proposals, all constitute breaches by the SAM Directors of SAM’s fiduciary duties for the purpose of entrenching SAM’s and the Company’s existing management and directors, and of perpetuating their control over SAM and the Company to the detriment of the plaintiffs and the Company’s minority shareholders.

66.    The price offered by Purchaser in the Tender Offer represents a substantial premium over the market price of the Company’s common shares, and is indisputably fair to the Company’s shareholders from a financial perspective. Moreover, the share acquisition and contemplated merger would be especially advantageous to SAM, as SAM’s ownership of the Company would increase from 66.9% of the outstanding shares to 84.7% of the outstanding shares; and that additional ownership interest should increase its policyholder surplus by over $350 Million based on the value of its new shares.

67.    Notwithstanding those substantial advantages to SAM, the past actions of SAM and the SAM Directors in response to Shepard’s prior proposals to enhance shareholder value make it virtually certain that SAM will attempt to frustrate and impede Purchaser’s acquisition of the Company’s minority shares by interfering with Purchaser’s presentation of the Tender Offer and the Company’s minority shareholders’ opportunity to decide for themselves whether they wish to sell their shares at the premium provided for under the Tender Offer. In addition, there are innumerable operational, economic and corporate governance conflicts of interest that exist between the Company Directors and the SAM Directors that greatly impair the ability of the SAM directors to be fair, impartial and to do what is in the best interests of SAM’s policyholders, which is their fiduciary duty.

68.    The breaches of fiduciary duty previously committed by SAM and the SAM Directors have caused, and are likely to cause, ongoing, continuous irreparable harm to plaintiffs and the Company’s minority stockholders by interfering with the consummation of the Tender Offer. Unless they are restrained and enjoined from doing so by this Court, the past responses by SAM and the SAM Directors to Shepard’s proposals for negotiated transactions strongly suggests that SAM and the SAM Directors will not give fair and unbiased consideration to the Tender Offer, and will wage a public relations campaign to “poison the well” against acceptance of the Tender Offer by the Company’s minority stockholders. They can also be expected to attempt to delay the shareholders meeting required under Ohio Revised Code §1701.831.

69.    In addition, the past conduct of SAM and the SAM Directors creates an overwhelming probability that they will oppose any transaction that is necessary to satisfy the condition of the Tender Offer that Shepard’s

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nominees constitute a majority of the Company’s and SAM’s Boards. Accordingly, any consideration by the SAM Directors of transactions attendant to the consummation of that condition to the Tender Offer must necessarily be based on input received by objective, independent and disinterested advisors who have no prior relationship with SAM.

70.    In the absence of injunctive relief, plaintiffs will suffer irreparable harm. Plaintiff’s remedies at law inadequate, and the losses and harm plaintiffs’ will incur in the absence of injunctive relief are not full compensable in money damages. The current circumstances surrounding and supporting the Tender Offer may never recur and the substantial benefits of the Tender Offer may be lost forever.

COUNT III

Civil Conspiracy Against All Individual Defendants

71.    Plaintiffs repeat, reallege and incorporate by reference ¶¶1 through 70, inclusive, as this ¶71 of Count III, as completely as though set forth in full herein.

72.    On information and belief, the Company Directors and the SAM Directors agreed and conspired to participate in an unlawful act, or a lawful act by unlawful means. Additionally, they committed several overt acts in furtherance of their scheme, all to the detriment of plaintiffs.

73.    The individual defendants’ conduct was deliberate and malicious, and engaged in for the purpose of disparaging Shepard and lowering him in the esteem of the Company’s other minority stockholders and in the eyes of SAM’s policyholders. The conduct of the SAM Directors and the Company Directors was undertaken in order to entrench themselves and the existing management of SAM and the Company.

74. Plaintiffs have suffered or will suffer economic damages from the individual defendants’ wrongful conduct.

WHEREFORE, plaintiffs respectfully request that this Court:

A.    Enter a declaratory judgment that SAM, the SAM Directors and the Company Directors have violated their respective fiduciary duties to plaintiffs and the Company’s minority stockholders, and are likely to engage in further breaches of fiduciary duties in the absence of the entry of an injunction;

B.    Enter a preliminary and permanent injunction, without bond, enjoining and retraining the Company and the Company directors, their employees, servants, agents, or any other person acting in concert with any of them;

(1)    From impeding, thwarting, frustrating or interfering with the Tender Offer, including but not limited to the making of inflammatory, derogatory, false or misleading statements, or otherwise commenting on, the Tender Offer or plaintiffs (except to the extent required by SEC Rule 14e-9);

(2)    From giving consideration to the Tender Offer and any transaction related thereto (including but not limited to any election of directors or any form of merger or combination) except after engaging the services of financial advisors and legal counsel who have no prior history with the Company that might prevent them from furnishing the Company Directors and the Company’s shareholders with truly independent analyses and evaluation of the Tender Offer or any transaction attendant thereto; and

(3)    From adopting any further measure that has the effect of improperly impeding, thwarting, frustrating or interfering with the Tender Offer, or any transaction attendant thereto, in a manner inconsistent with the Company directors’ fiduciary duties;

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(4)    From using corporate funds for the purpose of opposing the Tender Offer;

C.    Enter a preliminary and permanent injunction, without bond, enjoining and retraining SAM and the SAM Directors, their employees, servants, agents, or any other person acting in concert with any of them;

(1)    From impeding, thwarting, frustrating or interfering with the Tender Offer, including but not limited to the making of inflammatory, derogatory, false or misleading statements, or otherwise commenting on, the Tender Offer or plaintiffs;

(2)    From giving consideration to the Tender Offer and any transaction related thereto (including but not limited to any election of directors or any form of merger or combination) except after engaging the services of financial advisors and legal counsel who have no prior history with SAM that might prevent them from furnishing the SAM and the SAM policyholders with truly independent analyses and evaluation of the Tender Offer or any transaction attendant thereto; and

(3)    From adopting any further measure that has the effect of improperly impeding, thwarting, frustrating or interfering with the Tender Offer, or any transaction attendant thereto, in a manner inconsistent with SAM’s or the SAM directors’ fiduciary duties;

(4)    From using corporate funds for the purpose of opposing the Tender Offer;

D.    Enter judgment in favor of plaintiffs and against SAM, the SAM Directors and the Company Directors (jointly and severally) in an amount to be determined by the evidence;

E.    Award plaintiffs all costs and expenses incurred in connection with this action, including their reasonable attorneys’ fees; and

F.    Grant plaintiffs such other and further relief as the Court may deem just and equitable, including, without limitation, ordering the Company to call a stockholders’ meeting in accordance with Ohio Revised Code § 1701.831.

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DEMAND FOR JURY TRIAL

Plaintiffs demand a trial by jury on any and all claims and/or issues for which adjudication by jury may be appropriate.

STATE AUTO FINANCIAL ACQUISITION CORP. and GREGORY M. SHEPARD

By:	/s/ STEPHEN E. CHAPPELEAR

One of their attorneys

Stephen E. Chappelear

HAHN, LOESER & PARKS, L.L.P.

1050 Fifth Third Center

21 East State Street

Columbus, Ohio 43215-4224

Tel:    (614) 221-0240

Fax:    (614) 221-5909

Trial attorney for plaintiffs State Auto Financial

Acquisition Corp. and Gregory M. Shepard

Of counsel:

Robert J. Trizna

L. Andrew Brehm

SCHUYLER, ROCHE & ZWIRNER, P.C.

Suite 3800, One Prudential Plaza

130 East Randolph Street

Chicago, Illinois 60601

Tel:    (312) 565-2400

Fax:    (312) 565-8300

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Exhibit (a)(1)(I)

STATE AUTO FINANCIAL ACQUISITION CORPORATION

980 North Michigan Avenue

Chicago, Illinois 60611

(312) 214-3566

August 21, 2003

VIA TELECOPY AND FEDERAL EXPRESS

Board of Directors

State Auto Financial Corporation

518 East Broad Street

Columbus, Ohio 43215-3976

Board of Directors

State Automobile Mutual Insurance Company

518 East Broad Street

Columbus, Ohio 43215-3976

Attention: Mr. Robert H. Moone, Chairman and CEO

Gentlemen:

As you are (or should be aware), State Auto Financial Acquisition Corporation (“Purchaser”) and I have filed a lawsuit against State Auto Financial Corporation (“STFC”), State Automobile Mutual Insurance Company (“State Auto Mutual”) and the members of their respective Board of Directors, regarding Purchaser’s present tender offer for 8 million STFC common shares at $32.00 per share (subject to various terms and conditions). That lawsuit seeks various forms of declaratory and injunctive relief.

Purchaser and I have no desire to engage in litigation unless we are forced to do so. I hope that pursuit of that lawsuit will prove to be unnecessary, which will be the case if STFC, State Auto Mutual and their respective Boards conduct themselves properly and appropriately in connection with the tender offer. In an effort to eliminate or at least minimize the scope and extent of any litigation, Purchaser and I request that STFC and State Auto Mutual, through their Boards of Directors, take the following actions:

•	Pass a resolution stating that neither STFC nor State Auto Mutual will make any statement regarding the tender offer other than STFC’s filing of its required SEC Rule 14e-9 statement;

•	Engage the services of financial advisors and legal counsel who have no prior history with STFC that might prevent them from furnishing STFC’s and State Auto Mutual’s respective Boards with truly independent analyses and evaluation of the Tender Offer or any transaction attendant thereto;

•	Pass an appropriate resolution that STFC funds will not be used for the purpose of opposing the tender offer;

•	Resolve to refrain from filing any legal action alleging that the tender offer materials disseminated by Purchaser fail to comply with federal or state law unless I have first been apprised of STFC’s and State Auto Mutual’s position in that regard, and have either had the opportunity to address STFC’s and State Auto Mutual’s position, or have communicated my disagreement with the position taken by STFC and State Auto Mutual; and

•	Call a meeting of the STFC stockholders in conformity with Ohio Revised Code §1701.831.

I hope and expect that STFC and State Auto Mutual will, through their respective Boards, give due consideration to these requests, and will abandon the course of lack of consideration of minority stockholder interests and non-communication that have characterized their responses to my prior proposals (which necessitated the filing of Purchaser’s and my lawsuit). However, if Purchaser and I have not received a favorable response to this letter by the close of business on Friday, August 22, 2003, we will assume that STFC, State Auto Mutual and their respective Boards are unwilling to conduct themselves in a manner that would cause litigation to be unnecessary, and we will proceed accordingly.

Very truly yours,

STATE AUTO FINANCIAL ACQUISITION CORPORATION

By:	/s/ GREGORY M. SHEPARD

Gregory M. Shepard Chairman, President and Secretary

Exhibit (a)(1)(J)

Shepard Files Lawsuit Seeking Fair Consideration Of Tender Offer For STFC Shares

Chicago, Illinois, August 21, 2003—Gregory M. Shepard (“Shepard”), the largest independent and unaffiliated stockholder of State Auto Financial Corporation (“STFC”; NASDAQ) announced today that he has filed suit against STFC, State Automobile Mutual Insurance Company (“State Auto Mutual”, STFC’s majority stockholder), and the members of their respective Boards of Directors, seeking injunctive relief requiring the defendants to give fair consideration to the tender offer made by State Auto Financial Acquisition Corp. (“Purchaser”) for 8 million STFC common shares at a price of $32.00 per share (subject to the various terms and conditions set forth in the Schedule TO filed with the Securities and Exchange Commission on August 20, 2003). Purchaser is also a plaintiff in that action, which was filed in the United States District Court for the Southern District of Ohio.

In their lawsuit, Shepard and Purchaser allege that over the past eight months, STFC’s entrenched directors, under the control of State Auto Mutual, have failed to give due consideration to various proposals to negotiate made by Shepard intended to enhance stockholder value. Plaintiffs allege that the defendant directors, led by Robert Moone, the President, CEO, and Chairman of both STFC and State Auto Mutual, have engaged in a concerted course of conduct to maintain and entrench their control over STFC at the expense of those minority shareholders, and have waged an aggressive and vituperative campaign to disparage Shepard at every opportunity. The Complaint further notes that during the time when defendants were castigating Shepard’s prior proposals as debt-laden transactions, STFC was concealing the fact that it had incurred $15 million in additional debt, in the form of the issuance of subordinated debentures, in a transaction involving one of its subsidiaries. Although that transaction occurred on or about May 22, 2003, STFC did not disclose it promptly in a Form 8-K “current report” filing. Instead, that transaction was first made public in the August 12, 2003 quarterly report (Form 10-Q) filed by STFC with respect to the Second Quarter of 2003.

In view of the past course of conduct engaged in by STFC, State Auto Mutual and their respective directors, Shepard and Purchaser have concluded that defendants are overwhelmingly likely to oppose the tender offer, and they seek a declaration from the Court that State Auto Mutual and the directors of STFC and State Auto Mutual have violated their respective fiduciary duties to plaintiffs and STFC’s minority stockholders, and are likely to engage in further breaches of fiduciary duties in the absence of the entry of an injunction. In addition, Shepard and Purchaser seek the entry of a preliminary and permanent injunction, without bond, (i) requiring STFC, State Auto Mutual, their respective directors, and persons acting in concert with any of them to engage the services of financial advisors and legal counsel who have no prior history with STFC that might prevent them from furnishing the STFC Directors and STFC’s shareholders with truly independent analyses and evaluation of the Tender Offer or any transaction attendant thereto; and (ii) enjoining and restraining STFC, State Auto Mutual, their respective directors, and persons acting in concert with any of them:

•	From impeding, thwarting, frustrating or interfering with the Tender Offer;

•	From making inflammatory, derogatory, false or misleading statements, or otherwise commenting on, the Tender Offer or plaintiffs (except to the extent required by SEC Rule 14a-9);

•	From adopting any further measure that has the effect of improperly impeding, thwarting, frustrating or interfering with the Tender Offer, or any transaction attendant thereto, in a manner inconsistent with the Company directors’ fiduciary duties; and

•	From using corporate funds for the purpose of opposing the Tender Offer.

The suit also seeks an order requiring STFC to call a stockholders’ meeting pursuant to Ohio Revised Code §§1701.831, and other additional, ancillary relief.

Purchaser and Shepard have also sent a letter the Boards of STFC and State Auto in which they request those entities to take actions that should make litigation unnecessary. A copy of the Complaint and the letter to the STFC and State Auto Boards are attached as Exhibits 7.16 and 7.17, respectively, to the Schedule 13D Amendment No. 7 filed by Shepard with the SEC on August 20, 2003, and is available through the SEC Web site—http://www.sec.gov.

Exhibit B

August 20, 2003

Mr. Gregory M. Shepard

15 Country Club Place

Bloomington, Illinois 61701

Dear Mr. Shepard:

You have informed us that State Auto Financial Acquisition Corporation, an Illinois Corporation (“STFAC”) newly formed by you (so long as it has become a party to each of the confidential engagement letter dated May 29, 2003 from Jefferies & Company, Inc. to Shepard and the Indemnification Letter (as defined therein) pursuant to documentation satisfactory to Jefferies), and/or you (in your individual capacity), as the context may require, are hereinafter referred to sometimes as “you”), are seeking to undertake a financing in connection with the following transactions (such transactions collectively referred to herein as the “Transaction”) which you have informed us are as follows: (i) STFAC will offer to purchase 8,000,000 shares of the outstanding common stock, without par value (the “Common Shares”), of State Auto Financial Corporation (“STFC”), an Ohio insurance holding company and a publicly-traded subsidiary of State Automobile Mutual Insurance Company (“State Auto” or the “Issuer”), an Ohio mutual property and casualty insurance company which owns 67.2% of the outstanding Common Shares, at $32.00 per share (the “Offer”), subject to: 1) State Auto not tendering any of its Common Shares, 2) officers and directors of STFC, State Auto and their affiliates not exercising any options exercisable for Common Shares into the Offer, 3) your having the right to appoint a majority of each of the Boards of Directors of State Auto, STFC and each of their respective subsidiaries, 4) State Auto merging with STFAC immediately after the Offer is consummated, with State Auto as the surviving entity (the “Proposed Merger”), 5) the receipt of all requisite governmental and regulatory approvals, and 6) State Auto agreeing to issue up to $300.0 million of Surplus Notes with an effective yield of up to 10% and having a two-year maturity, pursuant to Section 3901.72 of the Ohio Revised Code (the “Surplus Notes”); and (ii) you will not tender the 2,000,000 Common Shares that you currently own, and you or an associate will purchase (the “Purchase”) 1,000,000 Common Shares from STFAC prior to the Proposed Merger for an aggregate purchase price of $32 million (resulting in the ownership by you (together with your associate, if applicable) of 3,000,000 Common Shares). You have advised us that in order to consummate the Transaction, you will require financing (the “Financing”) in the approximate amount of up to $300.0 million of Surplus Notes. The Surplus Notes would have a two-year maturity, and would have an effective yield of up to 10% per annum.

We are pleased to confirm that Jefferies & Company, Inc. (“Jefferies”) is highly confident in our ability to arrange the Financing of the Surplus Notes in an aggregate principal amount of up to $300.0 million. Our ability to complete the Financing is subject to (i) there having been in our sole judgment no material adverse change in business, result of operations, properties, condition (financial or otherwise) or prospects of State Auto, STFC, STFAC or any of their respective subsidiaries since December 31, 2002; (ii) market conditions for the issuance of high yield and investment grade securities remain comparable to those existing as of the date hereof as determined by us in our sole discretion; (iii) our receipt of audited and unaudited historical financial statements (including unaudited pro forma financial statements giving effect to the Transaction) of each of State Auto, STFC, STFAC and their respective subsidiaries, acceptable to us and conforming to the requirements of the Securities Act of 1933, as amended, and the rules and regulations promulgated pursuant thereto for registration statements filed thereunder for the prior three full fiscal years of each such entity and the full fiscal quarters that have elapsed since the most recently ended fiscal year of each such entity, (iv) completion of additional business, financial, tax, legal, regulatory, accounting and other customary due diligence on State Auto and STFC and their respective subsidiaries to our satisfaction in our sole discretion and our not having discovered or otherwise becoming aware of any information not previously disclosed to us that we believe in our sole discretion to be inconsistent in a material and adverse manner with our understanding, based on the information provided to us prior to the date hereof, of the business, results of operations, properties, condition (financial or otherwise) or prospects of State Auto, STFC, or any of their respective subsidiaries; (v) the Financing being on terms and conditions, including pricing and fees, that in our sole discretion are appropriate for transactions of those sizes, types and purposes and that are satisfactory to us, and the Transaction being on terms and conditions satisfactory to us in our sole discretion; (vi) the preparation, execution, and delivery of documentation satisfactory to us in our sole discretion, our counsel and the purchasers of the Surplus Notes, which documentation will contain representations, warranties, conditions, covenants, indemnification obligations and other terms and provisions as are customary in transactions of this type; (vii) the Financing, the Transaction and all other transactions related thereto being provided for and consummated pursuant to documentation satisfactory to us in our sole discretion; (viii) the capitalization of State Auto, STFC and STFAC, assuming completion of the Financing, the Transaction and all other transactions related thereto, upon terms and conditions satisfactory to us in our sole discretion; (ix) receipt by State Auto, STFC and STFAC of all required approvals, including without limitation satisfactory SEC review and approval of the Transaction and the Financing and all documentation relating to the Transaction and the Financing and receipt of all other necessary government and regulatory approvals (including, without limitation, all state or federal regulatory approvals, including the approval of the terms and conditions of the Transaction and the Financing by the Ohio superintendent of insurance) and third party consents, and approval of the boards of State Auto and STFC, in each case, relating to the Transaction and the Financing and all other transactions related thereto; (x) no change or proposed change in federal law or the laws of any jurisdiction, including but not limited to insurance regulations, in which State Auto, STFC or their respective subsidiaries operate that could reasonably be expected to adversely affect the Transaction or the Financing as determined by us in our sole discretion; (xi) receipt of ratings on the Surplus Notes from Moody’s Investors Service, Inc. and Standard and Poor’s Corporation of Baa2/BBB or better and an NAIC rating of 2 or better from the National Association of Insurance Commissioners; (xii) receipt of AM Best ratings on claims paying ability for State Auto and STFC of “A” or better; (xiii) the appointment of senior management of State Auto and STFC acceptable to us in our sole discretion; (xiv) Shepard having the right to appoint nominees representing a majority of the board of directors of each of State Auto, STFC and each of their respective insurance subsidiaries and affiliates; and (xv) State Auto, STFC, STFAC or any of their respective affiliates not having entered into any financing, acquisition or other transaction that could negatively affect the Transaction and the Financing or any of the other transactions related thereto as determined by us in our sole discretion, other than any transactions that you have disclosed to us prior to the date hereof.

It should be understood that this letter does not constitute or give rise to any commitment or obligation on the part of Jefferies or any of its affiliates, to provide any portion of the Financing, provide any other financing, or provide any advisory or placement service in connection therewith. Any agreement to provide Financing will arise only after negotiation and execution of a separate written agreement acceptable to Jefferies and such affiliate, in their sole discretion with respect to any such Financing, and after consideration and internal approval, including but not limited to credit approval, by Jefferies and such affiliate, in their sole discretion, in addition to the above referenced qualifications (and we can give no assurance that such approval would be obtained).

This letter supercedes and replaces in all respects our highly confident letter addressed to you and dated May 29, 2003 and is solely for use by you, and may not be disclosed, except with our prior written consent, to anyone other than your officers, attorneys and advisors, and the officers, attorneys and advisors of State Auto and STFC, in each case on a confidential and need-to-know basis. Notwithstanding the foregoing, this letter may be disclosed by you in filings with the Ohio Securities Division, the Ohio Department of Insurance and the Securities and Exchange Commission related to State Auto and STFC, pursuant to applicable rules and regulations, and as otherwise required by law (and in each such event of permitted disclosure as required by law, you agree, to the extent permitted by law, to promptly to inform us).

You should be aware that other companies with interests that may conflict with you may be or become customers of Jefferies or its affiliates and Jefferies or its affiliates may be providing or in the future may provide financing or other services to them.

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Jefferies & Company, Inc. is an investment-banking firm with an extensive fixed income presence and distribution capability. Since 1993, Jefferies has raised over $45 billion of debt for its clients. We are delighted to have this opportunity to work with you and look forward to assisting you with the consummation of the Transaction.

Very truly yours,

JEFFERIES & COMPANY, INC.

By:	/S/ JOHN CHILES

Title: M.D.

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